EXECUTION VERSION
THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER, ACCEPTANCE, OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES LAWS, THE BANKRUPTCY CODE AND OTHER APPLICABLE LAW.
THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO AND, ACCORDINGLY, IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS RESTRUCTURING SUPPORT AGREEMENT AND THE INFORMATION CONTAINED HEREIN ARE STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE ADVISORS OR EXCEPT AS SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY AND THE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE ADVISORS.
THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY RESTRUCTURING TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN.
Restructuring Support Agreement
This Restructuring Support Agreement (including all exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”)1 is made and entered into, subject to Section 2 of this Agreement, as of September 1, 2021, by and among the following parties (each, a “Party” and, collectively, the “Parties”):
1     Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meaning ascribed to such terms in Section 1 of this Agreement. Capitalized terms used but not otherwise defined in Section 1 or otherwise herein have the meaning ascribed to such terms in the Restructuring Term Sheet (as defined below), subject to Section 15.03 hereof.

i.GTT Communications, Inc. (the “Parent”) and certain of its direct and indirect subsidiaries listed on the signature pages hereto (together with the Parent, collectively, the “Company” or the “Company Parties”);
ii.the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts party to the Priming Facility Credit Agreement (as defined below) that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely in their capacity as such, the “Consenting Priming Facility Lenders”);
iii.the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts that hold Revolving Loans that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely in their capacity as such, the “Consenting Revolving Lenders”);
iv.the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts that hold U.S. Term Loans that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely in their capacity as such, the “Consenting U.S. Term Loan Lenders”);
v.the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts that hold Original EMEA Term Loans that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely in their capacity as such, the “Consenting Original EMEA Term Loan Lenders”);
vi.the undersigned lenders or investment advisors, sub-advisors, or managers of discretionary accounts that hold 2020 EMEA Term Loans that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely in their capacity as such, the “Consenting 2020 EMEA Term Loan Lenders” and, together with the Consenting U.S. Term Loan Lenders and the Consenting Original EMEA Term Loan Lenders, the “Consenting Term Loan Lenders”);
vii.the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Noteholders” and, collectively with the Consenting Priming Facility Lenders, the Consenting Term Loan Lenders and the Consenting Revolving Lenders, the “Consenting Creditors”);
viii.the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, Existing GTT Equity Interests that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, and solely
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in their capacity as current holders of Existing GTT Equity Interests, the “Consenting Equity Holders”); and
ix.Cube Telecom Europe Bidco Limited (“Buyer”), a company controlled by funds managed and/or advised by I Squared Capital Advisors (US) LLC (together with the Buyer, “I Squared”) and, together with the Consenting Creditors and the Consenting Equity Holders, the “Consenting Stakeholders”).
RECITALS
WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations regarding certain restructuring and recapitalization transactions (the “Restructuring Transactions”) with respect to the Company’s capital structure on the terms and subject to the conditions set forth in this Agreement, including the Restructuring Term Sheet attached as Exhibit A hereto (collectively, the “Restructuring”) to be effectuated through the I Squared Infrastructure Sale followed by the commencement of voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, Manhattan Division (the “Bankruptcy Court”) and confirmation and consummation of a prepackaged chapter 11 plan of reorganization (the “Plan”) on the terms and subject to the conditions set forth in this Agreement, including the Restructuring Term Sheet;
WHEREAS, the Parties have agreed that the Company shall consummate the I Squared Infrastructure Sale in accordance with the I Squared Infrastructure Sale Agreement prior to commencement of the Chapter 11 Cases subject to the terms and conditions set forth in this Agreement;
WHEREAS, following consummation of the I Squared Infrastructure Sale, the I Squared Infrastructure Sale Proceeds Paydown and the retention by the Company of the Retained Cash Proceeds will occur in accordance with the terms of the Restructuring Term Sheet; and
WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Restructuring.
    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis (unless as otherwise set forth herein), intending to be legally bound, agree as follows:
AGREEMENT
Section 1.Definitions and Interpretation.
(a)Definitions.
As used in this Agreement, the following terms have the following meanings:
“2018 Credit Facility Claims” means, subject to Section 15.24, the Revolving Claims, the Hedging Claims, and the Term Loan Claims.
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“2020 Ad Hoc Lender Group” means the ad hoc group of certain Consenting 2020 EMEA Term Loan Lenders represented by Paul Weiss.
“2020 Ad Hoc Lender Group Advisors” means Paul Weiss in its capacity as counsel to the ad hoc group of 2020 EMEA Term Loan Lenders, and any local counsels for the 2020 Ad Hoc Lender Group retained, if any, as may be mutually agreed to by the 2020 Ad Hoc Lender Group and the Company.
“2020 EMEA Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.
“2020 EMEA Term Loan Lenders” means the lenders party to the Credit Agreement who have extended the 2020 EMEA Term Loans to the EMEA Borrower and hold the 2020 EMEA Term Loan Claims.
“2020 EMEA Term Loans” means any term loans extended to the EMEA Borrower pursuant to that certain Amendment No. 2 to Credit Agreement, dated as of February 28, 2020, by and among the Parent, the EMEA Borrower, the lenders party thereto, and the Administrative Agent; provided, that the 2020 EMEA Term Loans shall not include the Original EMEA Term Loans.
“A&M” means Alvarez & Marsal Holdings, LLC, as financial advisor to the Company.
“Additional Consenting Creditor” has the meaning set forth in Section 7.09 of this Agreement.
“Ad Hoc Lender Group” means the ad hoc group of certain of the Consenting Priming Facility Lenders and Consenting Term Loan Lenders represented by Milbank and Houlihan Lokey.
“Ad Hoc Lender Group Advisors” means Milbank, Houlihan Lokey, any local counsels, and a board search consultant retained on market terms reasonably acceptable to the Ad Hoc Lender Group and the Company, and any other attorneys, accountants, other professionals, advisors, and consultants for the Ad Hoc Lender Group, if any, as may be mutually agreed to by the Ad Hoc Lender Group and the Company.
“Ad Hoc Noteholder Group” means that certain ad hoc group of Noteholders represented by Latham and Centerview.
“Ad Hoc Noteholder Group Advisors” means Latham, Centerview, any local counsels for the Ad Hoc Noteholder Group, and any other attorneys, accountants, other professionals, advisors, and consultants for the Ad Hoc Noteholder Group, if any, as may be mutually agreed to by the Ad Hoc Noteholder Group and the Company.
“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under the Credit Agreement.
“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.
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“Agent” or “Agents” means, individually or collectively, the Administrative Agent and/or the Priming Facility Agent, including any successors thereto.
“Agreement” has the meaning set forth in the preamble hereto.
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
“Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Company.
“Alternative Restructuring” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Party, one or more Company Party’s material assets, or the debt, equity, or other interests in any one or more Company Party that is an alternative to one or more of the Restructuring Transactions.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (each as amended, and the rules and regulations promulgated thereunder), and all other federal, state, and foreign Laws in effect from time to time that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Antitrust/FDI Approvals” means the consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, non-actions, consents, and waivers required to be obtained from, and all registrations, applications, notices, and filings required to be made with or provided to, any Antitrust/FDI Authority in connection with the implementation of the Restructuring.
“Antitrust/FDI Authority” means any supranational, domestic, or foreign federal, state or local governmental, regulatory, or administrative authority, department, court, agency, commission, or official, with jurisdiction or responsibility for enforcing Antitrust Laws and/or Foreign Investment Laws.
“Approved Budget” means, prior to the entry of the Interim Cash Collateral Order, the “Approved Budget” (as defined in the Priming Facility Credit Agreement) and, after the entry of the Interim Cash Collateral Order, the consolidated 13-week cash flow forecast attached as Annex 1 to the Interim Cash Collateral Order (as may be revised from time to time pursuant to the terms of the Interim Cash Collateral Order and Final Cash Collateral Order, as applicable), setting forth all projected receipts and disbursements of the Debtors and their subsidiaries on a weekly basis during such 13-week period.
“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.
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“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.
“Board of Directors” means with respect to any Entity, its board of directors, board of managers, managing member, general partner, or other governing body constituted pursuant to its governing documents.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“CAM Agreement” means that certain collection allocation mechanism agreement, dated as of May 31, 2018 (as amended, restated, waived, supplemented, replaced, or otherwise modified from time to time in accordance with its terms), by and among the lenders from time to time party to the Credit Agreement and the Administrative Agent.
“CAM Amendment” means the Second Amendment to CAM Agreement, dated as of the Agreement Effective Date, in the form attached as Annex B to the Credit Agreement Forbearance and Consent, as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms.
“Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order, including any exhibits and annexes thereto.
“Centerview” means Centerview Partners LLC, as financial advisor to the Ad Hoc Noteholder Group.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Chosen Court” means, (i) prior to the commencement of any Chapter 11 Cases, a federal or state court located in the City of New York, Borough of Manhattan and (ii) following the commencement of any Chapter 11 Cases, the Bankruptcy Court.
“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Advisors” means Akin, TRS and A&M.
“Company Claims/Interests” means any Claim against, or Equity Interest in, any Company Party including, but not limited to, the Priming Facility Claims, Revolving Claims, Hedging Claims, Term Loan Claims, Senior Notes Claims, and Existing GTT Equity Interests.
“Company Party” has the meaning set forth in the preamble to this Agreement.
“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring.
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“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan under, inter alia, section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with this Agreement, and which will provide for the assumption of this Agreement upon the entry thereof and may be combined with or entered simultaneously with the Disclosure Statement Order and/or the I Squared Infrastructure Sale Assumption Order.
“Consenting 2018 Credit Facility Creditors” means, subject to Section 15.24, the Consenting Original EMEA Term Loan Lenders, the Consenting 2020 EMEA Term Loan Lenders, the Consenting U.S. Term Loan Lenders, and the Consenting Revolving Lenders.
“Consenting 2020 EMEA Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting 2020 EMEA Term Loan Lenders Modified Consent” means with respect to any Consenting 2020 EMEA Term Loan Lender that materially breaches this Agreement (A) such breaching Consenting 2020 EMEA Term Loan Lender’s holdings of Term Loans shall be excluded from calculations of the requisite percentages set forth in the definitions of Required Amending 2018 Credit Facility Creditors and Required Consenting 2018 Credit Facility Creditors, and (B) such breaching Consenting 2020 EMEA Term Loan Lender shall not be entitled to the consent rights of a Required Amending 2018 Credit Facility Creditor or a Required Consenting 2018 Credit Facility Creditors and their consent rights shall thereafter be limited to amendments, modifications, supplements, replacements, or waivers of this Agreement or the Restructuring Term Sheet or provisions of Definitive Documents that materially, adversely, and disproportionately affect the 2020 EMEA Term Loan Claims held by such breaching Consenting 2020 EMEA Term Loan Lender; provided that to the extent there is any dispute raised by such breaching Consenting 2020 EMEA Term Loan over whether a material breach has occurred such dispute may be heard and determined by any Chosen Court on an expedited basis.
“Consenting Creditor Claims” means, subject to Section 15.24, the Priming Facility Claims, the Senior Notes Claims, and the 2018 Credit Facility Claims.
“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.
“Consenting Creditors’ Advisors” means the Ad Hoc Lender Group Advisors, the 2020 Ad Hoc Lender Group Advisors, the Ad Hoc Noteholder Group Advisors, and the Revolving Lenders Advisors.
“Consenting Equity Holders” has the meaning set forth in the preamble to this Agreement.
“Consenting Equity Holders Consent Condition” means the condition to the Consenting Equity Holders Consent Right that the Consenting Equity Holders hold, as of the Agreement Effective Date, at least a majority of the outstanding Existing GTT Equity Interests, and continue to hold at least such amount of Existing GTT Equity Interests during the Agreement Effective Period.
“Consenting Equity Holders Consent Right” means the right of the Required Consenting Equity Holders, solely to the extent that the Consenting Equity Holders Consent Condition has been satisfied, to consent to or approve (i) any modifications, amendments, or supplements to, or
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waivers of conditions or requirements of, this Agreement or (ii) any of the Definitive Documents (or any amendments, modifications, or supplements hereto or thereto) that, in the case of (i) or (ii), as applicable, materially and adversely affects, directly or indirectly, (x) the economic rights, waivers, or releases proposed to be granted to, or received by, or (y) the obligations of, the Consenting Equity Holders pursuant to this Agreement (including the Restructuring Term Sheet) or the Plan, which consent shall not be unreasonably withheld, conditioned, or delayed.
“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Original EMEA Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Priming Facility Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Revolving Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Revolving Lenders Consent Right” means the right of the Required Consenting Revolving Lenders to consent to or approve (i) any modifications, amendments, or supplements to, or waivers of conditions or requirements of, this Agreement or (ii) any of the Definitive Documents (or any amendments, modifications, or supplements hereto or thereto) that, in the case of (i) or (ii), as applicable, disproportionately (as compared to the other Consenting Stakeholders holding Company Claims/Interests within the same class as provided for in the Restructuring Term Sheet), and adversely affects, directly or indirectly, (x) the economic rights, consent rights, waivers, or releases proposed to be granted to, or received by, or (y) the obligations of, the Consenting Revolving Lenders pursuant to this Agreement (including the Restructuring Term Sheet), the Plan, or the Definitive Documents listed in Section 3(a)(x) hereto, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that the requirements of Section 5.02(o) shall not have been modified, amended, supplemented, or waived without the consent of the Required Consenting Revolving Lenders.
“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting U.S. Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.
“Corporate Governance Documents” means, with respect to any Company Party, such Company Party’s certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or any other applicable formation and governance documents or shareholders’ agreements, including any certificates of designation.
“Credit Agreement” means that certain Credit Agreement, dated as of May 31, 2018 (as amended, restated, waived, supplemented, replaced, or otherwise modified from time to time in accordance with its terms), by and among the Parent, the EMEA Borrower, the lenders party thereto from time to time, and the Administrative Agent.
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“Credit Agreement Amendment” means that certain Amendment No. 7 to the Credit Agreement, dated as of the Agreement Effective Date, by and among the Parent, the subsidiaries of the Parent party thereto, the EMEA Borrower, the lenders party thereto, and the Administrative Agent, in the form attached as Annex A to the Credit Agreement Forbearance and Consent, as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms.
“Credit Agreement Forbearance and Consent” means that certain Fifth Lender Forbearance Agreement and Consent, dated as of the Agreement Effective Date, by and among the Parent, the subsidiaries of the Parent party thereto, the EMEA Borrower, the lenders party thereto, and the Administrative Agent, in the form attached to this Agreement as Exhibit B, as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms.
“Credit Party” has the meaning assigned to such term in the Credit Agreement.
“Debtors” means the Company Parties that commence Chapter 11 Cases.
“Definitive Documents” means the documents listed in Section 3(a).
“Disclosed Interests” has the meaning set forth in Section 8(a) of this Agreement.
“Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, schedules, supplements, modifications, amendments, and annexes thereto, each as may be amended, supplemented, or otherwise modified from time to time.
“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, which order may be combined with or entered simultaneously with the Confirmation Order.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.
“EMEA Borrower” means GTT Communications B.V.
“Entity” means any individual, partnership, limited liability company, corporation, estate, trust, governmental unit, or the United States Trustee.
“Equityholder Warrants” has the meaning set forth in the Restructuring Term Sheet.
“Equity Interests” or “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any offer letter or employment agreement).
“Existing GTT Equity Interests” means the Equity Interests in the Parent.
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“Exit Revolving Credit Facility” has the meaning set forth in the Restructuring Term Sheet.
“FCC” means the U.S. Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the U.S. Federal Communications Commission.
“FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Restructuring.
“FCC Approval” means the grant by the FCC (or its staff acting pursuant to delegated authority) of the FCC Applications.
“FCC Pro Forma Notices” means, collectively, each application, notice, or other request required to be filed with the FCC as a result of the Company Parties’ commencement of the Chapter 11 Cases.
“Final Cash Collateral Order” means the final order entered by the Bankruptcy Court approving the Debtors’ use of cash collateral on a consensual basis, and the parties’ rights with respect thereto in form and substance consistent with the Interim Cash Collateral Order.
“Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.
“First Day Pleadings” means the pleadings, motions, and forms of order that the Debtors file contemporaneously with, or in connection with, the commencement of the Chapter 11 Cases.
“Foreign Investment Laws” means any non-U.S. Laws that are designed or intended to prohibit, restrict, regulate, or screen acquisitions or investments involving foreign investors and/or acquisitions or investments in, or into, the sectors in which the Company is active.
“Foreign Obligor Forbearance Agreement” means the Non-U.S. EMEA Credit Party Lender Forbearance Agreement, dated as of the Agreement Effective Date, by and among the EMEA Borrower, the subsidiaries of the Parent party thereto, the lenders party thereto, and the Administrative Agent, in the form attached as Annex C to the Credit Agreement Forbearance
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and Consent, as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms.
“Governmental Approval” means the approval of any Governmental Regulatory Authority having jurisdiction over the Company Parties required in connection with the Restructuring.
“Governmental Regulatory Authority” means the Public Service Commission of the District of Columbia or any state public service or utility commission, any similar body or agency exercising governmental power or authority in any foreign country, or any national regulatory authority or agency (excluding the FCC), in each case having jurisdiction over the Company Parties.
“GTT MSA” has the meaning ascribed to such term in the I Squared Infrastructure Sale Agreement.
“Hedging Claims” has the meaning set forth in the Restructuring Term Sheet.
“Holdings Confirmation” means a letter delivered by each Consenting Creditor and Consenting Equity Holder, as applicable, to counsel to the Company Parties contemporaneously with each Consenting Creditor’s or Consenting Equity Holder’s signature page to this Agreement, disclosing the Company Claims/Interests then owned or acquired by such Consenting Creditor or Consenting Equity Holder during the Agreement Effective Period, which Holdings Confirmation shall be held on a confidential basis.
“Houlihan Lokey” means Houlihan Lokey Capital Inc., as financial advisor to the Ad Hoc Lender Group.
“Huron” means Huron Consulting Services, LLC, as financial advisor to the Administrative Agent.
“Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Senior Notes Indenture.
“Independent Auditor” means the Company’s independent registered public accounting firm, CohnReznick LLP, or such other independent registered public accounting firm that may be appointed by the Company, as applicable.
“Infrastructure Business” means the business and activities of the Parent and/or certain of its subsidiaries providing Pan-European, North American, sub-sea, and trans-Atlantic fiber network and data center infrastructure services to customers.
“Initial Outside Date” has the meaning set forth in the definition of “Outside Date” in this Section 1(a).
“Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court approving the Debtors’ use of cash collateral on a consensual basis, and the parties’ rights with respect thereto, consistent with the form attached hereto as Exhibit C.
“Internal Review” means the accounting review launched by the Company as a result of the accounting issues disclosed in the Form 8-K dated August 10, 2020.
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“I Squared” has the meaning set forth in the preamble to this Agreement.
“I Squared Consent Right” means the right of I Squared to consent to or approve (i) any modifications, amendments, or supplements to, or waivers of conditions or requirements of, this Agreement (including the Restructuring Term Sheet) or (ii) any of the Definitive Documents (or any amendments, modifications, or supplements hereto or thereto) that, in the case of (i) or (ii), as applicable, adversely affects, directly or indirectly (x) the legal or economic rights (including consent rights), waivers, or releases proposed to be granted to, or received by, or (y) the obligations of, I Squared pursuant to this Agreement (including the Restructuring Term Sheet), the Plan, the I Squared Infrastructure Sale Agreement and the I Squared Infrastructure Sale Assumption Order; provided that the provisions in the Confirmation Order relating to the assumption of the I Squared Infrastructure Sale Transaction Documents shall be reasonably acceptable to I Squared.
“I Squared Infrastructure Sale” means the sale of the Infrastructure Business to be consummated pursuant to the terms and conditions of the I Squared Infrastructure Sale Agreement.
“I Squared Infrastructure Sale Agreement” means that certain Sale and Purchase Agreement, dated October 16, 2020 (as amended, restated, waived, supplemented, or otherwise modified from time to time, including by the I Squared Infrastructure Sale Agreement Amendment), among the Parent, Global Telecom and Technology Holdings Ireland Limited, Hibernia NGS Limited, GTT Holdings Limited, GTT Americas LLC, and Cube Telecom Europe Bidco Limited.
“I Squared Infrastructure Sale Agreement Amendment” means the amendment and waiver to the I Squared Infrastructure Sale Agreement entered into on the Agreement Effective Date, by and among I Squared and certain of the Company Parties, in the form attached hereto as Exhibit D.
“I Squared Infrastructure Sale Assumption Motion” means, if applicable, the motion to assume all I Squared Infrastructure Sale Transaction Documents to which a Debtor is a party, which shall not be filed unless directed by the Bankruptcy Court or reasonably requested by I Squared.
“I Squared Infrastructure Sale Assumption Order” means the order of the Bankruptcy Court approving the assumption of all I Squared Infrastructure Sale Transaction Documents by the applicable Debtor(s) party to each I Squared Infrastructure Sale Transaction Document; provided, that any Debtor’s assumption of the applicable I Squared Infrastructure Sale Transaction Documents to which it is a party shall not be subject to the cure process under section 365 of the Bankruptcy Code to be assumed and any such Debtor’s obligations under the applicable I Squared Infrastructure Sale Transaction Documents that remain outstanding as of the effectiveness of such assumption shall continue as if such Debtor had not filed for chapter 11; provided, further, that, subject to the consent of I Squared, the I Squared Infrastructure Sale Assumption Order may be the Confirmation Order.
“I Squared Infrastructure Sale Closing Condition” has the meaning set forth in Section 11.01(a)(v) of this Agreement.
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“I Squared Infrastructure Sale Proceeds Paydown” has the meaning set forth in the Restructuring Term Sheet.
“I Squared Infrastructure Sale Transaction Documents” means, collectively, the I Squared Infrastructure Sale Agreement and all “Transaction Documents,” as defined in the I Squared Infrastructure Sale Agreement that a Debtor is party.
“I Squared Release” means the release of the SPA Released Parties (as defined in Schedule 26 to the I Squared Infrastructure Sale Agreement) in connection with the I Squared Infrastructure Sale and the I Squared Infrastructure Sale Agreement in the form attached as Schedule 26 to the I Squared Infrastructure Sale Agreement, to be approved by the Confirmation Order.
“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit E.
“Jones Day” means Jones Day, as counsel to the Administrative Agent.
“Latham” means Latham & Watkins LLP, as counsel to the Ad Hoc Noteholder Group.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including any Chosen Court).
“Letters of Credit” means the letters of credit issued under the Credit Agreement.
“Letter of Credit Claims” means Claims in respect of the Letters of Credit.
“Majority SPC Member Approval” has the meaning set forth in Section 5.02(f) of this Agreement.
“Management Incentive Plan” or “MIP” means the post-emergence incentive plan for awards to members of the management team and non-employee directors, and such plan will have a pool of 10% of the New Equity Interests determined on a fully-diluted basis, excluding the New Equity Interests issuable upon exercise of the Noteholder Warrants and excluding the New Equity Interests issuable upon exercise of the Equityholder Warrants and subject to adjustment as described below. As soon as practicable following the issuance of New Equity Interests issued in connection with the exercise of any Noteholder Warrants or Equityholder Warrants (the “Additional New Equity Interests”), the MIP pool will be equitably increased to reflect the dilutive effect of the Additional New Equity Interests, and any awards previously awarded under the MIP will be equitably adjusted to prevent dilution or enlargement with respect to such awards and such adjusted awards will reduce the amount of the MIP pool (as adjusted) that is available for subsequent grant, subject to the terms of the MIP with respect to share usage. The form, terms, allocation, and vesting of awards and other terms and conditions of the MIP shall be mutually agreed upon prior to the Plan Effective Date by (x) the Parent’s Chief Executive Officer and (y) those members of the Board of Directors of Parent who were appointed to the Board of Directors of the Parent and the Strategic Planning Committee in January 2021 (or their applicable successors) and shall be reasonably acceptable to the Required Consenting Creditors.
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“Manager” has the meaning set forth in Section 15.19 of this Agreement.
“Milbank” means Milbank LLP, as counsel to the Ad Hoc Lender Group.
“Milestones” means the milestones listed in Section 11.01(a) of this Agreement.
“New Board” has the meaning set forth in the Restructuring Term Sheet.
“New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or such other applicable and customary formation documents or shareholders’ agreements (if any) of Reorganized Parent and the other Reorganized Debtors, including any certificates of designation.
“New Equity Interests” has the meaning set forth in the Restructuring Term Sheet.
“New GTT Financing Documentation” means any documentation related to or executed in connection with the New GTT Term Loans, the Exit Revolving Credit Facility and any other new financing of, or debt issued by, the Reorganized Debtors, including any credit agreement, indenture, and/or other ancillary documentation, including any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, agreements among lenders, pledge and collateral agreements, mortgages, control agreements, other security documents, guarantee agreements, subordination agreements, fee letters, documents, and instruments (including any amendments, restatements, waivers, supplements, or other modifications of any of the foregoing).
“New GTT Term Loans” has the meaning set forth in the Restructuring Term Sheet.
“New Warrant Documentation” means the definitive documentation with respect to the Noteholder Warrants and the Equityholder Warrants to be issued in accordance with the Restructuring Term Sheet.
“Noteholder New Common Equity Investment” has the meaning set forth in the Restructuring Term Sheet.
“Noteholder New Common Equity Investment Documents” means the documentation with respect to the Noteholder New Common Equity Investment.
“Noteholders” means holders of the Senior Notes and the Senior Notes Claims.
“Noteholder Warrants” has the meaning set forth in the Restructuring Term Sheet.
“Original EMEA Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.
“Original EMEA Term Loan Lenders” means the lenders party to the Credit Agreement who have extended the Original EMEA Term Loans to the EMEA Borrower and hold the Original EMEA Term Loan Claims.
“Original EMEA Term Loans” means the initial term loans incurred by the EMEA Borrower under the Credit Agreement.
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“Outside Date” means the date that is six (6) months after the Petition Date (the “Initial Outside Date”) or such later date as may be mutually agreed between the Company and the Required Consenting Creditors; provided, that the Initial Outside Date shall be extended automatically for one additional three (3) month period (for a total of nine (9) months from the Petition Date), in each case, solely to the extent that all conditions to the occurrence of the Plan Effective Date set forth in the Restructuring Term Sheet have been satisfied or waived other than (x) the Regulatory Condition (as defined in the Restructuring Term Sheet) and (y) those conditions precedent to the Plan Effective Date that by their nature are to be satisfied on the Plan Effective Date.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the 2020 Ad Hoc Lender Group.
“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 7.01.
“Petition Date” means the date on which any Company Party commences a Chapter 11 Case.
“Plan” has the meaning set forth in the recitals to this Agreement.
“Plan Effective Date” means the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.
“Plan Solicitation Commencement Date” has the meaning set forth in Section 11.01(a)(vii) of this Agreement.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.
“Priming Facility Agent” means Delaware Trust Company, in its capacity as administrative agent under the Priming Facility Credit Agreement.
“Priming Facility Claims” has the meaning set forth in the Restructuring Term Sheet.
“Priming Facility Credit Agreement” means that certain Priming Facility Credit Agreement, dated as of December 28, 2020 (as amended, restated, waived, supplemented, replaced, or otherwise modified from time to time in accordance with its terms), by and among the Parent, the EMEA Borrower, the Priming Facility Lenders, and the Priming Facility Agent.
“Priming Facility Credit Agreement Amendment” means Amendment No. 7 to Priming Facility Credit Agreement dated as of the Agreement Effective Date, by and among the Parent, the EMEA Borrower, the subsidiaries of the Parent party thereto, the Consenting Priming Facility Lenders, and the Priming Facility Agent, in the form attached to this Agreement as Exhibit F, as amended, restated, amended and restated, waived, supplemented, replaced, or otherwise modified from time to time in accordance with its terms.
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“Priming Facility Lenders” means the lenders party to the Priming Facility Credit Agreement who have extended the Priming Facility Term Loans to the EMEA Borrower and hold the Priming Facility Claims.
“Priming Facility Term Loans” means any term loans made pursuant to the Priming Facility Credit Agreement.
“Qualified Marketmaker” means an Entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers the Company Claims/Interests (or enter with customers into long and short positions in the Company Claims/Interests), in its capacity as a dealer or market maker in the Company Claims/Interests and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Reorganized Debtors” means Reorganized Parent and the remaining Company Parties as reorganized pursuant to and under the Plan.
“Reorganized Parent” means on or after the Plan Effective Date, (i) the Parent, as reorganized pursuant to the Plan, (ii) any successor to the foregoing, or (iii) one or more newly-formed entity or entities to hold the reorganized interests in the entity described in clause (i) above, in each case, as reasonably agreed by the Required Consenting Creditors and the Debtors.
“Required Amending 2018 Credit Facility Creditors” means, subject to Section 15.24, (a) those Consenting Creditors who hold more than seventy-five (75) percent of the outstanding aggregate principal amount of each of (i) the Original EMEA Term Loan Claims and (ii) the U.S. Term Loan Claims, and (b) those Consenting Creditors who hold more than fifty (50) percent of the outstanding aggregate principal amount of the 2020 EMEA Term Loan Claims, but subject to the Consenting 2020 EMEA Term Loan Lender Modified Consent, to the extent applicable, in each case of (a) and (b), held by all Consenting Creditors as of the date of determination.
“Required Amending Creditors Supermajority Consent Right” means the right of the Required Amending 2018 Credit Facility Creditors to consent to or approve any modifications, amendments, or supplements to, or waivers of conditions or requirements of, the Restructuring Term Sheet (including all exhibits, annexes, and schedules thereto).
“Required Consenting 2018 Credit Facility Creditors” means, subject to Section 15.24, those Consenting Creditors who hold more than fifty (50) percent of the outstanding aggregate principal amount of each of (i) the Original EMEA Term Loan Claims, (ii) the 2020 EMEA Term Loan Claims, but subject to the Consenting 2020 EMEA Term Loan Lender Modified Consent, to the extent applicable, and (iii) the U.S. Term Loan Claims, in each case of (i), (ii), and (iii), held by all Consenting Creditors as of the date of determination.
“Required Consenting Creditors” means, subject to Section 15.24, (i) the Required Consenting Credit Facility Creditors, and (ii) the Required Consenting Noteholders.
“Required Consenting Credit Facility Creditors” means, subject to Section 15.24, (a) the Required Consenting Priming Facility Lenders and (b) the Required Consenting 2018 Credit Facility Creditors.
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“Required Consenting Equity Holders” means the Consenting Equity Holders who hold, in the aggregate, more than fifty (50) percent of the outstanding Existing GTT Equity Interests held by all Consenting Equity Holders as of the date of determination.
“Required Consenting Noteholders” means the Consenting Noteholders who hold, in the aggregate, more than fifty (50) percent in principal amount outstanding of all Senior Notes Claims held by the Consenting Noteholders as of the date of determination.
“Required Consenting Priming Facility Lenders” means, subject to Section 15.24, the Consenting Priming Facility Lenders who hold, in the aggregate, more than fifty (50) percent in principal amount outstanding of all Priming Facility Claims held by the Consenting Priming Facility Lenders as of the date of determination.
“Required Consenting Revolving Lenders” means, subject to Section 15.24, the Consenting Revolving Lenders who hold, in the aggregate, more than fifty (50) percent in principal amount outstanding of all Revolving Claims held by the Consenting Revolving Lenders as of the date of determination.
“Required Consenting Stakeholders” means, subject to Section 15.24, the Required Consenting Creditors, Required Consenting Revolving Lenders, solely to the extent that the Consenting Equity Holders Consent Condition is satisfied, the Required Consenting Equity Holders, and I Squared, as and to the extent applicable.
“Restated Financial Statements” means the restated financial statements for the years ended December 31, 2017, December 31, 2018, December 31, 2019, each of the quarters during the years ended December 31, 2017, December 31, 2018, and December 31, 2019 and the quarter ended March 31, 2020, as a result of the Restatement, which restated financial statements for the years ended December 31, 2018 and December 31, 2019 shall be audited by the Independent Auditor.
“Restatement” means the process of restating the Company’s previously filed financial statements for the years ended December 31, 2017, December 31, 2018, and December 31, 2019, each of the quarters during the years ended December 31, 2017, December 31, 2018, and December 31, 2019, and the quarter ended March 31, 2020 to correct material errors.
“Restructuring” has the meaning set forth in the recitals to this Agreement.
“Restructuring Expenses” has the meaning set forth in Section 15.12 of this Agreement.
“Restructuring Term Sheet” means the term sheet attached hereto as Exhibit A (as may be amended, supplemented, or modified from time to time in accordance with the terms hereof).
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“Retained Cash Proceeds” has the meaning set forth in the Restructuring Term Sheet.
“Revolving Claims” has the meaning set forth in the Restructuring Term Sheet.
“Revolving Lenders” means the lenders party to the Credit Agreement who have extended Revolving Loans to the Parent and hold the Revolving Claims.
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“Revolving Lenders Advisors” means Jones Day and Huron.
“Revolving Loans” means the “Revolving Loans” as defined in the Credit Agreement.
“RSA Holdings Condition” has the meaning set forth in Section 11.01(a)(iii) of this Agreement.
“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) under the Securities Act.
“Scheduling Motion” means the motion filed by the Debtors seeking an order scheduling a hearing to consider approval of the Disclosure Statement and a hearing to consider confirmation of the Plan, which hearings may be combined.
“Scheduling Order” means the order entered by the Bankruptcy Court approving the Scheduling Motion.
“Securities Act” means the Securities Act of 1933, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Senior Noteholder Forbearance Agreement” means the amended and restated Senior Noteholder Forbearance Agreement dated as of the Agreement Effective Date, by and among the Parent, GTT Americas, LLC, a Delaware limited liability company, GC Pivotal, LLC, a Delaware limited liability company, Communication Decisions – SNVC, LLC, a Virginia limited liability company, Electra Ltd., a Virginia corporation, Core180, LLC, a Delaware limited liability company, GTT RemainCo, LLC, a Delaware limited liability company, GTT Apollo Holdings, LLC, a Delaware limited liability company, GTT Apollo, LLC, a Delaware limited liability company and Interoute US LLC, a Delaware limited liability company, and the Noteholders party thereto, in the form attached to this Agreement as Exhibit G, as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms.
“Senior Notes” means those certain 7.875% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture.
“Senior Notes Claims” has the meaning set forth in the Restructuring Term Sheet.
“Senior Notes Indenture” means that certain Indenture, dated as of December 22, 2016, by and among the Parent (as successor by merger to GTT Escrow Corporation), the guarantors party thereto, and Wilmington Trust, National Association, as trustee (as amended, restated, waived, supplemented, or otherwise modified from time to time in accordance with its terms).
“Solicitation Materials” means any materials related to the solicitation of votes for the Plan pursuant to sections 1123, 1126, and 1143 of the Bankruptcy Code.
“SPC Charter” means the Amended and Restated Strategic Planning Committee Charter adopted by the Board of Directors of the Parent on December 28, 2020 (as amended, restated, modified, or supplemented from time to time in accordance with the terms of this Agreement).
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“Spruce House” has the meaning set forth in the definition of “Spruce House Transfer” in this Section 1(a).
“Spruce House Consent Right” means the right of Spruce House to consent to or approve any modifications, amendments, or supplements to, or waivers of conditions or requirements of, (i) this Agreement, or (ii) any of the Definitive Documents (or any amendments, modifications, or supplements hereto or thereto) that, in the case of (i) or (ii), as applicable, materially and adversely affects, directly or indirectly, (x) the Spruce House Transfer or the Stock Transfer Agreement, (y) any release or exculpation granted in favor of or by Spruce House or its Affiliates or (z) Section 15.12(B) of this Agreement, which consent, as to each of (i) and (ii), shall not be unreasonably withheld, conditioned, or delayed.
“Spruce House Transfer” shall mean the transfer to the Company of all of Equity Interests of the Company beneficially owned by The Spruce House Partnership, LLC (“Spruce House”), a Consenting Equity Holder, and/or any of its Affiliates, which shall be for no consideration and shall be effectuated, with respect to the Equity Interests beneficially owned by Spruce House, pursuant to an agreement between the Company and Spruce House (the “Stock Transfer Agreement”) in the form attached hereto as Exhibit H.
“Stock Transfer Agreement” has the meaning set forth in the definition of “Spruce House Transfer” in this Section 1(a).
“Strategic Planning Committee” means the strategic planning committee of the Board of Directors of the Parent.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, or 11.07.
“Term Loan Claims” means, subject to Section 15.24, the 2020 EMEA Term Loan Claims, the Original EMEA Term Loan Claims, and the U.S. Term Loan Claims.
“Term Loans” means, collectively, the 2020 EMEA Term Loans, the Original EMEA Term Loans, and the U.S. Term Loans.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).
“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit I.
“TRS” means TRS Advisors, a group within the investment banking division of Piper Sandler & Co. as investment banker to the Company.
“U.S. Term Loan Claims” has the meaning set forth in the Restructuring Term Sheet.
“U.S. Term Loan Lenders” means the lenders party to the Credit Agreement who have extended U.S. Term Loans to the Parent and hold U.S. Term Loan Claims.
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“U.S. Term Loans” means any term loans made to the Parent pursuant to the Credit Agreement.
(b)Interpretation. For purposes of this Agreement:
(i)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(ii)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the other form;
(iii)unless otherwise specified, any reference in this Agreement to an existing document, schedule or exhibit shall mean such document, schedule or exhibit, as it may have been or may be amended, restated, supplemented or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;
(iv)unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;
(v)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(vi)captions and headings to Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(vii)references to “shareholders,” “directors” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(viii)the use of “include” or “including” is without limitation, whether stated or not; and
(ix)the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.11 of this Agreement other than counsel to the Company Parties.
Section 2.Agreement Effective Date; Form of Restructuring.
(a)Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. (prevailing Eastern Time) on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
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(i)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Stakeholders;
(ii)the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and the Consenting Stakeholders:
(A)holders of at least a majority of the aggregate outstanding principal amount of the Priming Facility Term Loans;
(B)holders of at least a majority of the aggregate outstanding principal amount of the Revolving Loans;
(C)holders of at least a majority of the aggregate outstanding principal amount of the Term Loans;
(D)beneficial owners (or nominees, investment advisors, sub-advisors, or managers of accounts that are beneficial owners) of at least a majority of the aggregate outstanding principal amount of the Senior Notes; and
(E)I Squared;
(iii)counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders (by electronic mail or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred;
(iv)the Credit Agreement Forbearance and Consent shall have been executed and delivered by the Required Lenders and Required Revolving Lenders (each as defined in the Credit Agreement) and the forbearance obligations therein contemplated to be in effect prior to the Petition Date shall be effective;
(v)the Senior Noteholder Forbearance Agreement and Priming Facility Credit Agreement Amendment shall be in full force and effect;
(vi)the I Squared Infrastructure Sale Agreement Amendment shall have been executed; and
(vii)the I Squared Infrastructure Sale Agreement shall not have been terminated.
(b)Form of Restructuring. The principal terms of the Restructuring are set forth in the Restructuring Term Sheet and will be implemented through the I Squared Infrastructure Sale and the Plan on terms consistent with this Agreement.
Section 3.Definitive Documents.
(a)The Definitive Documents governing the Restructuring shall consist of this Agreement and each of the following documents:
(i)the I Squared Infrastructure Sale Agreement Amendment;
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(ii)the Disclosure Statement, other Solicitation Materials, and the Disclosure Statement Order and any supplements thereto;
(iii)the Confirmation Order;
(iv)the Plan (and all exhibits thereto);
(v)the Plan Supplement;
(vi)the Scheduling Motion and Scheduling Order;
(vii)the New Corporate Governance Documents;
(viii) the Cash Collateral Orders;
(ix)the New GTT Financing Documentation;
(x)any amendments, restatements, waivers, supplements or other modifications to the Credit Agreement Forbearance and Consent, Credit Agreement or the CAM Agreement;
(xi)any amendments, restatements, waivers, supplements or other modifications to the Senior Notes Indenture;
(xii)any amendments, restatements, waivers, supplements, or other modifications to the Priming Facility Credit Agreement;
(xiii)the Noteholder New Common Equity Investment Documents;
(xiv)the New Warrant Documentation;
(xv)all material pleadings filed by the Company in connection with the Chapter 11 Cases, including the First Day Pleadings and all orders sought in connection therewith;
(xvi)the I Squared Infrastructure Sale Assumption Motion (if applicable), the I Squared Infrastructure Sale Assumption Order, any amendments to the I Squared Infrastructure Sale Agreement entered into from and after the Agreement Effective Date and any amendments to the I Squared Infrastructure Sale Transaction Documents (other than the I Squared Infrastructure Sale Agreement) entered into from and after the Agreement Effective Date or any related new agreements that are reasonably likely to have a material economic impact on the I Squared Infrastructure Sale, the Company or the Restructuring Transactions;
(xvii)the Management Incentive Plan;
(xviii)all material filings as may be required by the FCC or any Governmental Regulatory Authority in connection with the Restructuring; and
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(xix)such other agreements, instruments, and documentation as may be necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, or the Plan.
(b)Any Definitive Documents not executed or in a form attached to this Agreement remain subject to negotiation and completion. The Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and, subject to Section 15.24, shall be in form and substance reasonably acceptable to (x) the Company Parties and the Required Consenting Creditors and (y)(i) solely with respect to matters for which the I Squared Consent Right applies, I Squared, (ii) solely with respect to matters for which the Consenting Revolving Lenders Consent Right applies, the Required Consenting Revolving Lenders, (iii) solely if the Consenting Equity Holders Consent Condition has been satisfied, with respect to matters for which the Consenting Equity Holders Consent Right applies, the Required Consenting Equity Holders; and (iv) solely with respect to matters for which the Spruce House Consent Right applies, Spruce House. During the Agreement Effective Period, the Definitive Documents shall not be amended, modified, waived, or supplemented in a manner inconsistent with this Agreement without the prior written consent (with e-mail from counsel being sufficient) of the Required Consenting Creditors and, solely as and to the extent applicable pursuant to the immediately preceding sentence, the other applicable Required Consenting Stakeholders, in each case, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that if any such amendment, modification, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Consenting Creditor Claims held by any Consenting Creditor, or on the treatment of such Consenting Creditor Claims, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver, or supplement. The Required Consenting Creditors shall have reasonable consultation rights with respect to any amendments to the I Squared Infrastructure Sale Transaction Documents (other than the I Squared Infrastructure Sale Agreement) entered into from and after the Agreement Effective Date or any related new agreements.
Section 4.Commitments of the Consenting Creditors, Consenting Equity Holders and Spruce House.
4.01.    General Commitments, Forbearances, and Waivers.
(a)During the Agreement Effective Period, subject to Section 4.04 of this Agreement, each Consenting Creditor and Consenting Equity Holder, severally, and not jointly, agrees in respect of itself and all of its Company Claims/Interests to use commercially reasonable efforts to:
(i)support the Restructuring and the I Squared Infrastructure Sale and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case, in favor of any matter requiring approval to the extent necessary to implement the Restructuring and the I Squared Infrastructure Sale, to the extent consistent with this Agreement;
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(ii)cooperate in good faith with the Company Parties in obtaining additional support for the Restructuring and the I Squared Infrastructure Sale from the Company Parties’ other stakeholders, including any official committee appointed during the Chapter 11 Cases, and obtaining additional support for this Agreement within a period of ten (10) Business Days following the Agreement Effective Date;
(iii)validly and timely deliver, and not withdraw, the consents, proxies, signature pages, tenders, ballots, or other means of voting or participation in the Restructuring (including causing its nominee or custodian, if applicable, on behalf of itself and the accounts, funds, or affiliates for which it is acting as investment advisor, sub-advisor, or manager to validly and timely deliver and not withdraw) with respect to all of its Company Claims/Interests (which, for the avoidance of doubt, shall include all of the Priming Facility Claims, Revolving Claims, Term Loan Claims, Hedging Claims, Senior Notes Claims, and Existing GTT Equity Interests (in each case, if applicable, and outstanding) set forth in such Consenting Stakeholder’s Holdings Confirmation, Transfer Agreement, or Joinder, as applicable, together with any other Company/Claims Interests acquired during the Agreement Effective Period);
(iv)give any notice, order, instruction, or direction to the applicable Agent or Indenture Trustee necessary to give effect to the Restructuring and the I Squared Infrastructure Sale, in each case to the extent consistent with this Agreement and/or the Plan, including, but not limited to, to the extent applicable, entering into, amending, and/or extending the duration of the Credit Agreement Forbearance and Consent, Senior Noteholder Forbearance Agreement and the Foreign Obligor Forbearance Agreement to reflect any amendments or extensions of duration of the Outside Date or other Milestones under this Agreement;
(v)negotiate in good faith to execute and implement, as applicable, the Definitive Documents to which it is required to be a party or for which its consent is required in a manner consistent with this Agreement;
(vi)cooperate and coordinate with the Company Parties to consummate the Restructuring and execute any ancillary document and give any notice, order, instruction or direction necessary and required by any Definitive Document, to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring, using commercially reasonable efforts to obtain, or support the Company Parties in obtaining, as applicable, any federal, state, local, and foreign regulatory approvals that are necessary to consummate the Restructuring, including providing all information reasonably requested and required by the Company Parties in connection with the preparing and filing of any notices, filings and applications in connection with such approvals;
(vii)subject to the express terms and conditions of this Agreement, cooperate and coordinate with the Company Parties and I Squared, as necessary, to support and consummate the I Squared Infrastructure Sale in accordance with this Agreement (including the Milestones) and the I Squared Infrastructure Sale Agreement, including executing any document and giving any notice, order, instruction, or direction necessary to support, facilitate, implement, consummate, or otherwise give effect to the I Squared Infrastructure Sale;
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(viii)support the Company in opposing any motion filed with the Bankruptcy Court by any Party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;
(ix)negotiate in good faith to execute and deliver any appropriate additional or alternative provisions or agreements to address any legal or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring and the I Squared Infrastructure Sale;
(x)obtain any and all required governmental, regulatory, and/or third-party approvals for the Restructuring, including Antitrust/FDI Approval, the Governmental Approvals, and any and all approvals required of any other U.S. or foreign regulatory agencies (in each case, if and as required, or otherwise reasonably deemed advisable by the Company and the Required Consenting Creditors after good faith discussions, to the extent such approval is required to be obtained by such Consenting Creditor(s)), including, as applicable, (A) promptly commence any required regulatory approval processes, including (1) cooperate in the preparation, filing and prosecution of any required notices, filings and applications with any relevant Governmental Regulatory Authority or Antitrust/FDI Authority, including by providing the Company Advisors with advance copies of any such notices, filings, and applications within a reasonable amount of time to allow for the provision of comments and (2) oppose any petitions to deny or other pleadings or objections filed or any request, attempt, or offer to impose any such conditions or limitations on any approvals with respect to such notices and applications, (B) evaluate in cooperation and coordination with the Company Advisors, the path to approval by each jurisdiction, (C) where prior approval is not required, provide any required notifications to any applicable Governmental Regulatory Authority or Antitrust/FDI Authority with respect to the Restructuring, (D) promptly respond to any reasonable request by any Governmental Regulatory Authority or Antitrust/FDI Authority for any additional information, filing, documents, or other submissions, (E) take, or assist in the taking of, any and all commercially reasonable steps to obtain the required Governmental Approval or Antitrust/FDI Approvals without undue delay, and (F) provide the Company Advisors with regular progress reports with respect to regulatory approval processes, provided, that any agreements with or commitments to any applicable Governmental Regulatory Authority or Antitrust/FDI Authority, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required approvals shall be subject to such conditions or limitations being commercially reasonable, applicable only to the Company’s business and not having or likely to have any adverse effect that would be material to the Consenting Creditors, and shall require the prior approval of the Company, not to be unreasonably withheld, conditioned, or delayed;
(xi)(A)(1) cooperate in the preparation, filing and prosecution of any FCC Applications (including the FCC Pro Forma Notices), and (2) oppose any petitions to deny or other pleadings or objections filed or any request, attempt, or offer to impose any such conditions or limitations on any approvals with respect to such FCC Applications, (B) evaluate in cooperation and coordination with the Company Advisors,
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the path to approval by each jurisdiction, (C) promptly respond to any reasonable request by the FCC for any additional information, filing, documents, or other submissions, and (D) take, or assist in the taking of, any and all commercially reasonable steps to obtain the required FCC Approval, without undue delay, provided, that any material agreements with or commitments to the FCC, including any decision to accept and/or not to oppose any proposed material conditions or limitations on FCC Approval shall be subject to such conditions or limitations being commercially reasonable, applicable only to the Company’s business and not having or likely to have any adverse effect that would be material to the Consenting Creditors, and shall require the prior approval of the Company, not to be unreasonably withheld, conditioned, or delayed; and
(xii)subject to the terms and conditions of this Agreement, cooperate with the Company Parties, as reasonably necessary, in connection with any filing or other submission to the Defense Counterintelligence and Security Agency to effectuate continuance of the Company’s facility and personnel security clearances after consummation of the Restructuring.
(b)During the Agreement Effective Period, each Consenting Creditor and Consenting Equity Holder, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests that it shall not directly or indirectly, and shall not direct any other Entity to:
(i)object to, delay, impede, or take any other action that is reasonably likely to interfere with the acceptance, implementation, or consummation of the Restructuring or the I Squared Infrastructure Sale;
(ii)object to, delay, impede, or take any other action that is reasonably likely to interfere with the use of cash collateral by the Debtors during the pendency of the Chapter 11 Cases on the terms set forth in the Cash Collateral Orders;
(iii)propose, file, support, solicit, or vote for any Alternative Restructuring;
(iv)file or have filed on its behalf any motion, pleading, or other document with any Chosen Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Definitive Documents;
(v)exercise any right or remedy for the enforcement, collection, or recovery of any Company Claims/Interests that is inconsistent with this Agreement or any of the Definitive Documents;
(vi)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Chapter 11 Cases, or the Restructuring contemplated in this Agreement against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement or any Definitive Document;
(vii)other than as contemplated by this Agreement and the Restructuring Term Sheet, object to, delay, impede, or take any other action to interfere
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with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or
(viii)object to, materially delay or impede, or take any other action to materially interfere, directly or indirectly (including through its representatives and advisors) with, the Spruce House Transfer or with the filing, processing or approval of any application to any Governmental Regulatory Authority or court seeking any required authorization or approval of the Spruce House Transfer.
4.02.    Commitments with Respect to Chapter 11 Cases.
(a)During the Agreement Effective Period, each Consenting Creditor and Consenting Equity Holder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Creditor or Consenting Equity Holder of the Solicitation Materials, whether before or after the commencement of the Chapter 11 Cases:
(i)use commercially reasonable efforts to support confirmation of the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable and not direct and/or instruct any Agent and/or the Indenture Trustee to take any actions inconsistent with this Agreement or the Restructuring Term Sheet;
(ii)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the votes on the Plan and its actual receipt of the Solicitation Materials and the applicable ballot(s);
(iii)to the extent it is permitted to elect whether to opt-out of or opt-in to any of the releases set forth in the Plan, elect (A) not to opt-out of or (B) to opt-in to, as applicable, such releases by timely delivering its duly executed and completed ballot(s) indicating such election; and
(iv)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (iii) and (iv) above; provided, that nothing in this Agreement shall prevent any Consenting Creditor or Consenting Equity Holder from changing, withholding, amending, or revoking (or causing the same) its vote, election, or consent with respect to the Plan if this Agreement has been terminated with respect to such Consenting Creditor or Consenting Equity Holder in accordance with its terms.
(b)During the Agreement Effective Period, each Consenting Creditor and Consenting Equity Holder, in respect of each of its Company Claims/Interests, will not directly or indirectly object to, delay, impede, or take any other action in violation of this Agreement that is reasonably likely to interfere with the filing of the I Squared Infrastructure Sale Assumption Motion (if applicable) or the entry of the I Squared Infrastructure Sale Assumption Order, entry of the Confirmation Order, as applicable, by the Bankruptcy Court, approval of the I Squared Release consistent with Section 14.02 of this Agreement, or any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.
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(c)During the Agreement Effective Period, each Consenting Creditor and Consenting Equity Holder, in respect of each of its Company Claims/Interests, will not directly or indirectly object to, delay, impede, interfere or take any other action in violation of this Agreement that is reasonably likely or intended to delay, impede, interfere with, or frustrate assumption of all I Squared Infrastructure Sale Transaction Documents to which a Debtor is a party.
(d)During the Agreement Effective Period, each Consenting Creditor and Consenting Equity Holder, in respect of each of its Company Claims/Interests, will not directly or indirectly object to, delay, impede, interfere, or take any other action in violation of this Agreement that is reasonably likely or intended to delay, impede, interfere with, or frustrate the I Squared Release.
4.03.    Commitment of Spruce House.
During the Agreement Effective Period, Spruce House agrees to use commercially reasonable efforts to promptly (and in any event, no later than five (5) Business Days after the Agreement Effective Date, so long as the Stock Transfer Agreement has been executed by the applicable parties) (i) file and diligently pursue all commercially reasonable steps within its control that are reasonably necessary to obtain, from any Governmental Regulatory Authority or court to the extent required under applicable law, authorization or approval of the Spruce House Transfer as expeditiously as practicable (with the costs with respect thereto paid by Spruce House), including (A) replying to any inquiries or requests from such Governmental Regulatory Authority or court relating to the processing of such applications, and (B) opposing any objections to such application filed with any Governmental Regulatory Authority or court; and (ii) cooperate with the Company in causing the Spruce House Transfer to occur, and obtaining any required authorization or approvals from any Governmental Regulatory Authority or court in connection therewith.
4.04.    Additional Provisions Regarding the Consenting Stakeholders’ Commitments.
(a)Nothing in this Agreement shall require any Consenting Creditor or Consenting Equity Holder to: (i) incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Creditor or Consenting Equity Holder or their respective Affiliates; or (ii) provide to the other Parties any information that it reasonably determines to be sensitive or confidential (except to the extent that such information is necessary for the preparation and submission of any required notices, filings, or applications with any relevant Governmental Regulatory Authority, Antitrust/FDI Authority, the FCC or the Defense Counterintelligence and Security Agency by or involving such Consenting Creditor, in which case such information may be shared with the Company Advisors on an outside-counsel only basis).
(b)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall: (i) affect the ability of any Consenting Creditor or Consenting Equity Holder to consult with any other Consenting Creditor or Consenting Equity Holder, the Company, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (ii) impair or waive the rights of
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any Consenting Creditor or Consenting Equity Holder to exercise any right or remedy or raise any objection permitted under this Agreement in connection with the Restructuring or the I Squared Infrastructure Sale or to exercise any right or remedy provided under the Confirmation Order or any other Definitive Document; or (iii) prevent I Squared or any Consenting Creditor or Consenting Equity Holder from enforcing this Agreement or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Consenting Creditors from objecting to, or otherwise contesting, any relief from the automatic stay sought by I Squared and/or supported by the Debtors in the Chapter 11 Cases for purposes of seeking a deduction or setoff from the Deferred Consideration (as defined in the I Squared Infrastructure Sale Agreement Amendment).
Section 5.Commitments of the Company.
5.01.    Affirmative Commitments. Except as set forth in Section 5.03, during the Agreement Effective Period, the Company agrees to use commercially reasonable efforts to:
(a)support and take all steps reasonably necessary or desirable to consummate the Restructuring in accordance with the terms of this Agreement (including the Milestones);
(b)support and take all steps reasonably necessary or desirable to consummate the I Squared Infrastructure Sale and effect the I Squared Infrastructure Sale Proceeds Paydown prior to commencing the Chapter 11 Cases (to the extent the RSA Holdings Condition is satisfied) and in accordance with this Agreement (including the Milestones) and the I Squared Infrastructure Sale Agreement, including (i) entering into the I Squared Infrastructure Sale Agreement Amendment, (ii) filing the I Squared Infrastructure Sale Assumption Motion, if applicable, and obtaining the entry of either the I Squared Infrastructure Sale Assumption Order or the Confirmation Order, as applicable, by the Bankruptcy Court approving assumption of all I Squared Infrastructure Sale Transaction Documents by the applicable Debtor(s) party to each I Squared Infrastructure Sale Transaction Document and (iii) obtaining entry of the Confirmation Order approving the I Squared Release consistent with Section 14.02 of this Agreement;
(c)support and take all steps reasonably necessary or desirable to propose, prosecute, and consummate the Plan, which to the extent that an I Squared Infrastructure Sale Approval Motion is not filed, shall (i) provide for the assumption of all I Squared Infrastructure Sale Transaction Documents by the applicable Debtor(s) party to each I Squared Infrastructure Sale Transaction Document, consistent with the terms of the I Squared Infrastructure Sale Agreement and consistent with this Agreement, and (ii) provide for the I Squared Release as set forth more fully in Section 14.02 of this Agreement;
(d)support and take all steps reasonably necessary and desirable to obtain entry of the Cash Collateral Orders, the Disclosure Statement Order, and the Confirmation Order;
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(e)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring or the I Squared Infrastructure Sale, take all steps reasonably necessary or desirable to address any such impediment;
(f)to obtain any and all required governmental, regulatory, and/or third-party approvals for the Restructuring and the I Squared Infrastructure Sale, including FCC Approval, Antitrust/FDI Approval, the Governmental Approvals, and any and all approvals required of any other U.S. or foreign regulatory agencies (in each case, if and as required, or otherwise reasonably deemed advisable by the Company and the Required Consenting Creditors after good faith discussions), including, as applicable, (i) promptly commence any required regulatory approval processes, including (x) cooperate in the preparation, filing and prosecution of any FCC Applications (including the FCC Pro Forma Notices), and any required notices, filings and applications with any relevant Governmental Regulatory Authority or Antitrust/FDI Authority, including by providing the Consenting Creditors’ Advisors with advance copies of any such notices, filings and applications within a reasonable amount of time to allow for the provision of comments, and (y) oppose any petitions to deny or other pleadings or objections filed or any request, attempt, or offer to impose any such conditions or limitations on any approvals with respect to such notices and applications, (ii) evaluate in cooperation and coordination with the Consenting Creditors’ Advisors, the path to approval by each jurisdiction, (iii) where prior approval is not required, provide any required notifications to the FCC or any applicable Governmental Regulatory Authority or Antitrust/FDI Authority with respect to the Restructuring and the I Squared Infrastructure Sale, (iv) promptly respond to any reasonable request by the FCC, any Governmental Regulatory Authority, or Antitrust/FDI Authority for any additional information, filing, documents, or other submissions, (v) take, or assist in the taking of, any and all commercially reasonable steps to obtain the required Governmental Approval, Antitrust/FDI Approvals, or FCC Approval without undue delay, and (vi) provide the Consenting Creditors’ Advisors with regular progress reports with respect to regulatory approval processes and, at the reasonable request of the Consenting Creditors’ Advisors, make any informal inquiry regarding expediting such regulatory approval processes, provided, that any agreements with or commitments to the FCC, or any applicable Governmental Regulatory Authority or Antitrust/FDI Authority, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required approvals shall require the prior approval of the Required Consenting Creditors, not to be unreasonably withheld, conditioned or delayed;
(g)subject to the terms and conditions of this Agreement, cooperate with the Consenting Creditors, as necessary, in connection with any filing or other submission to the Defense Counterintelligence and Security Agency to effectuate continuance of the Company’s facility and personnel security clearances after consummation of the Restructuring;
(h)negotiate in good faith and execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring and the I Squared Infrastructure Sale as contemplated by this Agreement and the I Squared Infrastructure Sale Agreement;
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(i)seek additional support for the Restructuring, the I Squared Infrastructure Sale, and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement from its other material stakeholders;
(j)promptly provide the Consenting Creditors’ Advisors and I Squared’s advisors with notice of satisfaction of the RSA Holdings Condition, and in any event no later than one (1) calendar day following the satisfaction thereof;
(k)(i) provide the Consenting Creditors’ Advisors with draft copies of (x) all First Day Pleadings at least three (3) Business Days in advance of the Petition Date and (y) any other material motions, documents, and other pleadings materially affecting any Consenting Creditor (including, but not limited to, all second-day pleadings, the Plan, the Disclosure Statement, ballots and other Solicitation Materials, any proposed amended version of the Plan or the Disclosure Statement, a proposed Disclosure Statement Order, a proposed Confirmation Order, and any other Definitive Document) that the Company intends to file with the Bankruptcy Court, promptly but in no event later than three (3) Business Days in advance of the filing thereof and (ii) without limiting any approval rights set forth in this Agreement, consult in good faith with the Consenting Creditors’ Advisors regarding any comments to draft copies provided pursuant to sub-clause (i);
(l)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) subject to the facts known to the Company as of the Agreement Effective Date remaining unchanged, and subject to the Company’s fiduciary duties, challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Creditor Claims or the liens securing the Consenting Creditor Claims (as applicable);
(m)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a chapter 11 plan, as applicable;
(n)provide the Consenting Creditors’ Advisors with (i) regular updates as to the status of the Internal Review, the Restatement, and the Restated Financial Statements, reasonable access to the Parent’s interim Chief Financial Officer, and (ii) two (2) days in advance drafts of any press releases and filings with the SEC relating to the Internal Review, Restatement, or Restated Financial Statements;
(o)upon reasonable request of any of the Consenting Creditors’ Advisors, inform the applicable advisors as to (i) the material business and financial (including liquidity) performance of the Company, (ii) the status and progress of the Restructuring, (iii) the status and progress of the negotiations of the Definitive Documents, (iv) the status and progress of the I Squared Infrastructure Sale, (v) the status of the Company’s negotiations with other material stakeholders, including, to the extent applicable, any official committee appointed in the Chapter 11 Cases, and (vi) the status of obtaining any
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necessary or desirable authorizations, consents, or approvals from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, provided, that notwithstanding this Section 5.01(o)(vi), the Company Parties shall provide regular process updates regarding the FCC Approval and Governmental Approvals, as applicable;
(p)(i) operate the business of the Company Parties in the ordinary course of business in a manner that is consistent with this Agreement and past practices, and preserve intact the Company Parties’ business organization and relationships with third parties (including suppliers, distributors, customers, and governmental and regulatory authorities (including the FCC)) and employees, (ii) subject to entry into commercially reasonable Confidentiality Agreements with the Company Parties, keep the Consenting Creditors reasonably informed about the operations of the Company Parties, (iii)  subject to entry into commercially reasonable Confidentiality Agreements with the Company Parties, provide the Consenting Creditors any information reasonably requested regarding the Company Parties and provide, and direct the Company Parties’ employees, officers, advisors, and other representatives to provide, to the Consenting Creditors (A) reasonable access during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (B) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business for the purposes of evaluating the Company Parties’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs and (C) such other information as reasonably requested by the Consenting Creditors’ Advisors, (iv) promptly notify the Consenting Creditors’ Advisors of any material governmental or third party complaints, litigations, inquires, orders to show cause, cease and desist orders, notices of violation, notice of apparent liability, orders of forfeiture, investigations, or hearings (or communications indicating that any of the foregoing is contemplated or threatened) (the parties acknowledge and agree that any written filings by, before, or with the FCC in which the Company Parties are seeking regulatory approval to emerge from bankruptcy is deemed material for purposes of this Section 5.01(p)(iv)), and (v) cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner, and analyze additional asset-level information and, as appropriate, evaluate potential alternative value-maximizing structures; provided, that notwithstanding the foregoing, the Company shall not be required to (1) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause the Company to violate its respective obligations with respect to confidentiality to a third party if the Company used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (2) to disclose any legally privileged information of the Company, or (3) to violate applicable Law;
(q)reasonably consult with the Consenting Creditors’ Advisors regarding the assumption or rejection of any executory contracts or unexpired leases prior to confirmation of the Plan;
(r)after the entry of the Confirmation Order, if requested by the Ad Hoc Lender Group, (i) cause Anthony M. Abate and/or Sherman Edmiston III to resign from the Board of Directors of the Parent and the Strategic Planning Committee and (ii) cause up to two additional directors selected by the Ad Hoc Lender Group and who have been
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designated to serve on the New Board by the Ad Hoc Lender Group, as set forth in the Plan Supplement, to be appointed to the Board of Directors of the Parent and the Strategic Planning Committee to replace Anthony M. Abate and/or Sherman Edmiston III, as applicable; provided, that, if the Ad Hoc Noteholder Group selects Sherman Edmiston III to serve on the New Board as set forth in the Plan Supplement, then the Ad Hoc Lender Group shall not be able to request the removal of Sherman Edmiston III without the consent of the Ad Hoc Noteholder Group;
(s)(i) substantially complete the Internal Review, and (ii) publicly file the Restated Financial Statements, in addition to all other outstanding financial statements (i.e. for the quarters ended June 30, 2020, September 30, 2020, March 31, 2021, and June 30, 2021 and for the year ended December 31, 2020), with the SEC; and
(t)promptly (and in any event, no later than five (5) Business Days after the Agreement Effective Date, so long as the Stock Transfer Agreement has been executed by the applicable parties) (i) file and diligently pursue all commercially reasonable steps within its control that are reasonably necessary to obtain, from any Governmental Regulatory Authority or court to the extent required under applicable law, authorization or approval of the Spruce House Transfer as expeditiously as practicable (with the costs with respect thereto paid by Spruce House), including (A) replying to any inquiries or requests from such Governmental Regulatory Authority or court relating to the processing of such applications, and (B) opposing any objections to such application filed with any Governmental Regulatory Authority or court; and (ii) cooperating with Spruce House in causing the Spruce House Transfer to occur, and obtaining any required authorization or approvals from any Governmental Regulatory Authority or court in connection therewith.
5.02.    Negative Commitments. Except as set forth in Section 5.03 or with the prior written consent of the Required Consenting Stakeholders (subject to the I Squared Consent Right, the Consenting Revolving Lenders Consent Right and the Consenting Equity Holders Consent Right, as applicable), which consent shall not be unreasonably withheld, conditioned, or delayed, during the Agreement Effective Period, each Company Party shall not directly or indirectly, and shall cause their respective subsidiaries not to:
(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring, the I Squared Infrastructure Sale, or the Plan;
(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring, the I Squared Infrastructure Sale, or the Plan;
(c)modify the I Squared Infrastructure Sale Agreement, the I Squared Infrastructure Sale Agreement Amendment, the Plan, or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in any material respect;
(d)file any motion, pleading, or Definitive Document (including any modifications or amendments thereof) with the Bankruptcy Court or any other court that, in whole or in part, is not materially consistent with this Agreement (including the
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consent rights of the applicable Consenting Stakeholders set forth in this Agreement as to the form and substance of such motion, pleading, or other Definitive Document) or the Plan;
(e)except with respect to the I Squared Infrastructure Sale, any transaction contemplated by the First Day Pleadings (on the terms set forth in such First Day Pleading and any agreement or form of agreement attached thereto), or otherwise consented to in writing by the Required Consenting Creditors prior to the Agreement Effective Date, (i) sell (including by means of any sale leaseback transaction and by means of merger, consolidation, amalgamation and liquidation), lease, mortgage, pledge, grant, or incur any encumbrance on, or otherwise Transfer, any material properties or material assets of the Company, including any Equity Interests or, in the case of any Credit Party, sell (including by means of any sale leaseback transaction and by means of merger, consolidation, amalgamation and liquidation), lease, mortgage, pledge, grant, or incur any encumbrance on, or otherwise Transfer, any assets, including any Equity Interests, directly owned by such Credit Party to any Subsidiary of the Parent that is not a Credit Party outside the ordinary course of business, (ii) purchase, lease, or otherwise acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any material assets or material properties, or (iii) commence any liquidation or wind down process with respect to any Company Party’s business or enter into any agreement or arrangement, or modification to any agreement or arrangement, in connection therewith;
(f)(i) enter into or amend any employee benefit, deferred compensation, incentive, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans or agreements, including offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with respect to the Company’s executive officers unless approved by the Compensation Committee of the Board of Directors of the Parent and a majority of the members of the Strategic Planning Committee appointed in January 2021 (Anthony M. Abate, Sherman Edmiston III, and Eugene Davis) (“Majority SPC Member Approval”); provided, that for the avoidance of doubt, retention payments, including to senior management, will be paid prior to filing the Chapter 11 Cases as contemplated in the GTT Communications, Inc. PTL Forecast #9, dated August 12, 2021, provided by the Company; or (ii) make any change to any post-employment, retirement, or similar plan or program, severance agreement, or similar arrangement (in each case, other than in the ordinary course of business consistent with past practices or pursuant to a plan, program, agreement, arrangement or policy) in effect as of the Agreement Effective Date with respect to any former insider (as of the Agreement Effective Date) unless such actions and payments are approved by the Compensation Committee of the Board of Directors of the Parent and receive Majority SPC Member Approval; provided, that for the avoidance of doubt, changes with respect to employee benefit, deferred compensation, incentive, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans or agreements, including offer letters, employment agreements, consulting agreements, severance arrangements with respect to non-executive officers can be made in the ordinary course of business;
(g)amend, modify, supplement, waive, or otherwise change, or consent or agree to any amendment, modification, supplement, waiver, or other change to the terms
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or provisions contained in any Company Party’s Corporate Governance Documents that would reasonably be expected to adversely affect the Consenting Creditors in any material respect;
(h)reject executory contracts or unexpired leases without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that the Company shall use commercially reasonable efforts to provide three (3) Business Days’ prior written notice to the Consenting Creditors’ Advisors of any rejection of any executory contract or unexpired lease, which notice shall include an analysis underlying the Company’s decision to reject such executory contract or unexpired lease, including adequate information supporting such analysis and decision and, absent written notification to the Company Advisors during that period that the Required Consenting Creditors do not consent, the Consenting Creditors shall be deemed to have consented to any such rejection; provided further that the Required Consenting Creditors shall have reasonable consultation rights with respect to the assumption or rejection of all I Squared Infrastructure Sale Transaction Documents by the applicable Debtor(s) party to each I Squared Infrastructure Sale Transaction Document;
(i)pay any prepetition Claim held by any of the Debtors’ vendors except in compliance with the First Day Pleadings and the budgets in connection with the Priming Facility Credit Agreement and/or the Cash Collateral Orders;
(j)enter into or amend, adopt, restate, supplement or otherwise modify in any material respect any contracts or leases involving payments by the Company that are inconsistent with the Approved Budget without consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed;
(k)file any motion with the Bankruptcy Court seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases, or (iv) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Creditor Claims or the liens securing the Consenting Creditor Claims, or asserting any other cause of action against and/or with respect or relating to any portion of the Consenting Creditor Claims or the liens securing the Consenting Creditor Claims (as applicable);
(l)incur Indebtedness (as defined under the Credit Agreement) described in clause (i) of the definition thereof in the Credit Agreement, other than (x) Indebtedness incurred pursuant to Section 7.04(e) of the Credit Agreement and (y) Indebtedness incurred in the ordinary course of business pursuant to Section 7.04(k) of the Credit Agreement or permit, authorize, or take any action (or otherwise assist in a third party in taking any action) that grants any lien on any property of the U.S. Borrower or subsidiary thereof to secure (or purport to secure) the Senior Notes;
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(m)make, or cause to be made, any payment with respect to principal (other than amortization) due on account of 2018 Credit Facility Claims or Senior Notes Claims other than in accordance with this Agreement;
(n)replace Eugene Davis on the Board of Directors of the Parent and/or the Strategic Planning Committee with an individual who has a material relationship with any holders of Company Claims/Interests;
(o)consummate the I Squared Infrastructure Sale or cause or permit the I Squared Infrastructure Sale Proceeds Paydown to occur prior to the satisfaction of the RSA Holdings Condition; or
(p)agree to set-off from the Deferred Consideration with the Buyer pursuant to clause 3.19 of the I Squared Infrastructure Sale Agreement without obtaining a Bankruptcy Court order authorizing relief from the automatic stay, on notice and an opportunity for applicable stakeholders to object to any such agreement.
5.03.    Additional Provisions Regarding Company’s Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require any Company Party or the Board of Directors of any Company Party (including any directors, officers, managers or employees of any Company Party), as applicable, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with the I Squared Infrastructure Sale Agreement, applicable Law, or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 5.03 shall not be deemed to constitute a breach of this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 5.03(a) of this Agreement, each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives shall have the right to: (i) consider and respond to Alternative Restructuring proposals; (ii) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; or (iii) maintain or continue discussions or negotiations with respect to Alternative Restructurings and enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Creditor or any holder of Existing GTT Equity Interests) or any other Entity regarding the Restructuring and/or any Alternative Restructuring; provided, that the Company Parties shall (x) provide a copy of any written Alternative Restructuring proposal (and notice of, and a written summary of, any oral Alternative Restructuring proposal) within twenty-four (24) hours of the Company Parties’ or their advisors’ receipt of such Alternative Restructuring proposal to the Consenting Creditors’ Advisors and (y) provide such information to the Consenting Creditors’ Advisors as reasonably requested by such Parties or as necessary to keep the Consenting Creditors’ Advisors contemporaneously informed as to the status and substance of such discussions.
(c)Nothing in this Agreement shall create any additional fiduciary obligations on the part of any Company Party or any members, partners, managers, managing
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members, equity holders, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, equity holder, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent, or other representative of such Company Party or its affiliated entities, that such persons or entities did not have prior to the execution of this Agreement.
(d)Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement; or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement.
Section 6.Commitments of I Squared.
6.01.    Affirmative Commitments. During the Agreement Effective Period, I Squared agrees to, and will cause its affiliates and subsidiaries to:
(a)use all commercially reasonable efforts to support the Restructuring and effectuate the I Squared Infrastructure Sale as contemplated by, and in accordance with, the terms of this Agreement and the I Squared Infrastructure Sale Agreement (as applicable), including by paying the Initial Purchase Price upon Completion and all Consideration (each as defined in the I Squared Infrastructure Sale Agreement) and other amounts when due and payable in accordance with the I Squared Infrastructure Sale Agreement and any related documentation;
(b)enter into the I Squared Infrastructure Sale Agreement Amendment; and
(c)negotiate in good faith and use commercially reasonable efforts to execute and implement, as applicable, any additional documentation in connection with the I Squared Infrastructure Sale, including the Transition Services Agreement (as defined in the I Squared Infrastructure Sale Agreement).
6.02.    Negative Commitments. During the Agreement Effective Period, I Squared agrees that it shall not directly or indirectly, and shall cause its affiliates and subsidiaries not to:
(a)object to, delay, impede, interfere with, frustrate or take any other action that is reasonably likely to delay, impede, interfere with or frustrate the acceptance, implementation, or consummation of the Restructuring or the I Squared Infrastructure Sale;
(b)object to, delay, impede, interfere with, frustrate or take any other action that is reasonably likely to delay, impede, interfere with, or frustrate the use of cash collateral by the Debtors during the pendency of the Chapter 11 Cases on the terms set forth in the Cash Collateral Orders;
(c)propose, file, support, or solicit any Alternative Restructuring;
(d)file or have filed on its behalf any motion, pleading, or other document (including any modifications or amendments thereof) with the Bankruptcy Court or any
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other court that, in whole or in part, is not materially consistent with this Agreement, the I Squared Infrastructure Sale Agreement, the I Squared Infrastructure Sale Agreement Amendment, the Plan, or any other Definitive Document;
(e)initiate, or have initiated on its behalf, any litigation or proceeding of any kind against any Company Party or the other Parties in violation of this Agreement with respect to the Chapter 11 Cases, this Agreement, the Restructuring, or the I Squared Infrastructure Sale other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement or the I Squared Infrastructure Sale Agreement;
(f)object to, delay, impede, or interfere with the automatic stay under section 362 of the Bankruptcy Code, or take any other action to interfere with the Company’s ownership and possession of its assets, wherever located; or
(g)agree or commit to do any of the foregoing;
provided, that nothing in this Section 6.02 or in this Agreement shall in any way preclude or limit I Squared from enforcing the I Squared Infrastructure Sale Agreement pursuant to its terms.
Section 7.Transfer of Interests and Securities; Additional Consenting Creditors and Consenting Equity Holders.
7.01.    During the Agreement Effective Period, other than the Spruce House Transfer, no Consenting Creditor or Consenting Equity Holder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:
(a)(i) the transferee is (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), (C) an institutional accredited investor (as defined in the Rules), or (D) an Affiliate of a Consenting Creditor or Consenting Equity Holder, (ii) such transferee executes and delivers to Akin and Milbank at or before the time of the proposed Transfer, a Transfer Agreement (in which case, such transferee shall be deemed to be a Consenting Creditor or Consenting Equity Holder and a Party for all purposes under this Agreement), and (iii) if the Transfer includes 2018 Credit Facility Claims (other than Hedging Claims), such transferee is or becomes a party to the Credit Agreement Forbearance and Consent and the Foreign Obligor Forbearance Agreement;
(b)the transferee is a Consenting Creditor, or as of the date of such Transfer, the Consenting Creditor controls, is controlled by, or is under common control with such transferee or is an affiliate, affiliated fund, or affiliated entity or managed account with a common investment advisor, and the transferee provides notice of such Transfer (including the amount and type of any Company Claims/Interests Transferred) to Akin, Latham, and Milbank at or before the time of the proposed Transfer (in which case, such Transferred Company Claims/Interests shall automatically be deemed to be subject to the terms of this Agreement and, if the Transfer includes 2018 Credit Facility Claims (other than Hedging Claims), the Credit Agreement Forbearance and Consent and the Foreign
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Obligor Forbearance Agreement); provided, that in each case, any vote in favor of the Plan by such Transferring Consenting Creditor shall be binding upon the transferee;
(c)the transferee is an Entity that is acting in its capacity as a Qualified Marketmaker, provided, that (i) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Company Claims/Interests is to a transferee that is or becomes a Consenting Creditor bound by this Agreement at the time of such Transfer and, if the Transfer includes 2018 Credit Facility Claims (other than Hedging Claims), is or becomes a party to the Credit Agreement Forbearance and Consent and the Foreign Obligor Forbearance Agreement and (ii) the Qualified Marketmaker complies with Section 7.05 hereof; or
(d)with respect to the Transfer of any Equity Interests only, (i) such Transfer shall not (A) violate the terms of the Company’s stockholder rights plan or any order entered by any Chosen Court with respect to preservation of net operating losses or (B) in the reasonable business judgment of the Company and its legal and tax advisors, adversely (1) affect the Company’s ability to maintain the value of and utilize their net operating loss carryforwards or other tax attributes or (2) the Company’s ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring and (ii) such Transfer otherwise satisfies this Section 7.01.
7.02.    Upon compliance with the requirements of Section 7.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 7.01 shall be void ab initio.
7.03.    This Agreement shall in no way be construed to preclude any Consenting Creditor or Consenting Equity Holder from acquiring additional Company Claims/Interests. Notwithstanding the foregoing, (i) upon acquisition by a Consenting Creditor or Consenting Equity Holder, such additional Company Claims/Interests shall automatically and immediately be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors or Consenting Equity Holders, if applicable) and (ii) such Consenting Creditor or Consenting Equity Holder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.
7.04.    This Section 7 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor or Consenting Equity Holder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent any Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.
7.05.    Notwithstanding Section 7.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer
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Agreement in respect of such Company Claims/Interests if: (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 7.01; and (iii) the Transfer is otherwise permitted under Section 7.01. To the extent that a Consenting Creditor or Consenting Equity Holder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that it acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor or Consenting Equity Holder without the requirement that the transferee be a Permitted Transferee.
7.06.    Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank, broker-dealer or any holder of notes issued by a special purpose vehicle, in each case holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
7.07.    The Company will provide notice of any Transfer Agreement received pursuant to Section 7.01(a) (which notice shall include the amount and type of Company Claims/Interests Transferred pursuant to such Transfer Agreement) to the Consenting Creditors’ Advisors by the close of business on the second Business Day after the Company receives notice of any such Transfer Agreement.
7.08.    Each Consenting Stakeholder shall promptly provide the Company Advisors with information concerning its then-current holdings of Company Claims/Interests (to be held on a confidential basis) upon reasonable request from the Company Advisors.
7.09.    Any Priming Facility Lender, Revolving Lender, 2020 EMEA Term Loan Lender, Original EMEA Term Loan Lender, U.S. Term Loan Lender or beneficial owners of, or nominees, investment advisors, sub-advisors, or managers of accounts that beneficially own, Senior Notes may, at any time after the Agreement Effective Date, become a Party to this Agreement as a Consenting Creditor (an “Additional Consenting Creditor”) by executing a Joinder pursuant to which such Additional Consenting Creditor shall be bound by the terms of this Agreement and shall be deemed a Consenting Priming Facility Lender, Consenting Revolving Lender, Consenting 2020 EMEA Term Loan Lender, Consenting U.S. Term Loan Lender, Consenting Original EMEA Term Loan Lender, or Consenting Noteholder, as applicable, and a Party for all purposes under this Agreement.
7.10    Subject to the terms of this Agreement, each valid transferee as described in Section 7.01 of this Agreement shall be bound to support the assumption of all I Squared Infrastructure Sale Transaction Documents by the applicable Debtor(s) party to each I Squared Infrastructure Sale Transaction Document, and approval of the I Squared Release consistent with Section 14.02 of this Agreement.
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Section 8.Representations and Warranties of Consenting Creditors and Consenting Equity Holders.
Each Consenting Creditor and Consenting Equity Holder severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor or Consenting Equity Holder executes and delivers this Agreement:
(a)it is (or upon the settlement of unsettled trades, will be) the beneficial or record owner of the face amount (or number of shares, as applicable) of the Company Claims/Interests reflected in such Consenting Creditor’s or Consenting Equity Holder’s Holdings Confirmation to this Agreement, Joinder, or Transfer Agreement, as applicable (as may be updated pursuant to Section 7) (the “Disclosed Interests”) or is the nominee, investment manager, investment advisor, or sub-advisor for beneficial holders of the Disclosed Interests and, having made reasonable inquiry, unless otherwise previously disclosed to the Company or its advisors, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in the Holdings Confirmation (or Transfer Agreement or Joinder, as applicable) delivered in accordance with this Agreement;
(b)it has (or upon the settlement of unsettled trades, will have) the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests as contemplated by this Agreement subject to applicable Law;
(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Creditor’s or Consenting Equity Holder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and
(d)(i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor or Consenting Equity Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
Section 9.Representations and Warranties of Company Parties.
Each Company Party, severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement, entry into this Agreement is consistent with the exercise of such Company Party’s fiduciary duties.
Section 10.Mutual Representations, Warranties, and Covenants.
Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement and as of the Plan Effective Date:
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(a)it is validly existing and in good standing under the Laws of the state of its organization (or, if it is a natural person, it has legal capacity to enter into this Agreement), this Agreement has been duly executed and delivered by such Party, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)except as expressly provided in this Agreement, the Plan, or the Bankruptcy Code (including with respect to approvals of Governmental Regulatory Authorities, Antitrust/FDI Authorities and the FCC, as applicable, necessary to effectuate the Restructuring and the I Squared Infrastructure Sale), no material consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement;
(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;
(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement; and
(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties that have not been disclosed to all Parties.
Section 11.Termination Events.
11.01     Consenting Stakeholder Termination Events. This Agreement may be terminated: (i) by the Required Consenting Credit Facility Creditors by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any of the following events in subsections (a) through (r), (t), (u) or (x) of this Section 11.01, (ii) by the Required Consenting Noteholders by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any of the events described in subsections (a) through (p), or (r) through (t) of this Section 11.01, (iii) solely with respect to the Consenting Revolving Lenders, by the Required Consenting Revolving Lenders by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any of the events described in subsections (a) through (p) or (u) through (x) of this Section 11.01, (iv) solely with respect to the Consenting Equity Holders, by the Required Consenting Equity Holders by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any of the events described in subsections (a) through (s) of this Section 11.01, (v) solely with respect to I Squared, by I Squared by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any of the events described in subsections (a)(iii), (a)(v) or (a)(xii) of this Section 11.01, or, solely with respect to the I Squared Infrastructure Sale, subsection (d) of this Section 11.01; and (vi) prior to the entry of the Interim
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Cash Collateral Order, solely by the Required Consenting Creditors by delivering a written notice to the other Parties in accordance with Section 15.11 hereof upon the occurrence and continuation of any event described in subsection (y) of this Section 11.01; provided, however, that following the occurrence of the I Squared Infrastructure Sale Proceeds Paydown, termination pursuant to this Section 11.01 (except pursuant to Sections 11.01(a)(xiv), or (l)) by any Consenting Creditor shall require the consent of the Required Consenting Creditors unless the breach or termination event (1) materially alters or impedes consummation of the Restructuring, (2) directly or indirectly has a materially adverse effect on the terminating Consenting Creditors’ legal and/or economic rights or benefits under this Agreement, or (3) with respect to the Milestones (as defined below) and unless otherwise agreed by the Required Consenting Creditors (which agreement shall not be unreasonably withheld, conditioned, or delayed), cannot be cured within fourteen (14) calendar days after such terminating Consenting Creditor transmits a written notice in accordance with Section 15.11 hereof:
(a)any of the following milestones (the “Milestones”) have not been achieved, unless (x) such Milestone other than Milestone (xii) was previously extended or waived in writing (with email from counsel being sufficient) by the Required Consenting Creditors, (y) with respect to Milestones (iii), (v), and (xii), such Milestone was previously extended or waived in writing (with e-mail from counsel being sufficient) by I Squared, and (z) with respect to Milestones (iii) and (v), such Milestone was previously extended or waived in writing (with e-mail from counsel being sufficient) by the Company, in each case, which extension or waiver shall not be unreasonably withheld, conditioned, or delayed:
(i)by no later than two (2) Business Days following the Agreement Effective Date, the Company shall have disclosed and made generally available to the public the Cleansing Material (as defined in, and in accordance with the terms of, the Confidentiality Agreements between the Company and certain Consenting Creditors);
(ii)by no later than two (2) Business Days following the Agreement Effective Date, the Company shall have requested that the Administrative Agent post this Agreement to the public side of the “Platform” (as defined in the Credit Agreement) soliciting consents from the lenders under the Credit Agreement;
(iii)by no later than ten (10) Business Days following the later of (x) the Agreement Effective Date and (y) the date that the Company requests that the Administrative Agent posts this Agreement to the public side of the “Platform,” the following shall have executed and delivered counterpart signature pages, or Joinders, to this Agreement to counsel to the Company Parties and the Consenting Stakeholders (the “RSA Holdings Condition”):
(A)holders of at least two-thirds (2/3) of the combined aggregate outstanding principal amount (or, with respect to any Hedging Claim, the estimated early termination amount, as of the Agreement Effective Date) of the 2018 Credit Facility Claims, which must include holders of at least a majority of the outstanding principal amounts of each of the U.S. Term Loans, the Original EMEA Term Loans and the 2020 EMEA Term Loans; and
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(B)beneficial owners (or nominees, investment advisors, sub-advisors, or managers of accounts that are beneficial owners) of at least two-thirds (2/3) of the aggregate outstanding principal amount of the Senior Notes Claims;
(iv)by no later than one (1) Business Day following the satisfaction of the RSA Holdings Condition, the SPC Charter shall have been amended in accordance with the form attached to this Agreement as Exhibit J and shall be in full force and effect;
(v)by no later than 20 Business Days following the satisfaction of the RSA Holdings Condition the I Squared Infrastructure Sale shall have been consummated (the “I Squared Infrastructure Sale Closing Condition”);
(vi)by no later than five (5) Business Days following the date of consummation of the I Squared Infrastructure Sale, the I Squared Infrastructure Sale Proceeds Paydown (other than, for the avoidance of doubt, any portion thereof to be effectuated pursuant to the Plan) shall have occurred;
(vii)by no later than fourteen (14) calendar days following the I Squared Infrastructure Sale Proceeds Paydown (other than, for the avoidance of doubt, any portion thereof to be effectuated pursuant to the Plan), the commencement of solicitation of votes for the acceptance of the Plan shall have occurred (the “Plan Solicitation Commencement Date”);
(viii)by no later than twenty-five (25) Business Days following the Plan Solicitation Commencement Date, the Petition Date shall have occurred;
(ix)by no later than five (5) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;
(x)by no later than seven (7) calendar days following the Petition Date, the Company shall have filed the Plan and the Disclosure Statement;
(xi)by no later than forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final Cash Collateral Order;
(xii)by no later than seventy-five (75) calendar days following the Petition Date, the Bankruptcy Court shall have entered the I Squared Infrastructure Sale Assumption Order;
(xiii)by no later than seventy-five (75) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;
(xiv)by no later than the Outside Date, the Plan Effective Date shall have occurred;
(xv)if and as required, or otherwise deemed advisable by the Parties after good faith discussions, the Company shall have completed the filing of the FCC Pro Forma Notices by 11:59 p.m. (Eastern Time) on the date that is no later than thirty (30) calendar days after the Petition Date, in all cases subject to receipt on a timely basis of all
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information reasonably requested of the Consenting Creditors that is necessary or appropriate in connection with such filings;
(xvi)the Company shall have completed the filing of the (A) FCC Applications, (B) any material applications, petitions, notifications, or other requests to be filed by any Company Party with any other Governmental Regulatory Authority or Antitrust/FDI Authority that are required to obtain the Governmental Approvals or Antitrust/FDI Approvals, and (C) any other material applications, petitions, notifications, or other requests to be filed by any Company Party with any other foreign regulatory agencies in order to obtain approvals or otherwise that are necessary to effectuate the Restructuring by 11:59 p.m. (Eastern Time) on the date that is no later than thirty (30) calendar days (or, with respect to any Antitrust/FDI Approvals required in any non-U.S. jurisdictions, as promptly as reasonably practicable) after the Plan and Disclosure Statement are filed or such later date as agreed to by the Required Consenting Creditors, in each case, if and as required, or otherwise deemed advisable by the Parties after good faith discussions, in each case subject to timely cooperation by, including receipt on a timely basis of all information requested of, the Consenting Creditors that the Company reasonably determines to be necessary or appropriate in connection with such filings, provided, that, no termination right shall arise under this Milestone until any breach hereunder has remained uncured for ten (10) Business Days after such terminating Party transmits a written notice in accordance with Section 15.11 of this Agreement detailing any of the foregoing; and
(xvii)the Company shall use commercially reasonable efforts to deliver to the Consenting Creditors’ Advisors, Private-Side Lenders (as defined in the Credit Agreement) and Private-Side Lenders (as defined in the Priming Facility Credit Agreement) unaudited, management-prepared financial statements for the year ended December 31, 2020 by no later than November 15, 2021, the quarters ended March 31, 2021 and June 30, 2021 by no later than October 15, 2021, the quarter ended September 30, 2021 by no later than November 30, 2021, the quarter ended December 31, 2021 by no later than March 1, 2022 and the quarter ended March 31, 2022 by no later than May 15, 2022 and the Company shall deliver to the Consenting Creditors’ Advisors, Private-Side Lenders (as defined in the Credit Agreement) and Private-Side Lenders (as defined in the Priming Facility Credit Agreement) unaudited, management-prepared financial statements for the year ended December 31, 2020, the quarters ended March 31, 2021 and June 30, 2021 and the quarter ended September 30, 2021 by no later than December 31, 2021;
(b)the I Squared Infrastructure Sale Agreement is terminated or is amended, amended and restated, waived, supplemented, or otherwise modified in a way that is materially adverse to the Consenting Creditors to which the Required Consenting Creditors have not agreed to in writing (with e-mail from counsel being sufficient), such agreement not to be unreasonably withheld, conditioned or delayed;
(c)the breach in any material respect by any Company Party of any of the representations, warranties, or covenants of the Company set forth in this Agreement that (i) is materially adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for ten (10) Business Days after such terminating
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Consenting Stakeholder transmits a written notice in accordance with Section 15.11 hereof detailing such breach;
(d)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, including the Bankruptcy Court, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring or the I Squared Infrastructure Sale and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.11 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(e)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after entry of such order, or the Confirmation Order is reversed or vacated;
(f)the entry of an order by the Bankruptcy Court or the filing of a motion or application by any Company Party seeking an order (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;
(g)any Company Party (i) files, waives, amends, or modifies, or files a pleading seeking approval of any Definitive Document or authority to waive, amend, or modify any Definitive Document (including any waiver of any term or condition therein) in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement (including with respect to the consent rights afforded the Consenting Creditors under this Agreement (including, for the avoidance of doubt, the Restructuring Term Sheet) or the Plan, without the prior written consent of the Required Consenting Creditors and, solely with respect to matters for which (x) the Consenting Revolving Lenders Consent Right applies, the Required Consenting Revolving Lenders, and (y) the Spruce House Consent Right applies, Spruce House, which consents shall not be unreasonably withheld, conditioned, or delayed), (ii) withdraws the Plan, or (iii) publicly announces its intention to take any of the acts listed in the foregoing clause (i) or (ii), which, in the case of each of the foregoing clauses (i) through (iii), remains uncured (to the extent curable) for twenty-four (24) hours after such terminating Consenting Creditors transmit a written notice to the filing party in accordance with Section 15.11 of this Agreement detailing any of the foregoing;
(h)any Company Party files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any claims held by any Consenting Creditor against the Company (or any liens securing such claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Creditors;
(i)the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Restructuring Term Sheet, or the Plan (in each case, with such
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amendments and modifications as have been effected in accordance with the terms hereof);
(j)the Company files, proposes, or otherwise supports any plan of liquidation, asset sale of all or substantially all of the Company’s assets or plan of reorganization other than the Plan;
(k)the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file or solicit acceptances of a plan of reorganization (including the Plan);
(l)the Board of Directors of any Company Party determines, after consulting with counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring;
(m)the Foreign Obligor Forbearance Agreement shall be terminated prior to the Plan Effective Date;
(n)the termination of the Debtors’ use of cash collateral under the Cash Collateral Orders, or any modification of the Cash Collateral Orders that is not reasonably acceptable to the Required Consenting Creditors;
(o)any Company Party enters into any commitment or agreement with respect to debtor-in-possession financing or use of cash collateral or otherwise seeks to incur non-ordinary course indebtedness, in each case, without the prior written approval of the Required Consenting Creditors;
(p)any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;
(q)after the RSA Holdings Condition is satisfied, the Consenting Creditors at any time cease to include Consenting Noteholders that collectively beneficially own or control at least two-thirds (2/3) of the then-outstanding combined aggregate principal amount of the Senior Notes Claims, which remains uncured for ten (10) Business Days following notice to the Ad Hoc Noteholder Group Advisors in accordance with Section 15.11 hereof, and solely to the extent such reduction in aggregate holdings materially alters or impedes consummation of the Restructuring and cannot be remedied by enforcement of this Agreement;
(r)the SPC Charter is amended, modified, supplemented, waived or otherwise changed, or the Strategic Planning Committee is disbanded, without the prior written consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that, any refusal by the Required Consenting Creditors to consent to any amendments, modifications, supplements, waivers or other changes to the SPC Charter that result in a reduction in the Strategic Planning Committee’s authority with respect to the Restructuring or the Restructuring Transactions or the disbandment of the Strategic Planning Committee shall be deemed reasonable for purposes of this Agreement.
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(s)after the RSA Holdings Condition is satisfied, the Consenting Creditors at any time cease to include holders of at least two-thirds (2/3) of the then-outstanding combined aggregate principal amount (or, with respect to any Hedging Claim, the estimated early termination amount, as of the Agreement Effective Date, or, following the Petition Date, the amount of such Claim) of the 2018 Credit Facility Claims, which remains uncured for ten (10) Business Days following notice to the Ad Hoc Lender Group Advisors in accordance with Section 15.11 hereof, and solely to the extent such reduction in aggregate holdings materially alters or impedes consummation of the Restructuring and cannot be remedied by enforcement of this Agreement;
(t)the Company fails to pay the Restructuring Expenses in accordance with Section 15.12 of this Agreement;
(u)(i) the failure of any representation or warranty made by any Company Party under the Credit Agreement Forbearance and Consent to be true and complete in all material respects as of the date when made, (ii) the Parent or any other Company Party shall enter into or acknowledge any amendment, change, supplement, or modification (including by means of a waiver or consent) to the Senior Notes Indenture or the Senior Notes that (x) increases the rate of interest on the Senior Notes or otherwise provides for any compensation to any Holder (as defined in the Senior Notes Indenture), in each case, in excess of the rate of interest and/or compensation payable in respect of the Senior Notes or under the Senior Notes Indenture in effect as of the date hereof or (y) amends, changes, supplements, or modifies any prepayment provisions of Section 4.07 of the Senior Notes Indenture or otherwise, in each case, in a manner adverse to the Consenting 2018 Credit Facility Creditors as reasonably determined by the Required Consenting 2018 Credit Facility Creditors, or (iii) solely in the case of any non-U.S. subsidiary of the Parent, provides a guarantee of the Senior Notes;
(v)any Party takes any action to which the Consenting Revolving Lenders Consent Right applies and the Required Consenting Revolving Lenders do not provide consent for such action consistent with the terms of this Agreement within five (5) Business Days;
(w)if the RSA Holdings Condition (i) has not been achieved consistent with Section 11.01(a)(iii) or (ii) is waived or extended more than five (5) Business Days from the date that the RSA Holdings Condition was required to be satisfied pursuant to Section 11.01(a)(iii) absent such waiver or extension;
(x)any Credit Party makes, or causes to be made, the interest payment (or any portion thereof) on the 2024 Notes that is due on or about June 30, 2021 or any interest payment (or portion of any interest payment) due thereafter; or
(y)the occurrence of any Event of Default under the Credit Agreement other than any of the Lender Specified Defaults (as defined in the Credit Agreement Forbearance and Consent).
11.02.    Company Termination Events.  This Agreement may be terminated by the Company by the delivery to the Consenting Creditors’ Advisors and I Squared of a written notice in accordance with Section 15.11 hereof upon the occurrence of any of the following events:
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(a)the breach in any material respect of any representations, warranties, or covenants of one or more of the Consenting Creditors set forth in this Agreement, by such Consenting Creditors holding (i) a combined aggregate principal amount (or, with respect to any Hedging Claim, the estimated early termination amount, as of the Agreement Effective Date, or, following the Petition Date, the amount of such Claim) of the 2018 Credit Facility Claims that would result in non-breaching Consenting Creditors holding less than two-thirds (2/3) of the then-outstanding combined aggregate principal amount (or, with respect to any Hedging Claim, the estimated early termination amount, as of the Agreement Effective Date, or, following the Petition Date, the amount of such Claim) of the 2018 Credit Facility Claims, (ii) an aggregate principal amount of Senior Notes Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (2/3) of the outstanding aggregate principal amount of the Senior Notes Claims, or (iii) an aggregate principal amount of Priming Facility Claims that would result in non-breaching Consenting Priming Facility Lenders holding less than a majority of the then-outstanding aggregate principal amount of the Priming Facility Claims, in each case, which breach remains uncured by such breaching Consenting Creditors (to the extent curable) for ten (10) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.11 of this Agreement detailing any such breach;
(b)the breach in any material respect by one or more of the Consenting Creditors of (i) any forbearance obligations or transfer restrictions contained in the Foreign Obligor Forbearance Agreement that would result in non-breaching Consenting 2018 Credit Facility Creditors holding less than a majority of the then-outstanding aggregate principal amount of the 2018 Credit Facility Claims, exclusive of any Hedging Claims, (ii) any forbearance obligations or transfer restrictions contained in the Credit Agreement Forbearance and Consent (prior to the Petition Date) that would result in (A) non-breaching 2018 Credit Facility Lenders holding less than a majority of the then-outstanding aggregate principal amount of 2018 Credit Facility Claims, exclusive of any Hedging Claims, or (B) non-breaching Revolving Lenders holding less than a majority of the then-outstanding aggregate principal amount of Revolving Claims, or (iii) any forbearance obligations or transfer restrictions contained in the Senior Noteholder Forbearance Agreement (prior to the Petition Date) that would result in non-breaching Consenting Noteholders holding less than a majority of the aggregate principal amount of Senior Notes Claims, in each case, which breach remains uncured by such breaching Consenting Creditors (to the extent curable) for ten (10) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.11 of this Agreement detailing any such breach;
(c)the Board of Directors of any Company Party determines, after consulting with counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring;
(d)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after entry of such order, or the Confirmation Order is reversed or vacated;
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(e)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.11 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Company Party to the extent such Company Party sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(f)one or more Consenting Creditors have failed to complete the filing of (i) any material applications, petitions, notifications, or other requests to be filed by any Consenting Creditors or Reorganized Parent with any Governmental Regulatory Authority or Antitrust/FDI Authority that are required to obtain the Governmental Approvals or Antitrust/FDI Approvals and (ii) any other material applications, petitions, notifications or other requests to be filed by any Consenting Creditors or Reorganized Parent with any other foreign regulatory agencies in order to obtain approvals or otherwise that are necessary to effectuate the Restructuring by 11:59 p.m. (Eastern Time) on the date that is no later than thirty (30) calendar days (or, with respect to any Antitrust/FDI Approvals required in any non-U.S. jurisdictions, as promptly as reasonably practicable) after the Plan and Disclosure Statement are filed or such later date as agreed to by the Company, in each case, if and as required, or otherwise deemed advisable by the Company and the Required Consenting Creditors after good faith discussions to the extent such approval is required to be obtained by one or more Consenting Creditors, in each case subject to timely cooperation by, including receipt on a timely basis of all information requested of, any Company Party that the applicable Consenting Creditors reasonably determine to be necessary or appropriate in connection with such filings, in each case, that remains uncured for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.11 of this Agreement detailing any of the foregoing;
(g)(i) the Foreign Obligor Forbearance Agreement shall be terminated prior to the Plan Effective Date, (ii) the forbearance obligations in Section 2 of the Credit Agreement Forbearance and Consent shall cease to be in full force and effect prior to the Petition Date, or (iii) the Senior Noteholder Forbearance Agreement shall cease to be in full force and effect prior to the Petition Date;
(h)after the RSA Holdings Condition is satisfied, the Consenting Creditors at any time cease to include Consenting Noteholders that collectively beneficially own or control at least two-thirds (2/3) of the then-outstanding combined aggregate principal amount of the Senior Notes Claims, which remains uncured for five (5) Business Days after the Company provides written notice of intention to terminate under this Section 11.02(h);
(i)after the RSA Holdings Condition is satisfied, the Consenting Creditors at any time cease to include holders of at least two-thirds (2/3) of the then-outstanding combined aggregate principal amount (or, with respect to any Hedging Claim, the estimated early termination amount, as of the Agreement Effective Date, or, following the Petition Date, the amount of such Claim) of the 2018 Credit Facility Claims, which
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remains uncured for five (5) Business Days after the Company provides written notice of intention to terminate under this Section 11.02(i);
(j)either of the RSA Holdings Condition or the I Squared Infrastructure Sale Closing Condition shall not have been satisfied;
(k)the Credit Agreement Amendment and the CAM Amendment contained in the Credit Agreement Forbearance and Consent shall not be operative by the deadline for satisfying the RSA Holdings Condition set forth in Section 11.01(a)(iii) of this Agreement (as may be extended or waived in accordance with the terms of this Agreement);
(l)the Plan Effective Date shall not have occurred prior to the Outside Date;
(m)the I Squared Infrastructure Sale Agreement is terminated prior to Completion (as defined in the I Squared Infrastructure Sale Agreement);
(n)the entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;
(o)the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Restructuring Term Sheet, or the Plan (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof);
(p)the termination of the Debtors’ use of cash collateral under the Cash Collateral Orders, or any modification of the Cash Collateral Orders that is not reasonably acceptable to the Required Consenting Creditors; or
(q)any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.
11.03.    I Squared Termination Events. This Agreement may be terminated as between I Squared and the other Parties by the delivery to the Company Advisors and the Consenting Creditors’ Advisors of a written notice in accordance with Section 15.11 hereof upon the occurrence of any of the following events:
(a)the breach in any material respect by any Party (other than by I Squared) of any material representations, warranties, or covenants of such Party set forth in this Agreement that has a material and adverse effect on I Squared or consummation of the I Squared Infrastructure Sale pursuant to the I Squared Infrastructure Sale Agreement and such breach remains uncured for a period of seven (7) Business Days after I Squared provides notice of such breach in accordance with Section 15.11 hereof;
(b)the Bankruptcy Court enters an order denying the approval of the assumption of any I Squared Infrastructure Sale Transaction Document to which a Debtor is a party and such order has become a Final Order;
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(c)the I Squared Infrastructure Sale Agreement has terminated;
(d)the Bankruptcy Court grants relief that is (a) materially inconsistent with this Agreement, the Restructuring Term Sheet, or the Plan (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof) and (b) adversely affects, directly or indirectly (i) the legal or economic rights (including consent rights), waivers, or releases proposed to be granted to, or received by, or (ii) the obligations of, I Squared pursuant to this Agreement (including the Restructuring Term Sheet), the Plan, and the I Squared Infrastructure Sale Assumption Order; or
(e)any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.
11.04.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; (b) I Squared; and (c) each Company Party.
11.05.    Individual Termination.  Any individual Consenting Creditor may terminate this Agreement as to itself only, by the delivery to the Company Advisors and the Consenting Creditors’ Advisors of a written notice in accordance with Section 15.11 hereof if (a) the Plan Effective Date has not occurred by the Outside Date, or (b) any Company Party takes any action set forth in Section 11.01(g), without regard as to whether the Required Consenting Stakeholders (subject to their applicable consent rights) have consented to such action, that has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by such Consenting Creditor, without the prior written consent of such Consenting Creditor. In addition, Spruce House may terminate this Agreement as to itself only, by the delivery to the Company Advisors and the Consenting Creditors’ Advisors of a written notice in accordance with Section 15.11 hereof if (x) any Company Party takes any action set forth in Section 11.01(g)(i)(y), or (y) the Company does not execute the Stock Transfer Agreement on or before three (3) Business Days after the Agreement Effective Date.
11.06.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.
11.07.    Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party, and such terminating Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims, Interests, or causes of action; provided, however, that in no event shall any such termination relieve a Party from (a) liability for its breach or non-performance of its obligations hereunder prior to the Termination Date, notwithstanding any termination of this Agreement by any other Party, and (b) obligations under this Agreement that expressly survive any such termination pursuant to Section 12 hereunder. For the avoidance of doubt, upon the occurrence of a Termination Date as to a Party to this Agreement, this Agreement shall remain in full force and effect as to all other Parties.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy
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Court, except as set forth in Section 7 of this Agreement, any and all consents, agreements, undertakings, waivers, forbearances, votes or ballots tendered by the terminating Party before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the other Parties in connection with the Restructuring, this Agreement, the Restructuring Term Sheet, or otherwise; provided, that any Consenting Stakeholder withdrawing or changing its vote on the Plan pursuant to this Section 11.07 shall promptly provide written notice of such withdrawal or change to each other Party and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from seeking enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (ii) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Company Claims/Interests or claims against any Consenting Stakeholder. Notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Section 11.07 shall not be available to any Party (x) that is in material breach of this Agreement or (y) whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable termination event under this Section 11, except a termination pursuant to 11.01(l), 11.02(c), or 11.02(d). Nothing in this Section 11.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(c). For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights under this Section 11.07.
Section 12.Survival.
Notwithstanding the termination of this Agreement pursuant to Section 11, the agreements and obligations of the Parties in Sections 4.01(b)(viii), 4.03, 5.01(t), 7 (except as to Spruce House), 11.07, 14.02, and 15 (to the extent provided therein), and any defined terms needed for the interpretation of any such Sections, shall survive such termination and shall continue in full force and effect in accordance with the terms hereof. In addition, notwithstanding the termination of this Agreement pursuant to Section 11, the agreements and obligations of the Consenting Term Loan Lenders in the Section titled “2020 EMEA Settlement” in the Restructuring Term Sheet, and any defined terms needed for the interpretation of such Section, shall survive such termination and shall continue in full force and effect in accordance with the terms set forth in such Section. Further, notwithstanding the termination of this Agreement pursuant to Section 11 of this Agreement, including without limitation Section 11.01(j), if (a) the I Squared Infrastructure Sale has been consummated and (b) a court of competent jurisdiction has not adjudicated that I Squared materially breached this Agreement or any I Squared Infrastructure Sale Transaction Document, then the Consenting Stakeholders shall not propose, file, support, solicit, or vote in favor of an Alternative Restructuring that does not provide for (x)
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the assumption of the I Squared Infrastructure Sale Transaction Documents and (y) the approval of the I Squared Release.
Section 13.Amendments and Waivers.
(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.
(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, subject to Section 15.24, only in a writing signed by: (i) each Company Party; (ii) the Required Consenting Creditors; and (iii) (A) solely with respect to matters for which the I Squared Consent Right applies, I Squared, (B) solely with respect to matters for which the Consenting Revolving Lenders Consent Right applies, the Required Consenting Revolving Lenders, (C) solely if the Consenting Equity Holders Consent Condition has been satisfied, with respect to matters for which the Consenting Equity Holders Consent Right applies, the Required Consenting Equity Holders, and (D) solely with respect to matters for which the Spruce House Consent Right applies, Spruce House, and (E) solely with respect to matters for which the Required Amending Creditors Supermajority Consent Right applies, the Required Amending 2018 Credit Facility Creditors; provided, however, that if any such amendment, modification, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Consenting Creditor Claims held by any Consenting Creditor, or on the treatment of such Consenting Creditor Claims, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver, or supplement; provided, however, that, subject to Section 15.24, (1) any modification, amendment, or supplement to the definition of “Required Consenting Creditors” shall require the prior written consent of each Consenting Creditor holding Priming Facility Claims, Original EMEA Term Loan Claims, 2020 EMEA Term Loan Claims, U.S. Term Loan Claims, and Senior Notes Claims, (2) any modification, amendment, or supplement to the definition of “Required Consenting Credit Facility Creditors” shall require the prior written consent of each Consenting Creditor holding Priming Facility Claims Original EMEA Term Loan Claims, 2020 EMEA Term Loan Claims, and U.S. Term Loan Claims, (3) any modification, amendment, or supplement to the definition of “Required Consenting 2018 Credit Facility Creditors” or “Required Amending 2018 Credit Facility Creditors” shall require the prior written consent of each Consenting Creditor holding Original EMEA Term Loan Claims, 2020 EMEA Term Loan Claims, and U.S. Term Loan Claims, (4) any modification, amendment, or supplement to the definition of “Required Consenting Noteholders” shall require the prior written consent of each Consenting Noteholder, (5) any modification, amendment, or supplement to the definition of “Required Consenting Revolving Lenders” shall require the prior written consent of each Consenting Revolving Lender, (6) any modification, amendment, or supplement to the definition of “Required Consenting Equity Holders” shall require the prior written consent of each Consenting Equity Holder, (7) any modification, amendment, or supplement to the definition of “Required Consenting Stakeholders” shall require the prior written consent of each Consenting Creditor, I Squared, and, solely to the extent that the Consenting Equity Holders Consent Condition is satisfied, each Consenting Equity Holder, (8) any modification, amendment, or supplement to the definition of “Spruce House Consent”
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shall require the prior written consent of Spruce House, (9) any modification, amendment, or supplement to Section 11.05 hereof shall require the prior written consent of each Consenting Stakeholder, (10) any modification, amendment, or supplement to Section 4.04 shall not be binding on any Consenting Stakeholder that has not provided its prior written consent to such amendment, and (11) any modification, amendment, or supplement to this Section 13 shall require the prior written consent of each Consenting Stakeholder.
(c)Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.
(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.
Section 14.Releases.
14.01.    Mutual Releases. In connection with the Restructuring Transactions, each of the Parties shall provide releases to the other Parties hereto on the terms set forth in the Restructuring Term Sheet.
14.02.    I Squared Release. In connection with confirmation of the Plan, the Buyer, I Squared, certain affiliates of the Buyer and I Squared and the Company Parties shall provide mutual releases on the same terms as the release set forth on Schedule 26 of the I Squared Infrastructure Sale Agreement and the Confirmation Order shall provide for approval of such mutual releases.
Section 15.Miscellaneous.
15.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer, acceptance, or solicitation with respect to any securities, loans, or other instruments or a solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer, acceptance, or solicitation will be made only in compliance with all applicable provisions of securities Laws, provisions of the Bankruptcy Code, and other applicable Law.
15.02.    Tax Matters. The Parties will work together in good faith to structure and implement the Restructuring in a tax efficient manner; provided, that such structure and implementation shall be reasonably acceptable to the Company and the Required Consenting Creditors.
15.03.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and
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schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits (excluding the Restructuring Term Sheet), this Agreement (without reference to the exhibits) shall govern.
15.04.    Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring and the I Squared Infrastructure Sale, as applicable.
15.05.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
15.06.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL BANKRUPTCY LAW, THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto.
15.07.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.08.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The Parties understand that the Consenting Creditors are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Creditor expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Creditor, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Creditor so long as they are not acting at the direction or for the benefit of such Consenting
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Creditor or such Consenting Creditor’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting Creditor.
15.09.    Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
15.10.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity, except as otherwise explicitly provided herein.
15.11.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)if to the Company, to:
GTT Communications, Inc.
7900 Tysons One Place, Suite 1450
McLean, VA 22102
Attention:     Douglass Maynard
E-mail address: doug.maynard@gtt.net

with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:      Ira S. Dizengoff, Philip C. Dublin, and Naomi Moss
E-mail address:     idizengoff@akingump.com
pdublin@akingump.com
    nmoss@akingump.com

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(b)if to a Consenting Creditor, to the addresses or facsimile numbers set forth below such Consenting Creditor’s signature to this Agreement or on the applicable Joinder (if any), as applicable, with a copy to (solely in the case of Consenting Creditors that are members of the Ad Hoc Lender Group):
Milbank LLP
55 Hudson Yards
New York, New York 10001
Attention: Evan R. Fleck, Lauren C. Doyle, and Brian J. Zucco
E-mail address:     efleck@milbank.com
ldoyle@milbank.com
    bzucco@milbank.com

with a copy to (solely in the case of Consenting Creditors that are members of the 2020 Ad Hoc Lender Group):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Robert Britton, Karen R. Zeituni and Joseph M. Graham
E-mail address:     rbritton@paulweiss.com
kzeituni@paulweiss.com
    jgraham@paulweiss.com

        with a copy to (solely in the case of Consenting Revolving Lenders):
Jones Day
250 Vesey Street
New York, NY 10281
Attention:     Brett Barragate and Caitlin R. Hunter
E-mail address:     bpbarragate@jonesday.com
crhunter@jonesday.com
        with a copy to (solely in the case of Consenting Noteholders that are members of the Ad Hoc Noteholder Group):
Latham & Watkins LLP
330 North Wabash Ave.
Suite 2800
Chicago, Illinois 60611
Attention:     Richard A. Levy, Ted Dillman, and Ebba Gebisa
E-mail address:     richard.levy@lw.com
ted.dillman@lw.com
    ebba.gebisa@lw.com
(c)if to a Consenting Equity Holder, as noted on such Consenting Equity Holder’s signature page(s) hereto or Joinders delivered by such Consenting Equity Holder, as applicable.
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(d)if to Spruce House
The Spruce House Partnership, LLC
435 Hudson Street
8th Floor
New York, NY 10014
Attention:     Tom Walker
E-mail address: tom@sprucehousecapital.com

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:     Sidney Levinson, Jonathan Levitsky
E-mail address:     slevinson@debevoise.com
jelevitsky@debevoise.com

(e)if to I Squared, to:
Cube Telecom Europe Bidco Limited
6 Chesterfield Gardens
Mayfair, London W1J 5BQ
United Kingdom
Attention:    Mohamed El Gazzar and Charlotte Dixon
E-mail address:    mohamed.el.gazzar@isquaredcapital.com
charlotte.dixon@isquaredcapital.com
with a copy (which shall not constitute notice) to:
I Squared Capital Advisors (US) LLC
600 Brickell Avenue, Penthouse,
Miami, FL 33131
Attention:     General Counsel and Charlotte Dixon
E-mail address:     generalcounsel@isquaredcapital.com
charlotte.dixon@isquared.com
Linklaters LLP
One Silk Street
London, EC2Y 8HQ
United Kingdom
Attention:     Will Aitken-Davies
E-mail address:     will.aitken-davies@linklaters.com
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:      Steven N. Serajeddini
E-mail address:     steven.serajeddini@kirkland.com
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Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:      Kevin S. McClelland
E-mail address:     kevin.mcclelland@kirkland.com
or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.
15.12.    Fees and Expenses. The Company Parties shall, (A) (i) prior the commencement of the Chapter 11 Cases, pay in full and in cash all accrued reasonable and documented fees, costs, and expenses of the Consenting Creditors’ Advisors and the Indenture Trustee and be obligated to pay such amounts as they come due, including all amounts payable or reimbursable under the applicable fee or engagement letters (including any success or transaction fees when earned) entered into by the applicable Company Party and applicable Consenting Creditors’ Advisor or the Indenture Trustee (which agreements shall not be terminated by the Company Parties before the termination of this Agreement); provided that the Company shall pay all undisputed invoices (which may include an estimate of reasonable fees and expenses through the Petition Date) received and outstanding as of five (5) Business Days prior to the Petition Date, and (ii) following the commencement of the Chapter 11 Cases, (x) seek to pay the ongoing reasonable and documented fees, costs, and expenses of the Ad Hoc Lender Group Advisors, the Revolving Lenders Advisors, and the 2020 Ad Hoc Lender Group Advisors in connection with the Cash Collateral Orders and (y) pay in full and in cash all accrued and unpaid reasonable and documented fees, costs, and expenses of the Consenting Creditors’ Advisors and the Indenture Trustee in accordance with the terms of the Confirmation Order and no later than the Plan Effective Date (the fees and expenses set forth in this Section 15.12, collectively, the “Restructuring Expenses”), and (B) prior the Plan Effective Date, pay in full and in cash all reasonable and documented out of pocket fees, costs, and expenses of Spruce House incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate.
15.13. Reservation of Rights. After the termination of this Agreement pursuant to Section 11, the Parties each fully reserve any and all of their respective rights, remedies, claims, and interests, subject to Section 11 in the case of any claim for breach of this Agreement. Further, nothing herein shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement, the Restructuring Term Sheet, and the Plan and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring or the I Squared Infrastructure Sale.
15.14.    Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties, and without reliance on any statement of any other Party or Entity (other than such express representations or warranties of the Company Parties contained herein).
60

15.15.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
15.16.    Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
15.17.    Specific Performance. It is understood and agreed by the Parties that, without limiting any other remedies available at law or in equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
15.18.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint. Each Consenting Stakeholder is entering into this Agreement directly with the Company and not with any other Party, and the use of a single document is solely for the convenience of the Company. The Consenting Stakeholders have no agreement, arrangement or understanding with respect to acting together for any purpose under this Agreement. Each Party’s decision to enter into this Agreement has been made independently of a decision by any other Party.
15.19.    Separately Managed Accounts. The Parties hereto acknowledge that all representations, warranties, covenants, and other agreements made by or with respect to any Consenting Creditor or Consenting Equity Holder that is a separately managed account of an investment manager identified on the signature pages hereto (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such Consenting Creditor or Consenting Equity Holder, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such Consenting Creditor or Consenting Equity Holder that are not held through accounts managed by such Manager.
15.20.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
15.21.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not
61

preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
15.22.    Capacities of Consenting Creditors and Consenting Equity Holders. Each Consenting Creditor and Consenting Equity Holder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.
15.23.    Relationship Among Consenting Stakeholders and the Company Parties. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to any other Consenting Stakeholder, the Company Parties, or any of the Company Parties’ creditors or other stakeholders, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Stakeholders. It is understood and agreed that any Consenting Creditor may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Creditor, subject to applicable securities laws and this Agreement, including Section 7 hereof. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Creditors and/or the Company Parties shall in any way affect or negate this understanding and agreement.
15.24.    Effect of Repayment of Claims in Full Prior to Plan Effective Date. Notwithstanding anything herein or in the Plan to the contrary, to the extent that all or any of the Consenting Creditor Claims are paid in full in cash prior to the Plan Effective Date, then such Claims shall not be counted for purposes of termination rights under Section 11.02 of this Agreement and shall be deemed satisfied for distribution purposes and shall not be counted for purposes of calculating consent and holding thresholds in this Agreement; provided, however, this Agreement shall remain binding on the holders of any such Claims in all respects through the consummation of the Restructuring, subject to the terms and conditions of this Agreement and the Plan. For the avoidance of doubt, if any portion of the Priming Facility Claims, Original EMEA Term Loan Claims, 2020 EMEA Term Loan Claims, U.S. Term Loan Claims, and/or Revolving Claims are paid in cash prior to the Plan Effective Date, such amounts that are paid in cash shall not be counted for purposes of calculating the numerator and denominator of any consent and holding thresholds in this Agreement on and after the date of such payment in cash.
15.25.    E-mail Consents/Waivers. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or any Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
15.26.    Good Faith Cooperation. The parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions.
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Section 16.Disclosure and Public Statements.
The Company shall use commercially reasonable efforts to (i) submit to the Consenting Creditors’ Advisors and I Squared drafts of any press releases or public disclosure documents that disclose the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight (48) hours prior to making any such disclosure, (ii) afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures, and (iii) consider any such comments in good faith. Except as required by Law, neither the Company nor the Company Advisors shall disclose the principal amount or percentage of any Company Claims/Interests or any other securities of the Company held by any other Party, in each case, without such Party’s prior written consent; provided, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all the Consenting Stakeholders. Any public filing of this Agreement with the Bankruptcy Court shall not include the executed signature pages to this Agreement.
[Remainder of page intentionally left blank.]

63

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

                        GTT COMMUNICATIONS, INC.

    By:    /s/ Donna Granato
Name: Donna Granato
        Title: Interim Chief Financial Officer

                        GTT COMMUNICATIONS B.V.

    By:    /s/ Donna Granato
Name: Donna Granato
        Title: Director

GTT AMERICAS, LLC GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC GC PIVOTAL, LLC
ELECTRA LTD.          CORE180, LLC COMMUNICATION DECISIONS - SNVC, LLC

By: /s/ Donna Granato
Name: Donna Granato
Title: Vice President, Treasurer, Secretary and Chief Financial Officer

GTT REMAINCO, LLC
GTT APOLLO HOLDINGS, LLC
GTT APOLLO, LLC

By: /s/ Donna Granato
Name: Donna Granato
Title: Vice President, Treasurer and Chief Financial Officer

GTT HOLDINGS NETHERLANDS B.V.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

[Company Signature Page to the Restructuring Support Agreement]

INTEROUTE CLOUD NETHERLANDS B.V.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

SIGNED for and on behalf of:
HIBERNIA NGS LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

SIGNED for and on behalf of:
PERSEUS TELECOM LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

SIGNED for and on behalf of:
GLOBAL TELECOM AND TECHNOLOGY HOLDINGS IRELAND LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director
GTT HOLDINGS LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

GTT-EMEA LTD.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director
[I Squared Signature Page to the Restructuring Support Agreement]

ACCELERATED CONNECTIONS INC.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

2497817 ONTARIO LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

HIBERNIA INTERNATIONAL ASSETS INC.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

GTT COMMUNICATIONS SWITZERLAND SÀRL

By:    /s/ Donna Granato
    Name: Donna Granato
    Title: Managing Officer

GTT NETHERLANDS B.V.

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

SIGNED for and on behalf of:
HIBERNIA ATLANTIC CABLE SYSTEM LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director
[I Squared Signature Page to the Restructuring Support Agreement]

SIGNED for and on behalf of:
HIBERNIA EXPRESS (IRELAND) LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

HIBERNIA ATLANTIC (UK) LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

HIBERNIA EXPRESS (UK) LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director
HIBERNIA MEDIA (UK) LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

INTEROUTE COMMUNICATIONS HOLDINGS LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

INTEROUTE COMMUNICATIONS LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

[I Squared Signature Page to the Restructuring Support Agreement]

INTEROUTE MEDIA SERVICES LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

INTEROUTE NETWORKS LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

HIBERNIA ATLANTIC COMMUNICATIONS (CANADA) COMPANY

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

HIBERNIA EXPRESS (CANADA) LIMITED

By:    /s/ Donna Granato
    Name: Donna Granato
Title: Director

GTT GMBH

By:    /s/ Anthony Hansel
    Name: Anthony Hansel
    Title: Managing Director

GTT SWITZERLAND SÀRL

By:    /s/ Anthony Hansel
    Name: Anthony Hansel
    Title: Managing Officer

[I Squared Signature Page to the Restructuring Support Agreement]

INTEROUTE MANAGED SERVICES SWEDEN AB

By:    /s/ Anthony Hansel
    Name: Anthony Hansel
Title: Director

INTEROUTE US LLC

By: /s/ Donna Granato
Name: Donna Granato
Title: Vice President, Treasurer and Chief Financial Officer

[I Squared Signature Page to the Restructuring Support Agreement]

EXHIBIT A

Restructuring Term Sheet

GTT COMMUNICATIONS, INC., ET AL. Restructuring Term Sheet
This restructuring term sheet (this “Term Sheet”) presents the principal terms of the proposed Restructuring of GTT Communications, Inc. and certain of its subsidiaries identified below, which will be effectuated through consummation of the I Squared Infrastructure Sale (as defined in the RSA (as defined below)) followed by the commencement of the Chapter 11 Cases (as defined in the RSA), and confirmation and consummation of a prepackaged chapter 11 plan of reorganization (the “Plan”) on the terms and subject to the conditions set forth herein and in that certain Restructuring Support Agreement, dated as of September 1, 2021, by and among the Company Parties (as defined in the RSA) and the other parties signatory thereto (as amended, supplemented, or otherwise modified from time to time, the “RSA”). This is the “Restructuring Term Sheet” referred to in, and appended to, the RSA. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in Annex 1 or, if not defined therein, the RSA.

THIS TERM SHEET IS NOT AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAW.

THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE RSA, DEEMED BINDING ON ANY OF THE PARTIES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY PARTIES AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE ADVISORS OR EXCEPT AS SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY PARTIES AND THE APPLICABLE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE ADVISORS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RESTRUCTURING. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING, AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND THE RSA.

UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS TERM SHEET IS INCONSISTENT WITH THE RSA, THE TERMS OF THIS TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL. THE RESTRUCTURING DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED AND EXECUTED DEFINITIVE DOCUMENTS.

THIS TERM SHEET CONTEMPLATES THAT:
1.THE CREDIT AGREEMENT IS AMENDED TO PROVIDE THAT THE I SQUARED INFRASTRUCTURE SALE PROCEEDS ARE APPLIED TO REPAY ALL 2018 CREDIT FACILITY CLAIMS ON A PRO RATA BASIS;
2.THE CAM AGREEMENT IS AMENDED TO DEFER THE CAM EXCHANGE DATE UNTIL THE TERMINATION OF THE RSA BY THE COMPANY OR CERTAIN CREDITORS;
3.THE I SQUARED INFRASTRUCTURE SALE PROCEEDS ARE DISTRIBUTED AFTER SUCH AMENDMENTS TO THE CREDIT AGREEMENT AND THE CAM AGREEMENT ARE OPERATIVE AND PRIOR TO THE COMMENCEMENT OF THE CHAPTER 11 CASES; AND
4.THE CHAPTER 11 CASES ARE COMMENCED THEREAFTER.

Overview

Company Parties to Commence Chapter 11 Cases	GTT Communications, Inc.; Communication Decisions - SNVC, LLC; Core180, LLC; Electra Ltd.; GC Pivotal, LLC; GTT Americas, LLC; GTT Global Telecom Government Services, LLC; GTT RemainCo, LLC; GTT Apollo Holdings, LLC; and GTT Apollo, LLC.
Venue	United States Bankruptcy Court for the Southern District of New York, Manhattan Division
Claims and Interests to be Repaid and/or Restructured[1]
Priming Facility Claims: Claims that consist of no less than $278,880,962.53 in principal amount of Priming Facility Term Loans (as of September 1, 2021), plus unpaid interest (including default interest, to the extent applicable), fees, premiums, including the Make-Whole Premium subject to the Make-Whole Premium Exceptions (each, as defined in the Priming Facility Credit Agreement), and all other obligations, amounts, and expenses arising under or in connection with the Priming Facility Credit Agreement held by the Priming Facility Lenders (the “Priming Facility Claims”).
2020 EMEA Term Loan Claims: Claims that consist of no less than $138,250,000.00 in principal amount of 2020 EMEA Term Loans (as of September 1, 2021), plus unpaid interest (including default interest, to the extent applicable), fees, premiums, including the Prepayment Premium (as defined in the Credit Agreement), and all other obligations, amounts, and expenses arising under or in connection with the Credit Agreement held by the 2020 EMEA Term Loan Lenders (the “2020 EMEA Term Loan Claims”).
Original EMEA Term Loan Claims: Claims that consist of no less than €727,500,000.00 in principal amount of Original EMEA Term Loans (as of September 1, 2021), plus unpaid interest (including default interest, to the extent applicable), fees, and all other obligations, amounts, and expenses arising under or in connection with the Credit Agreement held by the Original EMEA Term Loan Lenders (the “Original EMEA Term Loan Claims”).
U.S. Term Loan Claims: Claims that consist of no less than $1,716,900,000.00 in principal amount of U.S. Term Loans (as of September 1, 2021), plus unpaid interest (including default interest, to the extent applicable), fees, and all other obligations, amounts, and expenses arising under or in connection with the Credit Agreement held by the U.S. Term Loan Lenders (the “U.S. Term Loan Claims”).
Revolving Claims: Claims that consist of no less than $74,834,827.03 in principal amount of Revolving Loans (as of September 1, 2021), plus unpaid interest (including default interest, to the extent applicable), fees, and all other obligations, amounts, and expenses arising under or in connection with the Credit Agreement held by the Revolving Lenders (the “Revolving Claims”).
Hedging Claims: Claims on account of Hedging Obligations under Secured Hedge Agreements (each as defined in the Credit Agreement) (the “Hedging Obligations”) held by the Secured Hedge Providers (as defined in the Credit Agreement) (the “Hedging Claims”).
U.S. Secured Claims: The U.S. Term Loan Claims, the Revolving Claims, and the Hedging Claims shall together constitute the “U.S. Secured Claims” and, together with the Original EMEA Term Loan Claims and the 2020 EMEA Term Loan Claims shall constitute the “2018 Credit Facility Claims.”
Senior Notes Claims: Claims that consist of no less than $575,000,000.00 in principal amount of Senior Notes (as of September 1, 2021), plus unpaid interest, fees, and all other obligations, amounts, and expenses arising and payable under the Senior Notes Indenture (the “Senior Notes Claims”).
General Unsecured Claims: Claims that consist of any prepetition Claim against a Debtor that is not (x) a Priming Facility Claim, Revolving Claim, 2020 EMEA Term Loan Claim, Original EMEA Term Loan Claim, U.S. Term Loan Claim, Hedging Claim, Senior Notes Claim, or Intercompany Claim or (y) a Claim that is secured by collateral, subordinated, or entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”).
Existing GTT Equity Interests: The Existing GTT Equity Interests.
Spruce House Equity Interests: The Existing GTT Equity Interests beneficially owned by The Spruce House Partnership, LLC (“Spruce House”) and its Affiliates, which shall be transferred to the Company for no consideration pursuant to the Spruce House Transfer (the “Spruce House Equity Interests”).

[1] Any amounts equivalent to postpetition interest at the default rate that are accrued and unpaid as of the Plan Effective Date shall be paid in full in cash on the Plan Effective Date. Notwithstanding anything herein to the contrary any Claim for postpetition interest shall be without duplication to any adequate protection payments made on account of postpetition default interest.

3

Overview of Restructuring
Credit Agreement Forbearance and Consent:
Contemporaneously with their execution of the RSA, the Consenting U.S. Term Loan Lenders, Consenting Revolving Lenders, Consenting Original EMEA Term Loan Lenders, and Consenting 2020 EMEA Term Loan Lenders will execute the Credit Agreement Forbearance and Consent thereby consenting to, among other things, the terms of the Credit Agreement Amendment attached thereto as Annex A, CAM Amendment attached thereto as Annex B and Foreign Obligor Forbearance Agreement attached thereto as Annex C.
Immediately following the Agreement Effective Date, the Administrative Agent shall commence a consent solicitation to obtain (i) additional signatures to the Credit Agreement Forbearance and Consent, and (ii) RSA Joinders.
The Credit Agreement Forbearance and Consent and the Foreign Obligor Forbearance Agreement will be effective upon execution of the Credit Agreement Forbearance and Consent and the RSA by the Required Lenders and the Required Revolving Lenders (each, as defined in the Credit Agreement) (the “Required Lender Consent Condition”); provided, that the Credit Agreement Amendment and CAM Amendment shall become operative only upon execution of the Credit Agreement Forbearance and Consent by (i) U.S. Term Loan Lenders who collectively hold more than 50% of the outstanding principal amount of U.S. Term Loans, (ii) Original EMEA Term Loan Lenders who collectively hold more than 50% of the outstanding principal amount of Original EMEA Term Loans, and (iii) 2020 EMEA Term Loan Lenders who collectively hold more than 50% of the outstanding principal amount of 2020 EMEA Term Loans (the “Amendments Consent Condition,” and, together with the Required Lender Consent Condition, the “Consent Conditions”).
In addition, contemporaneously with the execution of the RSA and the Credit Agreement Forbearance and Consent and in furtherance of the Restructuring, the Consenting Noteholders, the Parent, GTT Americas, LLC, a Delaware limited liability company, GC Pivotal, LLC, a Delaware limited liability company, Communication Decisions – SNVC, LLC, a Virginia limited liability company, Electra Ltd., a Virginia corporation, Core180, LLC, a Delaware limited liability company, GTT RemainCo, LLC, a Delaware limited liability company, GTT Apollo Holdings, LLC, a Delaware limited liability company, GTT Apollo, LLC, a Delaware limited liability company, and Interoute US LLC, a Delaware limited liability company, will execute the Senior Noteholder Forbearance Agreement.
Infrastructure Sale: Contemporaneously with the execution of the RSA, the I Squared Infrastructure Sale Agreement shall be amended by execution of the I Squared Infrastructure Sale Agreement Amendment. Prior to the consummation of the I Squared Infrastructure Sale and the I Squared Infrastructure Sale Proceeds Paydown (as defined below), the RSA Holdings Condition shall have been satisfied. The I Squared Infrastructure Sale shall be consummated prior to the commencement of the Chapter 11 Cases. All Net Cash Proceeds of the I Squared Infrastructure Sale will be distributed in accordance with the terms of the Credit Agreement Forbearance and Consent, the RSA, this Term Sheet and the Plan; provided that the Company shall retain $35 million of such proceeds to fund the Chapter 11 Cases and for working capital purposes in accordance with the Approved Budget, which proceeds shall be the cash collateral of the Administrative Agent and the holders of the 2018 Credit Facility Claims (the “Retained Cash Proceeds”).
Chapter 11 Cases: Following the completion of the I Squared Infrastructure Sale and as soon as reasonably practicable after the I Squared Infrastructure Sale Proceeds Paydown, the Company shall commence the solicitation of votes on the Plan from holders of impaired Claims who are entitled to vote on the Plan, and, thereafter, each of the Company Parties will commence the Chapter 11 Cases in the Bankruptcy Court to pursue confirmation and consummation of the Plan in accordance with the terms of the RSA and this Term Sheet, including the solicitation of votes from equityholders if required by the Bankruptcy Court.
Use of Cash Collateral: The Chapter 11 Cases will be financed through the consensual use of cash collateral, including the Retained Cash Proceeds. The Debtors will seek entry of the Interim Cash Collateral Order attached to the RSA as Exhibit C. Adequate protection on the Remaining 2018 Credit Facility Claims (as defined below) following the I Squared Infrastructure Sale Proceeds Paydown shall include, among other things, cash payments during the Chapter 11 Cases equal to the contractual rate of default interest applicable to each respective category of Claims comprising the 2018 Credit Facility Claims, which adequate protection shall not be subject to recharacterization or disgorgement if the Plan is consummated; provided that the payment of such default interest shall not impact the Strike Price of the Noteholder Warrants or the Equityholder Warrants.

4

Infrastructure Sale Proceeds
Paydown of Certain Claims from Infrastructure Sale Proceeds
After the RSA Holdings Condition is satisfied and the Credit Agreement Amendment and CAM Amendment become operative, but prior to the commencement of the Chapter 11 Cases, and by not later than the fifth (5th) Business Day following the Company’s receipt of proceeds from the I Squared Infrastructure Sale, all Net Cash Proceeds of the I Squared Infrastructure Sale received by the Company (other than the Retained Cash Proceeds) shall be used to:
(a)first, prepay in Cash the Priming Facility Claims in full; and
(b)second, partially prepay in Cash the 2020 EMEA Term Loan Claims, the Original EMEA Term Loan Claims and the U.S. Secured Claims on a pro rata[2] basis ((a) and (b) together, the “I Squared Infrastructure Sale Proceeds Paydown”).
The I Squared Infrastructure Sale Proceeds Paydown shall be made to record holders of the above-listed Claims listed on the lender register maintained by the Priming Facility Agent or the Administrative Agent, as applicable, as of the date that is five (5) Business Days prior to the date of the I Squared Infrastructure Sale Proceeds Paydown.
The U.S. Secured Claims, the Original EMEA Term Loan Claims and the 2020 EMEA Term Loan Claims that remain outstanding following the I Squared Infrastructure Sale Proceeds Paydown are hereinafter referred to as the “Remaining U.S. Secured Claims”, the “Remaining Original EMEA Term Loan Claims” and the “Remaining 2020 EMEA Term Loan Claims,” respectively, and, collectively, the “Remaining 2018 Credit Facility Claims.”

[2] The pro rata split of Net Cash Proceeds of the I Squared Infrastructure Sale among holders of 2020 EMEA Term Loan Claims, Original EMEA Term Loan Claims and U.S. Secured Claims shall be calculated using the Exchange Rate (as defined in the I Squared Infrastructure Sale Agreement). The Net Cash Proceeds of the Infrastructure Sale shall be converted into U.S. Dollars to repay U.S. Dollar-denominated Claims or Euros to repay Euro-denominated Claims, as needed, at the Exchange Rate (as defined in the I Squared Infrastructure Sale Agreement).

5

Original EMEA Settlement
Notwithstanding the terms of the I Squared Infrastructure Sale Proceeds Paydown detailed above, if the Consent Conditions are satisfied then, in accordance with the CAM Amendment, on the date on which the proceeds of any sale of all or substantially all of the Infrastructure Business (including, without limitation, the I Squared Infrastructure Sale) that occurs on or prior to the Plan Effective Date are applied to repay the 2018 Credit Facility Claims, the holders of U.S. Secured Claims shall turn over to the Administrative Agent $32.5 million of Net Cash Proceeds that would otherwise be payable pro rata to the holders of U.S. Secured Claims in connection with such paydown (the “Original EMEA Cash Turnover Amount”), and the Administrative Agent shall hold the Original EMEA Cash Turnover Amount in escrow in accordance with the CAM Amendment.
Subject to the occurrence of and on the Plan Effective Date, the Original EMEA Cash Turnover Amount shall be distributed on a pro rata basis to holders of Original EMEA Term Loan Claims who have executed each of the Credit Agreement Forbearance and Consent and the RSA by the RSA Deadline (such Original EMEA Term Loan Lenders, the “Original EMEA Cash Turnover Recipients”).[3]
In exchange, on the Plan Effective Date, the Original EMEA Cash Turnover Recipients shall turn over their pro rata share of $32.5 million of New Equity Interests (calculated based on an assumed $1.3 billion total enterprise value for the Reorganized Debtors and their direct and indirect non-Debtor subsidiaries, on a consolidated basis (the “Equity Turnover Valuation”))[4] to holders of U.S. Secured Claims on a pro rata basis (the “Original EMEA Equity Turnover” and, together with the Original EMEA Cash Turnover Amount, the “Original EMEA Settlement Reallocations”).
Notwithstanding the foregoing, 2020 EMEA Cash Turnover Recipients (as defined below) may elect not to participate in the Original EMEA Settlement Reallocations with respect to any Original EMEA Term Loan Claims they hold.[5] Each 2020 EMEA Cash Turnover Recipient will be offered the ability to make the election to not participate in the Original EMEA Settlement Reallocation with respect to any Original EMEA Term Loan Claims they hold before the date of confirmation of the Plan (whether through the ballots soliciting votes on the Plan or otherwise).

[3] The Original EMEA Cash Turnover Amount shall be converted into Euros at the Exchange Rate (as defined in the Credit Agreement) as of two Business Days prior to the Plan Effective Date.
[4] The Equity Turnover Valuation shall apply solely for purposes of effectuating the Original EMEA Equity Turnover.
[5] For the avoidance of doubt, 2020 EMEA Term Loan Lenders will in all cases participate in the Original EMEA Settlement Reallocations with respect to any U.S. Secured Claims they hold.

6

2020 EMEA Settlement
Notwithstanding the terms of the I Squared Infrastructure Sale Proceeds Paydown detailed above, if the Consent Conditions are satisfied then, in accordance with the CAM Amendment, on the date on which the proceeds of any sale of all or substantially all of the Infrastructure Business (including, without limitation, the I Squared Infrastructure Sale) that occurs on or prior to the effective date of any chapter 11 plan for one or more Company entities are applied to repay the 2018 Credit Facility Claims, the holders of U.S. Secured Claims and Original EMEA Term Loan Claims shall turn over to the Administrative Agent $2.4 million of Net Cash Proceeds that would otherwise be payable pro rata to such holders in connection with such paydown (the “2020 EMEA Cash Turnover Amount”), and the Administrative Agent shall distribute such amount to holders of 2020 EMEA Term Loan Claims who have executed each of the Credit Agreement Forbearance and Consent and the RSA within three (3) Business Days of the Agreement Effective Date (such 2020 EMEA Term Loan Lenders, together with their successors and assigns, the “2020 EMEA Cash Turnover Recipients”) (such turnover, the “2020 EMEA Settlement Reallocation”).
Within five (5) Business Days following a determination by any Chosen Court (which any Party may seek on an expedited basis) that (i) a 2020 EMEA Cash Turnover Recipient materially breached the RSA and (ii) at least one material transaction contemplated by the RSA cannot be consummated substantially contemporaneously with the balance of the restructuring transactions contemplated by the RSA, such 2020 EMEA Cash Turnover Recipient shall disgorge the portion of the 2020 EMEA Cash Turnover Amount received by such 2020 EMEA Cash Turnover Recipient (or, if the 2020 EMEA Settlement Reallocation has not occurred, forfeit any entitlement to its portion of the 2020 EMEA Cash Turnover Amount), which disgorged or forfeited amounts will be redistributed (through the Administrative Agent) to holders as of such date of U.S. Secured Claims and Original EMEA Term Loan Claims on a pro rata basis. The 2020 EMEA Cash Turnover Recipients agree that if any portion of the Infrastructure Sale Transaction Payment that must be disgorged pursuant to this provision has not been disgorged by the time a subsequent distribution is due (the “Alternative Distribution Date”) to be made to such 2020 EMEA Cash Turnover Recipient in connection with any restructuring transaction related to the Company (such undisgorged amount, an “Undisgorged Amount”), then such 2020 EMEA Cash Turnover Recipient shall be deemed to have waived its right to, and the Company or the Administrative Agent (as applicable) shall reallocate, first, such 2020 EMEA Cash Turnover Recipient’s Cash distribution(s) (if any) (on a dollar-for-dollar basis), second, to the extent such Cash is insufficient to satisfy the Undisgorged Amount in full, such 2020 EMEA Cash Turnover Recipient’s distribution of debt in any of the reorganized Company entities (if any) (on a dollar-for-dollar basis), and third, to the extent such debt is insufficient to satisfy the Undisgorged Amount in full, such 2020 EMEA Cash Turnover Recipient’s distribution of equity in any of the reorganized Company entities which shall be valued at an amount to be reasonably agreed upon between the 2020 EMEA Cash Turnover Recipient and the holders of a majority of the U.S. Secured Claims and Original EMEA Term Loan Claims or, if such parties cannot reach an agreement on the value of such equity, an amount based on the total enterprise value prepared by the Debtors’ investment banker and set forth in a bankruptcy court approved disclosure statement for the chapter 11 plan under which such equity in any of the reorganized Company entities will be issued, with the determination of such investment banking firm to be final and conclusive to holders of U.S. Secured Claims and Original EMEA Term Loan Claims (or their designated affiliates, managed funds or accounts, or other designees) on a pro rata basis until the amount of such Undisgorged Amount has been satisfied in full (the “2020 EMEA Cash Turnover Recipient Waiver”),[6] provided that with respect to the Undisgorged Amount, the Company shall pay interest at the contractual default rate applicable to (i) in the case of such amounts redistributable hereunder to holders of U.S. Secured Claims, the U.S. Secured Claims, and (ii) in the case of amounts redistributable hereunder to holders of Original EMEA Term Loan Claims, the Original EMEA Term Loan Claims, in each case accruing from the date of the Infrastructure Sale Transaction Payment through and including the Alternative Distribution Date.
Any Consenting 2020 EMEA Term Loan Lender that materially breaches the RSA agrees that its consent rights in the RSA shall be limited to the Consenting 2020 EMEA Term Loan Lenders Modified Consent. To the extent there is any dispute raised by such Consenting 2020 EMEA Term Loan Lender over whether a material breach has occurred, such dispute may be heard and determined by any Chosen Court on an expedited basis.

[6] This assumes the CAM Exchange Date has not been triggered.

7

Treatment of Claims and Interests[7]
Administrative Expense Claims and Priority Tax Claims	Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim and an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Claim on the Plan Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Other Secured Claims
Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors, with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned, or delayed) if on the Plan Effective Date, or the Reorganized Debtors if after the Plan Effective Date, (i) payment in full in Cash, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) reinstatement of such holders’ Allowed Other Secured Claim, or (iii) such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired – Presumed to Accept.

Other Priority Claims
Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, at the option of the Debtors, with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned, or delayed) if on the Plan Effective Date, or the Reorganized Debtors if after the Plan Effective Date, (i) payment in full in Cash, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such other treatment so as to render such holder’s Allowed Other Priority Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired – Presumed to Accept.

[7] The following sections describing the treatment of Claims and Interests under the Plan reflect that the I Squared Infrastructure Sale Proceeds Paydown will occur prior to the Petition Date.

8

Remaining 2018 Credit Facility Claims
The Remaining 2018 Credit Facility Claims shall be Allowed in full.
On the Plan Effective Date, each holder of a Remaining 2018 Credit Facility Claim (or its designated affiliate, managed fund or account, or other designee) shall receive, in full and final satisfaction of such Remaining 2018 Credit Facility Claim:
(i)its pro rata share of the New GTT Term Loans (as defined in the term sheet attached hereto as Annex 2 (the “New GTT Term Loan Term Sheet”);
(ii)its pro rata share of the Secured Claims New Equity Interests, subject to the Original EMEA Equity Turnover;
(iii)its pro rata share of the Noteholder New Common Equity Investment Cash (if any);
(iv)its pro rata share of Cash in the amount of any Excess Cash;[8] and
(v)the right to receive its pro rata share of the Deferred Consideration.[9]
In each of (i)-(v) above, “pro rata” means the same pro rata split among 2018 Credit Facility Claims that was used to effectuate the I Squared Infrastructure Sale Proceeds Paydown.
Notwithstanding anything to the contrary set forth in the Plan or any agreement implemented in connection with the Plan, any assignment or transfer by a holder of a Remaining 2018 Credit Facility Claim to an affiliate or managed fund or account, or to any Person that, immediately prior to such transfer, is party to, or an affiliate to a party to, a derivative or participation transaction with such holder that transfers the economics of ownership from the holder to such Person, in each case, in connection with the distribution of the recoveries described in this section (or with an Undisgorged Amount) shall be permitted.
Letters of Credit, to the extent undrawn, shall remain outstanding and, shall each be cash collateralized by the Company by the Agreement Effective Date, and (a) in the case of any Letters of Credit which support the Infrastructure Business, shall be replaced or backstopped by the issuance of new letters of credit obtained by I Squared in accordance with the I Squared Infrastructure Sale Agreement, or (b) in the case of any Letters of Credit which do not support the Infrastructure Business, shall, on the Plan Effective Date, be replaced or backstopped by the issuance of new letters of credit obtained under the Exit Revolving Credit Facility (as defined below) (or other letter of credit facility established for the account of the Reorganized Debtors, as determined by the Debtors, with the consent of the Required Consenting 2018 Credit Facility Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed). In the event that a Letter of Credit issued under the Credit Agreement is drawn during the pendency of the Chapter 11 Cases and funded by the issuing bank under the Credit Agreement, the issuing bank shall be entitled to reimbursement from such cash collateral.
Notwithstanding the foregoing, nothing in this section shall be deemed to modify any 2020 EMEA Cash Turnover Recipient Waiver.
Impaired – Entitled to Vote.

[8] Payments of Excess Cash shall be paid to holders of 2018 Credit Facility Claims in the currency of the relevant underlying loans and shall be funded first, with Retained Cash Proceeds on deposit in the Designated Control Account (as defined in the Credit Agreement) on the Plan Effective Date that constitute Excess Cash and thereafter, with all other Excess Cash.
[9] Payments of Deferred Consideration shall be paid to holders of 2018 Credit Facility Claims (and Remaining 2018 Credit Facility Claims) in the currency of the relevant underlying loans.

9

Senior Notes Claims
The Plan shall allow the Senior Notes Claims in full. On the Plan Effective Date, each holder of a Senior Notes Claim will receive, in full and final satisfaction of such Senior Notes Claim:
(i)its pro rata share of the Noteholder New Equity Interests;
(ii)its pro rata share of the Noteholder Warrants; and
(iii)the right to participate in the Noteholder New Common Equity Investment.
Impaired – Entitled to Vote.

General Unsecured Claims
Except to the extent that a holder of an Allowed General Unsecured Claim and the Company Entity against which such Allowed General Unsecured Claim is asserted agree to less favorable treatment for such holder, each such Allowed General Unsecured Claim shall be satisfied in full in the ordinary course of business.
Each holder of an Allowed General Unsecured Claim that has not been satisfied in the ordinary course of business shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, payment in full in cash on the date such Claim becomes an Allowed Claim as if the Chapter 11 Cases had not been commenced, provided that notwithstanding anything herein to the contrary claims for rejection damages in connection with any rejected non-residential real property lease shall be subject to the limitations of section 502(b)(6) of the Bankruptcy Code.
The Plan shall provide that rights to prosecute all preference actions pursuant to section 547 of the Bankruptcy Code are waived.
Unimpaired – Presumed to Accept.

Section 510(b) Claims
On the Plan Effective Date, Section 510(b) Claims will be canceled, released, discharged, and extinguished, and will be of no further force or effect, and holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claim.
Impaired – Deemed to Reject.

Intercompany Claims
On the Plan Effective Date, all Intercompany Claims will be adjusted, reinstated, or cancelled, as determined by (i) the Debtors, with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned, or delayed) or (ii) the Reorganized Debtors in their reasonable discretion.
Unimpaired – Presumed to Accept.

Intercompany Interests
On the Plan Effective Date, all Intercompany Interests (which will include all Interests other than the equity of the Parent) will be adjusted, reinstated, or cancelled, as determined by (i) the Debtors, with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned, or delayed) or (ii) the Reorganized Debtors in their reasonable discretion.
Unimpaired – Presumed to Accept.

Existing GTT Equity Interests
On the Plan Effective Date, each holder of an Existing GTT Equity Interest will receive, in full and final satisfaction of such Existing GTT Equity Interest, its pro rata share of the Equityholder Warrants.
Impaired – Deemed to Reject/Entitled to Vote (subject to order of the Bankruptcy Court).

Spruce House Equity Interests	Spruce House and its Affiliates shall, pursuant to the terms of the Stock Transfer Agreement, transfer any and all Spruce House Equity Interests to the Company for no consideration, and accordingly, shall not receive any Equityholder Warrants.
Other Key Terms of the Plan
Noteholder Warrants	The Noteholder Warrants shall have the terms and conditions set forth on the term sheet attached hereto as Annex 3 (the “Noteholder Warrant Term Sheet”).
10

Equityholder Warrants
The Equityholder Warrants shall have the terms and conditions set forth on the term sheet attached hereto as Annex 4 (the “Equityholder Warrant Term Sheet”) and shall be identical to the Noteholder Warrants in all respects, except that the Equityholder Warrants shall be exercisable for 4.9% of the New Equity Interests based upon an exercise price implied by a $2.8 billion total enterprise value of the Reorganized Parent, as of the Plan Effective Date.

Noteholder New Common Equity Investment
In connection with the Restructuring, holders of Senior Notes Claims will be entitled to purchase up to $50 million of the New Equity Interests issued and outstanding on the Plan Effective Date (the “Noteholder New Common Equity Investment”) at a per share price that implies an enterprise value that would result in a par plus accrued recovery for holders of Remaining 2018 Credit Facility Claims.
The Noteholder New Common Equity Investment will be structured as a rights offering through which eligible holders of Senior Notes Claims will receive subscription rights to participate in the Noteholder New Common Equity Investment on a pro rata basis. For the avoidance of doubt, any New Equity Interests purchased pursuant to the Noteholder New Common Equity Investment will reduce the Secured Claims New Equity Interests and shall not reduce the Noteholder New Equity Interests.
The aggregate amount of Cash received by the Debtors from participating Noteholders for New Equity Interests in the Noteholder New Common Equity Investment is referred to herein as the “Noteholder New Common Equity Investment Cash”.
The issuance of subscription rights to each Noteholder to participate in the Noteholder New Common Equity Investment and the issuance of the New Equity Interests sold in the Noteholder New Common Equity Investment shall be exempt from the registration requirements of the securities laws as a result of section 1145 of the Bankruptcy Code or, if section 1145 is not available, then otherwise exempt from registration under the Securities Act of 1933, as amended, and any other applicable securities laws.

Unexpired Leases and Executory Contracts
As of and subject to the occurrence of the Plan Effective Date and the payment of any applicable cure amount, the Debtors shall assume and assign all executory contracts and unexpired leases, unless such contract or lease: (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject, assume, or assume and assign filed on or before the entry of the Confirmation Order; or (iv) is designated specifically as an executory contract or unexpired lease on a schedule attached to the Plan (which such schedule may be amended or supplemented prior to the Plan Effective Date); provided that the rejection of any executory contract or unexpired lease shall be subject to the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); provided further that the Debtors shall reasonably consult with the Consenting Creditors’ Advisors regarding the assumption of any executory contracts or unexpired leases prior to confirmation of the Plan.
For the avoidance of doubt, as set forth above, claims for rejection damages in connection with any rejected non-residential real property lease shall be subject to the limitations of section 502(b)(6) of the Bankruptcy Code.
The consummation of the Plan and the implementation of the transactions contemplated by the RSA and the Plan are not intended to, and shall not, constitute a “change in control” or other similar event under any lease, contract, or agreement to which a Debtor is a party.
I Squared Infrastructure Sale Transaction Documents: Notwithstanding anything to the contrary provided herein or in the RSA, the applicable Debtors or Reorganized Debtors, as applicable, shall assume all I Squared Infrastructure Sale Transaction Documents to which a Debtor is a party; provided, that the Debtors shall reasonably consult with the Required Consenting Creditors regarding the assumption or rejection of the I Squared Infrastructure Sale Transaction Documents or related new agreements.

11

Governance / New Board
The New Corporate Governance Documents, other organizational documents of each Company Party, and the composition of the initial board of directors of the Reorganized Parent (the “New Board”) shall each be consistent with this Term Sheet and the term sheet attached hereto as Annex 5 (the “Governance Term Sheet”).

Strategic Planning Committee	On the date the RSA Holdings Condition is satisfied, the Company shall amend the SPC Charter in accordance with the form attached to the RSA as Exhibit J.
Management Incentive Plan
The Reorganized Debtors will establish a pool of 10% of the New Equity Interests determined on a fully-diluted basis, excluding the New Equity Interests issuable upon exercise of the Noteholder Warrants and excluding the New Equity Interests issuable upon exercise of the Equityholder Warrants and subject to adjustment as described below, for awards under the MIP. As soon as practicable following the issuance of New Equity Interests issued in connection with the exercise of any Noteholder Warrants or Equityholder Warrants (the “Additional New Equity Interests”), the MIP pool will be equitably increased to reflect the dilutive effect of the Additional New Equity Interests, and any awards previously awarded under the MIP will be equitably adjusted to prevent dilution or enlargement with respect to such awards and such adjusted awards will reduce the amount of the MIP pool (as adjusted) that is available for subsequent grant, subject to the terms of the MIP with respect to share usage.
The form, terms, allocation, and vesting of awards and other terms and conditions of the MIP shall be mutually agreed upon prior to the Plan Effective Date by (x) the Parent’s Chief Executive Officer and (y) those members of the Board of Directors of Parent who were appointed to the Board of Directors of the Parent and the Strategic Planning Committee in January 2021 (or their applicable successors) and shall be reasonably acceptable to the Required Consenting Creditors.

Indemnification
On the Plan Effective Date, the indemnification provisions currently in place (whether in the certificates or articles of incorporation, certificates or articles of formation, bylaws, constitutions, limited liability company agreements, other forms of organizational documents, indemnification agreements or employment contracts) for current and former directors, officers, employees and their respective affiliates shall be assumed by the Reorganized Debtors and will remain in full force and effect following the Plan Effective Date, and remain subject to the limitations of the Delaware General Corporation Law including the limitations contained therein on a corporation’s ability to indemnify officers and directors.

Exit Revolving Credit Facility
In advance of the Plan Effective Date, the Debtors may, with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned, or delayed), seek to obtain a new cash flow/asset-based revolving credit facility of up to $75 million in the aggregate on terms acceptable to the Required Consenting Creditors (the “Exit Revolving Credit Facility”).

Cancellation of Loans, Instruments, Certificates, and other Documents	On the Plan Effective Date, and except as otherwise set forth in the Plan, all loans, instruments, certificates evidencing debt of the Debtors will be cancelled, and all obligations of the Debtors thereunder will be discharged.
Release, Discharge, Injunction, and Exculpation	The Plan will contain customary release, discharge, injunction, and exculpation provisions as further set forth herein.
12

Tax Structure
The terms of the Restructuring will be structured to maximize tax efficiencies for each of the Company Parties and the Consenting Creditors, as agreed to by the Debtors and the Required Consenting Creditors.
The Company shall execute the Stock Transfer Agreement only if, prior to execution of such agreement, the Company reasonably determines that the Spruce House Transfer does not result in negative tax consequences to the Company.

Retention of Jurisdiction
The Plan will provide for a customary retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Plan Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, and (v) other purposes.

Restructuring Expenses	The Company will pay all Restructuring Expenses in accordance with the RSA.
Professional Fee Escrow
The Plan will require the establishment of a professional fee escrow account (the “Professional Fee Escrow”) to be funded with Cash in the amount equal to the Professional Fee Reserve Amount (as defined below). It will be a condition precedent to the substantial consummation of the Plan that the Company will have funded the Professional Fee Escrow in full in Cash in an amount equal to the Professional Fee Reserve Amount.
The Professional Fee Escrow will be maintained in trust solely for the benefit of professionals retained pursuant to section 327, 328, 363, or 1103 of the Bankruptcy Code by the Company or any official committee appointed in the Chapter 11 Cases (collectively, the “Professionals”). The Professional Fee Escrow will not be considered property of the Company, the Estates, or its affiliates, and no liens, claims, or interests will encumber the Professional Fee Escrow or funds held in the Professional Fee Escrow in any way.
The “Professional Fee Reserve Amount” will consist of the total amount of unpaid compensation and unreimbursed expenses incurred by Professionals from the Petition Date through and including the Plan Effective Date, in each case as estimated in good faith by the applicable Professional.
For the avoidance of doubt, any remainder in the Professional Fee Escrow following payment of all allowed Professional fee claims shall revert to the Reorganized Debtors.

I Squared Release	In connection with Confirmation of the Plan and in accordance with the RSA, the Buyer, I Squared, certain affiliates of the Buyer and I Squared and the Company Parties shall provide mutual releases on the same terms as the release set forth on Schedule 26 of the I Squared Infrastructure Sale Agreement, and the Confirmation Order shall approve such mutual releases.
13

Termination of Secured Hedge Agreements
Notwithstanding anything to the contrary in any of the Secured Hedge Agreements (as defined in the Credit Agreement) or any of the Loan Documents (as defined in the Credit Agreement), the Parent and the Secured Hedge Provider (as defined in the Credit Agreement) party thereto hereby agree that by no later than the occurrence of the Completion (as defined in the I Squared Infrastructure Sale Agreement), all outstanding transactions under each Secured Hedge Agreement shall be terminated (such date of termination, the “Swap Termination Date”), at which point the Early Termination Amount (as defined in the applicable Secured Hedge Agreement) shall become immediately payable in full (together with any other amounts payable to the Secured Hedge Provider in respect to the Secured Hedge Agreements) on the date that is no more than two (2) Business Days after the Swap Termination Date. The Parent and the applicable Secured Hedge Provider hereby waive any notice periods or other notice-related requirements relating to termination of such Secured Hedge Agreements thereunder.

14

Releases by Debtors
As of the Plan Effective Date, except for the rights that remain in effect from and after the Plan Effective Date to enforce the Plan, the Definitive Documents, and the obligations contemplated by the Restructuring or as otherwise provided in any order of the Bankruptcy Court, on and after the Plan Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by and on behalf of the Debtors and the Estates, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Estates, or their affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring, the Cash Collateral Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the New GTT Financing Documentation, the New Corporate Governance Documents, and all other Definitive Documents, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.
Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not be construed as releasing any Released Party from any Claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

15

Releases by Third Parties
As of the Plan Effective Date, except for the rights that remain in effect from and after the Plan Effective Date to enforce the Plan, the Definitive Documents, and the obligations contemplated by the Restructuring or as otherwise provided in any order of the Bankruptcy Court, on and after the Plan Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by the Releasing Parties, in each case on behalf of itself and its respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, in each case solely to the extent of the Releasing Parties’ authority to bind any of the foregoing, including pursuant to agreement or applicable non-bankruptcy law, from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Estates, the Chapter 11 Cases, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated under the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the RSA, the Restructuring, the Cash Collateral Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the New GTT Financing Documentation, the New Corporate Governance Documents, and all other Definitive Documents, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in the preceding paragraph shall not be construed as releasing any Released Party from any Claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

For the avoidance of doubt, the only parties that are bound by the release set forth herein are: (i) the Released Parties; (ii) parties who vote in favor of the Plan and do not opt-out of the release in a timely and properly submitted ballot; (iii) parties who are entitled to vote on the Plan but do not vote and do not opt-out of the release in a timely and properly submitted ballot; and (iv) parties who are deemed to accept or reject the Plan and do not opt-out of the release by submitting a duly completed opt-out form.

16

Exculpation
To the fullest extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party will be released and exculpated from, any Claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of the RSA, the Restructuring, the Cash Collateral Orders, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the New GTT Financing Documentation, the New Corporate Governance Documents, all other Definitive Documents, the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Plan Effective Date, the administration of the Plan or the property to be distributed under the Plan, the issuance of securities under or in connection with the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, or the transactions in furtherance of any of the foregoing, other than Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes actual fraud, willful misconduct, or gross negligence as determined by a Final Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

17

Conditions Precedent to Plan Effective Date
The occurrence of the Plan Effective Date will be subject to the following conditions precedent, among others; provided, however, that any condition can be waived with the prior written consent of the Debtors and the Required Consenting Creditors:
(a)the RSA shall not have been terminated and remains in full force and effect;
(b)the Bankruptcy Court shall have entered the Cash Collateral Orders, which order shall be in full force and effect;
(c)the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;
(d)the Definitive Documents shall (i) be consistent with the RSA and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the RSA and (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties;
(e)all actions, documents, and agreements necessary to implement and consummate the Plan as mutually agreed to by the Debtors and the applicable Required Consenting Stakeholders shall have been effected and executed;
(f)the New GTT Financing Documentation shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived (with the consent of the Required Consenting Creditors), other than such conditions that relate to the effectiveness of the Plan and related transactions, including payment of fees and expenses;
(g)the New Corporate Governance Documents shall be adopted on terms consistent with the RSA, the Governance Term Sheet, and this Term Sheet;
(h)the Professional Fee Escrow shall have been established and funded as provided herein;
(i)all Creditors Restructuring Expenses shall have been paid in full;
(j)any and all material governmental, regulatory, and/or third-party approvals or authorizations for the Restructuring, including, without limitation, FCC Approval, Antitrust/FDI Approval, the material Governmental Approvals, and any and all material approvals required of any other U.S. or foreign regulatory agencies (in each case, if and as required, or otherwise deemed advisable by the Debtors and the Required Consenting Creditors after good faith discussions) shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting or review periods shall have expired or been terminated without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such Restructuring, the financial benefits of such Restructuring to the Consenting Creditors, or the ability of the Consenting Creditors to participate in the governance of the Reorganized Debtors (the “Regulatory Condition”);
(k)the form, terms, allocation, and vesting of awards and other terms and conditions of the MIP shall have been mutually agreed upon by (x) the Parent’s Chief Executive Officer and (y) those members of the Parent’s Board of Directors who were appointed to the Strategic Planning Committee in January 2021 (or their applicable successors) and shall be reasonably acceptable to the Required Consenting Creditors; and
(l)the Bankruptcy Court shall have entered the I Squared Infrastructure Sale Assumption Order.

18

Securities Exemption
The issuance and distribution of the New Equity Interests, the Noteholder Warrants and the Equityholder Warrants under the Plan shall be structured to be issued pursuant to section 1145(a) of the Bankruptcy Code and, if section 1145(a) is not available, then otherwise exempt from registration under the Securities Act, as amended, and any other applicable securities laws.
On or before the Plan Effective Date, the Parent will cease to be a public reporting company.

Amendments	This Term Sheet may be amended only as permitted pursuant to the RSA.

19

ANNEX 1

Defined Terms
“Adequate Protection Claims”	Means any Claim for adequate protection, as such term is used in section 361 of the Bankruptcy Code that the Administrative Agent and the holders of 2018 Credit Facility Claims may have, as set forth under the Cash Collateral Orders.
“Administrative Expense Claim”	Any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(c)(2) of the Bankruptcy Code, including, without limitation, (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Plan Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Fee Claims, (iii) Creditors Restructuring Expenses, and (iv) Adequate Protection Claims.
“Allowed”
With reference to any Claim or Interest, (i) any Claim or Interest arising on or before the Plan Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (iii) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.

“Cash”	Legal tender of the United States of America.
“CAM Agreement”
That certain Collection Allocation Mechanism Agreement, dated May 31, 2018 among the lenders from time to time party to the Credit Agreement and KeyBank National Association, as administrative agent for the Lenders (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time).

“Cause of Action”
Any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Causes of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 of the Bankruptcy Code or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any state law fraudulent transfer claim.

“Claim”	Has the meaning given to it in section 101(5) of the Bankruptcy Code, with respect to a Company Party.
“Deferred Consideration”	Means the Deferred Consideration as defined in the I Squared Infrastructure Sale Agreement Amendment.
“Effective Date Liquidity”
Means, as of the Plan Effective Date, the sum of (a) the unused commitments under the Exit Revolving Credit Facility (if any) and (b) the aggregate amount of Cash and Cash Equivalents (as defined in the Credit Agreement) of the Reorganized Debtors and their direct and indirect non-Debtor subsidiaries (including any Retained Cash Proceeds and excluding Restricted Cash).

“Equityholder Warrants”	The warrants that are distributed to holders of Existing GTT Equity Interests on account of such Existing GTT Equity Interests pursuant to and in accordance with the Plan and the agreement governing the Equityholder Warrants, which agreement shall contain the terms set forth in the Equityholder Warrant Term Sheet.
“Estate(s)”	Individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.
“Excess Cash”
Means the lesser of (A) the amount by which Effective Date Liquidity exceeds $100 million and (B) the amount by which the aggregate amount of Cash and Cash Equivalents (as defined in the Credit Agreement) (including any Retained Cash Proceeds and excluding Restricted Cash) of the Reorganized Debtors and their direct and indirect non-Debtor subsidiaries on the Plan Effective Date exceeds $25 million.

2

“Exculpated Parties”
Collectively, and in each case in their capacity as such, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the members of the Ad Hoc Lender Group, (iv) the members of the Ad Hoc Noteholder Group, (v) the holders of the 2020 EMEA Term Loan Claims, (vi) the holders of the Original EMEA Term Loan Claims, (vii) the holders of the U.S. Term Loan Claims, (viii) the holders of the Revolving Claims, (ix) the holders of the Hedging Claims, (x) the holders of the Senior Notes Claims, (xi) the Administrative Agent, (xii) the Indenture Trustee, (xiii) the Priming Facility Agent, (xiv) the holders of the Priming Facility Claims, (xv) Spruce House and its Affiliates, (xvi) the arrangers, bookrunners, underwriters, initial purchasers, agents, indenture trustee, lenders, and/or holders under the New GTT Term Loan Facility and the Exit Revolving Credit Facility, and (xvii) with respect to each of the foregoing Persons in clauses (i) through (xvi), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees.
Notwithstanding anything to the contrary in the foregoing, the Debtors’ third-party accountants, auditors, and insurers, and such parties’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, shall not be Exculpated Parties.

“Fee Claim”	A Claim for professional services rendered or costs incurred on or after the Petition Date through Confirmation of the Plan by Professionals.
“Intercompany Claim”	Any Claim against a Company entity held by another Company entity.
“Intercompany Interest”	Any Interest in a Company entity held by another Company entity.
“Net Cash Proceeds”
Means (i) with respect to prepayment of a Claim arising under or in connection with the Credit Agreement, Net Cash Proceeds (as defined in the Credit Agreement) and (ii) with respect to prepayment of a Claim arising under or in connection with the Priming Facility Credit Agreement, Net Cash Proceeds (as defined in the Priming Facility Credit Agreement).

“New Equity Interests”	Means the equity interests in the Reorganized Parent.
3

“New GTT Term Loan Facility”	Has the meaning given to it in the New GTT Term Loan Term Sheet.
“Noteholder New Equity Interests”	12% of the New Equity Interests, which New Equity Interests shall be subject to dilution by (a) the MIP, (b) New Equity Interests issuable upon exercise of the Noteholder Warrants and (c) the New Equity Interests issuable upon exercise of the Equityholder Warrants.
“Noteholder Warrants”
The warrants that are distributed to holders of Senior Notes Claims on account of such Claims pursuant to and in accordance with the Plan and the agreement governing the Noteholder Warrants, which agreement shall contain the terms set forth on the Noteholder Warrant Term Sheet.

“Other Priority Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.
“Other Secured Claim”	A Secured Claim other than a Priority Tax Claim, Priming Facility Claim, 2020 EMEA Term Loan Claim, Original EMEA Term Loan Claim, or U.S. Secured Claim.
“Person”
Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

“Priority Tax Claim”	Any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
4

“Released Parties”
Collectively, and in each case in their capacity as such, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the members of the Ad Hoc Lender Group, (iv) the members of the Ad Hoc Noteholder Group, (v) the holders of the 2020 EMEA Term Loan Claims, (vi) the holders of the Original EMEA Term Loan Claims, (vii) the holders of the U.S. Term Loan Claims, (viii) the holders of the Revolving Claims, (ix) the holders of the Hedging Claims, (x) the holders of the Senior Notes Claims, (xi) the Administrative Agent, (xii) the Indenture Trustee, (xiii) the Priming Facility Agent, (xiv) the holders of the Priming Facility Claims, (xv) the arrangers, bookrunners, underwriters, initial purchasers, agents, indenture trustee, lenders, and/or holders under the New GTT Term Loan Facility and the Exit Revolving Credit Facility, (xvi) the holders of Existing GTT Equity Interests, (xvii) Spruce House and its Affiliates, and (xviii) with respect to each of the foregoing Persons in clauses (i) through (xvii), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees; provided, however, that, notwithstanding the foregoing, any holder of a Claim or Interest that is not a Releasing Party shall not be a “Released Party.”
Notwithstanding anything to the contrary in the foregoing, the Debtors’ third-party accountants, auditors, and insurers, and such parties’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, shall not be Released Parties.

5

“Releasing Parties”
Collectively, and in each case in their capacity as such, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the members of the Ad Hoc Lender Group, (iv) the members of the Ad Hoc Noteholder Group, (iv) the holders of all Claims or Interests who vote to accept the Plan, (v) the holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (vi) the holders of all Claims or Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (vii) the holders of all Claims and Interests who were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out, (viii) the Administrative Agent, (ix) the Indenture Trustee, (x) the Priming Facility Agent, (xi) the holders of the Priming Facility Claims, (xii) the arrangers, bookrunners, underwriters, initial purchasers, agents, indenture trustee, lenders, and/or holders under the New GTT Term Loan Facility and the Exit Revolving Credit Facility, (xiii) Spruce House and its Affiliates, and (xiv) with respect to each of the foregoing Persons in clauses (i) through (xiv), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case, solely in their respective capacities as such with respect to such Person and solely to the extent such Person has the authority to bind them in such capacity.
Notwithstanding anything to the contrary in the foregoing, the Debtors’ third-party accountants, auditors, and insurers, and such parties’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund investment managers, investment advisors or sub-advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, shall not be Releasing Parties.

“Restricted Cash”	Means Cash and Cash Equivalents (each as defined in the Credit Agreement) that are or would be listed as “restricted” on the consolidated balance sheet of the Reorganized Debtors. For the avoidance of doubt, the Retained Cash Proceeds shall not be considered Restricted Cash.
“RSA Deadline”	Five (5) Business Days after the Agreement Effective Date.
6

“Secured Claim”
A Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Debtors, or (c) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

“Secured Claims New Equity Interests”
88% of the New Equity Interests, which New Equity Interests shall be (1) subject to reduction on account of New Equity Interests purchased pursuant to the Noteholder New Common Equity Investment and (2) subject to dilution by (a) the MIP, (b) New Equity Interests issuable upon exercise of the Noteholder Warrants and (c) New Equity Interests issuable upon exercise of the Equityholder Warrants.

“Section 510(b) Claims”	A Claim against any Debtor subject to subordination under section 510(b) of the Bankruptcy Code.
“Unimpaired”	With respect to a Claim, Interest, or a class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

7

ANNEX 2
New GTT Term Loan Term Sheet

Execution Version

GTT Communications
New GTT Term Loan Term Sheet
This term sheet (and the annex attached hereto) summarizes the principal terms of the New GTT Term Loan Facility Documents.2

Borrower
A subsidiary organized under the laws of the Netherlands, Ireland or the United Kingdom, which, at the option of the Parent (as defined below) and for purposes of maximizing tax efficiencies, may be an existing subsidiary of Parent or a newly-formed subsidiary of Parent (the “Borrower”); provided that one or more foreign or domestic co-borrowers or separate borrowers may be added for the purposes of maximizing tax efficiencies as reasonably agreed by the Parent and the Ad Hoc Lender Group Advisors.

Guarantors
Reorganized GTT Communications, Inc. (the “Parent”), any parent holding company, and subsidiary of Parent that is not an “excluded subsidiary” (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”). Guarantors shall guarantee all obligations under both the USD Term Loans and the EUR Term Loans. Excluded Subsidiaries to be limited to (i) immaterial subsidiaries (to be defined as total assets/revenues less than 2.5% individually and 7.5% the aggregate), (ii) bona fide joint ventures with third parties, (iii) subsidiaries prohibited by law or pre-existing contract from granting guarantees and (iv) where cost of obtaining guarantee outweighs benefit (in the good faith determination of the Parent). On the closing date, the Guarantors shall be limited to subsidiaries organized under the laws of a province of Canada, Cayman Islands, Germany, Ireland, Netherlands, Sweden, Switzerland, United Kingdom or the United States (collectively, the “Specified Jurisdictions”). For the avoidance of doubt, there will be no unrestricted subsidiaries.

2 Capitalized terms used but not defined herein shall have the meaning ascribed to them in applicable Existing Facility Document (as defined herein) or the RSA, as the case may be. As used in this term sheet, the following terms shall have the following meanings: “Existing Facility Documents” means, collectively, (i) that certain credit agreement, dated as of May 31, 2018, as amended, supplemented, or modified from time to time, by and among the Credit Parties as borrowers or guarantors, the lenders party thereto, and the administrative agent and collateral agent thereunder; and (ii) any agreements or documents related thereto or entered into or executed in connection therewith, in each case as amended, supplemented, or modified from time to time (and the principal amounts outstanding thereunder, the “Existing Facility”). “New GTT Term Loan Facility Documents” means (i) the credit agreement providing for the New GTT Term Loan Facility, and (ii) any agreements or documents related thereto or entered into or executed in connection therewith, in each case as amended, supplemented, or modified from time to time (and the principal amounts outstanding thereunder, the “New GTT Term Loan Facility”). “Plan” means the Chapter 11 Plan of Reorganization of the Borrower, Parent and certain of Parent’s subsidiaries and other affiliates. “Plan Effective Date” means the effective date of the Plan. The reorganization contemplated by the Plan is referred to herein as the “Reorganization”.

Administrative Agent and Collateral Agent	A traditional, institutional administrative agent/market-maker to be agreed between Parent and the Ad Hoc Lender Group Advisors.
New GTT Term Loan Facility
A senior secured term loan facility in an aggregate principal amount of approximately $854 million composed of (a) a $596 million U.S. dollar-denominated tranche of term loans (the “USD Term Loans”) and (b) a €219 million Euro-denominated tranche of term loans (the “EUR Term Loans” and, together with the USD Term Loans, the “New GTT Term Loans”), in each case, issued pursuant to the RSA on the Plan Effective Date to each applicable claim holder under the RSA (or its designated affiliate, managed fund or account, or other designee, including any assignee permitted under the “Assignments” section hereof) on a pro rata basis; provided that the principal amount of each tranche shall be subject to adjustment based on (i) the exchange rate applicable any proceeds from the sale of the Infrastructure Business, (ii) the actual aggregate amount of Swap Termination Claims (as defined in the prepetition Credit Agreement), as determined substantially contemporaneously with the consummation of the sale of the Infrastructure Business, (iii) any amounts elected by claim holders eligible under the RSA to receive EUR Term Loans to instead be issued with a U.S. Dollar-equivalent of USD Term Loans (calculated based on the Exchange Rate in effect two (2) Business Days prior to the Plan Effective Date) and (iv) as reasonably agreed by the Parent and the Ad Hoc Lender Group Advisors.

New GTT Term Loans Maturity Date	The fifth anniversary of the closing date.
Amortization	1.00% per annum. Amortization is payable on the New GTT Term Loans as of the last day of each fiscal quarter of the Borrower, with the remainder payable at maturity.
2

Interest
Interest on the New GTT Term Loans will accrue at a rate per annum equal to the sum of (i) the London interbank offered rate (“LIBOR”) and (ii) 6.50%; provided that, in the event the Plan Effective Date does not occur prior to the date that is six (6) months after the Petition Date, then the percentage set forth in clause (ii) shall be increased by an amount determined by reference to increases in a leveraged loan benchmark to be agreed between Parent and the Ad Hoc Lender Group Advisors not to exceed 1.00% in the aggregate.
The interest on the New GTT Term Loans will be payable at the end of the relevant Interest Period on terms consistent with the Existing Facility Documents.
Automatically after any payment, bankruptcy, or maximum leverage or minimum liquidity covenants event of default (after giving effect to the applicable grace or cure period and such events of defaults “Specified Events of Default”), with respect to all outstanding principal and any overdue interest, premium or fees, the applicable interest rate plus 2.00% per annum, which shall be payable on demand. Other than with respect to the Specified Events of Default, the Required Lenders will be required to make a default rate election, in which case, interest at the default rate shall apply retroactively to the date of the occurrence of the event of default in respect of which the default rate was elected to apply.
The New GTT Term Loan Facility Documents shall contain customary LIBOR-replacement provisions.[2]

2 LIBOR calculation method to be consistent with Existing Facility Documents, with a 1.00% floor.

3

Security
Substantially all assets of the Borrower and Guarantors (giving due regard to exclusions applicable to the EMEA Term Loans in the Existing Facility Documents), including (x) solely to the extent there is any parent company of Parent, a 100% pledge of all equity interests in Parent that is owned by such parent company and (y) 100% pledge of all equity interests in subsidiaries organized under the laws of a Specified Jurisdiction or the laws of Spain, France, Belgium or Denmark, in each case, that are directly owned by any Guarantor; provided that (i) the EMEA Term Loans and US Term Loans shall benefit from the same security and collateral and (ii)(x) the pledge of equity interests in subsidiaries organized under the laws of Belgium and/or Denmark are legally permissible and do not result in a material adverse tax consequence to the Parent and (y) control agreements shall be put in place over the deposit accounts of the Credit Parties, subject to certain exclusions to be agreed. EMEA collateral coverage requirement to be removed. Threshold for material real property to be $10.0 million, individually.

Priority/Ranking	The New GTT Term Loan Facility will be senior obligations of the Borrower and the Guarantors and will be secured on a first priority basis.
Optional Prepayments	The New GTT Term Loan Facility may be prepaid, subject to the premium set forth in the Call Protection section below.
Call Protection
102/101/par; payable upon any optional prepayment, acceleration (including change of control), IPO-related issuances of equity and unpermitted debt issuances, provided that there shall be no call protection upon asset sales, casualty events, escrow, deferred purchase price proceeds and similar payments and equity cures, or certain transformative transactions consisting of customary acquisitions or investments to be agreed.

Excess Cash Flow Sweep
If Consolidated Net Total Leverage Ratio is greater than 3.00x, annual sweep of 100% excess cash flow (to be defined in a manner consistent with the Documentation Principles); provided that such sweep shall not cause liquidity (measured at the time of sweep and calculated to include undrawn availability under any Exit RCF/ABL facility) to fall below $100.0 million or cash and cash equivalents (measured at the time of sweep) to fall below $25.0 million. The first excess cash flow period shall end December 31, 2022.

4

Asset Sale Sweep	100% of aggregate asset sale (including IPO-related equity issuances, but otherwise subject to exceptions consistent with the Documentation Principles) proceeds in excess of $1.5 million in any fiscal year, with a reinvestment right for up to $10.0 million per year so long as the reinvestment is made within 12 months of the receipt of such proceeds, with an additional 6 months after such 12-month period to the extent a commitment for such reinvestment is made within such 12-month period.
Other Mandatory Prepayment Events
Mandatory prepayment events shall include, without limitation (a) earn-out, deferred purchase price, purchase price adjustments or similar payments in connection with the sale of the Infrastructure Business; (b) escrow, deposit or similar holdback of acquisition consideration in connection with the sale of the Infrastructure Business (other than, in the case of (a) and (b), the Deferred Consideration (as defined in the RSA) which shall be distributed in accordance with the RSA); (c) proceeds from any sale or issuance of unpermitted Indebtedness, and (d) proceeds from an Event of Loss (subject to a reinvestment right of up to $10.0 million per year so long as the reinvestment is made within 12 months of the receipt of such proceeds, with an additional 6 months after such 12-month period to the extent a commitment for such reinvestment is made within such 12-month period).

Proceeds from all mandatory prepayment events to be applied on a pro rata basis to the USD and EUR Term Loans then outstanding.

Conditions Precedent	The Reorganization shall have been consummated in all material respects in accordance with the Plan (all conditions set forth therein having been satisfied or waived in accordance with its terms), and substantial consummation of the Plan in all material respects in accordance with its terms shall have occurred contemporaneously with the closing of the New GTT Term Loan Facility. The extensions of credit under the New GTT Term Loan Facility Documents will be contingent on customary conditions for facilities and transactions of this type.
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Documentation Principles……
The New GTT Term Loan Facility Documents shall (i) be consistent with this term sheet and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this term sheet (or annex thereto) applicable to the Borrower and its restricted subsidiaries, and be usual and customary for facilities of such kind and shall be based on (and give due regard to) the Existing Facility Documents, (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries giving effect to the sale of the Infrastructure Business, (iii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the transactions contemplated by the Plan (and the payment of related fees and expenses) and (iv) be negotiated in good faith to finalize the New GTT Term Loan Facility Documents as promptly as reasonably practicable (collectively, the “Documentation Principles”). Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the Documentation Principles; provided that, the definition of a “Material Adverse Effect” shall include a carve-out for the Chapter 11 proceedings and any effects directly resulting from COVID-19. Counsel for the Lenders shall initially draft the New GTT Term Loan Facility Documents consistent with the Documentation Principles.

Representations and Warranties
Substantially consistent with the representations and warranties in the Existing Facility Documents and drafted in a manner consistent with the Documentation Principles, and to be satisfactory to the Borrower and the Required Lenders (but with solvency to be tested as of the Plan Effective Date).

Financial Definitions:	Set forth on Annex 1.
6

Covenants
Based on (and giving due regard to) negative and affirmative covenants under the Existing Facility Documents and drafted in a manner consistent with the Documentation Principles, and to be satisfactory to the Borrower and the Required Lenders, but which will include the following changes:
Financial Covenants
•A minimum liquidity covenant, providing for $40 million minimum liquidity (calculated to include undrawn availability under any Exit RCF/ABL facility) during the first year and $50 million thereafter, tested monthly for the first year following the closing date and quarterly thereafter (the “Liquidity Covenant”).
•Commencing with the second full quarter following the Plan Effective Date, a maximum total net leverage ratio maintenance covenant set at levels to be agreed based on a 15% cushion to management’s business plan with step-downs every two fiscal quarters.

Ratings Covenant

•Within 30 days of closing, use commercially reasonable efforts to obtain and maintain a public rating (but not a specific rating) in respect of the New GTT Term Loan Facility from each of S&P, Moody’s and Fitch.
Other
•Thresholds and other baskets, in accordance with the Documentation Principles, but amended as set forth in Annex 1.

Equity Cures
The New GTT Term Loan Facility will contain customary “cure rights” pursuant to which proceeds of cash equity contributions may be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenants and solely in such applicable fiscal quarter; provided that such cure rights shall be limited to three occurrences during the life of the New GTT Term Loan Facility.

Events of Default	Based on (and giving due regard to) those in the Existing Facility Documents, with thresholds as specified in Annex 1.
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Amendment/Modification/Waiver Consent Thresholds
Based on (and giving due regard to) the Existing Facility Documents and drafted in a manner consistent with the Documentation Principles, and to be satisfactory to the Borrower and the Required Lenders; provided that the Required Lender threshold must include the affirmative approval of at least two unaffiliated institutions (including managed funds and accounts). There shall be no restrictions on affiliated lender voting rights.

Cost and Yield Protection
Based on (and giving due regard to) the Existing Facility Documents and drafted in a manner consistent with the Documentation Principles, and to be satisfactory to the Borrower and the Required Lenders.

Assignments and Participations; Buybacks
Based on (and giving due regard to) the Existing Facility Documents and drafted in a manner consistent with the Documentation Principles. There shall be no consent of the Borrower required for assignments to existing lenders, their affiliates or any approved funds thereof, or to any Person that, immediately prior to such transfer is party to, or an affiliate to a party to, a derivative or participation transaction with such holder that transfers the economics of ownership from the holder to such Person. There shall be no limitations on assignments to affiliates. To allow for Dutch auctions.

Defaulting Lenders	Usual and customary for facilities and transactions of this type
Expenses and Indemnification	Usual and customary for facilities and transactions of this type
Governing Law and Forum	New York

8

Annex 1 to New GTT Term Loan Term Sheet
[Attached]

EXECUTION VERSION
    Annex 1 to GTT New Term Loan Facility Term Sheet – Certain Terms and Covenants

*Amounts in millions	GTT New Term Loan Facility
Financial Terms
EBITDA
Includes the following addbacks:
•Collective cap on extraordinary expenses, projected synergies and cost savings and restructuring costs to be revised down to 15% of EBITDA (calculated prior to giving effect to the applicable addbacks), excluding 2021 / 2022 expenses related to InfraCo Sale Transaction, Accounting Restatement / SEC Investigation, and Financial Restructuring
•Addbacks for InfraCo Sale Transaction, Accounting Restatement / SEC Investigation, and Financial Restructuring to be capped at $135 if testing begins Q2 2022, $90 if testing begins Q3 2022, and $35 if testing begins Q4 2022; provided that such add-backs shall represent actual costs incurred and shall not be pro forma, projected or estimated
•Addback for synergies and cost savings limited to those that are reasonable and are realized within 12 months; no Reg S-X adjustments
•No Covid-related addback
•Deemed EBITDA figures to be included for quarters prior to emergence

CNI	•Include extraordinary losses in collective cap above
Consolidated Total Debt
•Definition to be revised as follows:
“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the type described in clauses (i), (ii), (iv) (but only to the extent that any such letter of credit has been drawn and not been reimbursed within two (2) Business Days or Cash Collateralized), (vii), (ix) (to the extent funded) and (xii) of the definition thereof of the US Borrower and its Restricted Subsidiaries, and all guarantees of the foregoing, all as determined on a consolidated basis in accordance with GAAP; provided that purchase-price adjustments and earn-outs in connection with any Permitted Acquisition or other permitted Investment shall not constitute Indebtedness for purposes of this definition.

Cash Netting	•Qualified cash may be netted up to $75/37.5% of Pro Forma EBITDA
Reporting
•Annual financials due within 90 days (180 days for first annual financials after the closing date and only required to deliver audit with respect to FY 2021), quarterly financials for first three quarters due within 45 days
•Require that annual audited financials be free of any “going concern” qualification with carve-outs for impending defaults on maturity or the financial covenants under the GTT New Term Loan Facility, or relating to the Restructuring

Key Debt and Lien Baskets
2

EXECUTION VERSION

Incremental	•Permits pari passu incremental debt limited to $25, but no ratio-based capacity or voluntary prepayment builder •Sunset for MFN to be removed •No Incremental Equivalent Debt
Revolver/ABL
•$75 Exit RCF/ABL/LC facilities, subject to Intercreditor Agreement satisfactory to the Administrative Agent. If ABL, can be secured by a first-priority priming lien on accounts receivable, inventory and cash

General Debt/Liens
•Greater of $15 and 7.5% of Pro Forma EBITDA; may be secured by junior liens on assets of any Credit Party that are Collateral
•Other liens “in any aggregate principal amount” not to exceed the greater of $15 and 7.5% Pro Forma EBITDA

Ratio Debt
•Unlimited junior lien or unsecured debt permitted if Consolidated Total Net Leverage Ratio is equal or less than 3.0x
•$7.5 cap for Non-Credit Parties
•Ratio-based liens capacity consistent with above, 3.0x

PMSI/Cap Leases	•The greater of $10M or 5% of Pro Forma EBITDA
Acquisition Debt	•Unlimited unsecured assumed debt subject to Consolidated Total Net Leverage Ratio not exceeding 4.25x or not worse than emergence date leverage
Securitization Debt	•Permitted up to an amount to be agreed, but any use of this basket to reduce Revolver/ABL capacity on a dollar-for-dollar basis
Non-Credit Party Debt	•Debt of Non-Credit Parties not to exceed the greater of $15 and 10% of Pro Forma EBITDA
Letters of Credit	•See Revolver/ABL basket above
Other Facilities	•Carve outs for Priming Term Loan and 2024 Notes to be removed
Key Restricted Payment and Investment Baskets
Definition of Restricted Payments	•Restricted Payments to also include unsecured debt; all restricted debt payments shall be governed by a stand-alone covenant subject to customary exceptions.
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EXECUTION VERSION

Builder Basket / Available Amount
•Available Amount “Starter”: the greater of $20 and 10% of Pro Forma EBITDA
•If used for Restricted Payments, subject to compliance with a 3.0x Consolidated Total Net Leverage Ratio and no Events of Default
•Restriction on Builder Basket and use for Investments in Amendment No. 3 to be removed

General Restricted Payments	•Greater of $20 and 10% of Pro Forma EBITDA •Restriction on use of General RP Basket in Amendment No. 3 to be removed
General Investments	•$20 and 10% Pro Forma EBITDA
Ratio Restricted Payments	•Unlimited if in compliance with a 2.5x Consolidated Total Net Leverage Ratio •Restriction on use of Ratio RP Basket in Amendment No. 3 to be removed
Intercompany Investments	•A cap in an amount to be agreed for investments in non-Credit Parties at any time outstanding. •Existing Intercompany Investments to be grand-fathered in and permitted
Employee Stock Repurchases	•Distributions to repurchase certain employee Equity Interests, not to exceed the greater of $10 and 5.0% Pro Forma EBITDA in any fiscal year plus unlimited annual carryover for unused amounts
Permitted Acquisitions	•Permitted Acquisitions consistent with Documentation Principles, subject to pro forma leverage being no worse than emergence date leverage
Other Negative Covenants
Asset Sale Carve-outs
•Dispositions in connection with non-core assets acquired in connection with any Permitted Acquisition subject to asset sale sweep and reinvestment cap
•Ordinary Course Dispositions to be amended to (1) cap dispositions of IRU agreements to $5, and (2) provide that licenses of IP and dispositions of accounts receivable must be in the ordinary course of business and substantially consistent with past practice

Holdco	•Passive holding company covenant to be included, subject to customary carveouts
Events of Default
4

EXECUTION VERSION

Change of Control
•Defined consistent with Documentation Principles, and to apply both before and after a Qualifying IPO (with carve out for “Permitted Holders”)
•“Permitted Holders” to include significant pro forma equity holders based on a threshold to be determined
•To be clarified that an exercise of warrants by the noteholders will not trigger a CofC

Events of Default	•Cross-default to Exit RCF/ABL to be included •Material Indebtedness cross-default threshold, and judgment and settlements threshold to be set at $25

5

ANNEX 3

Noteholder Warrant Term Sheet

GTT Communications, Inc.
Noteholder Warrant Agreement Term Sheet

This term sheet (this “Term Sheet”) is a summary of the proposed principal terms and conditions relating to the warrants to be issued to certain noteholders of GTT Communications, Inc., a Delaware corporation, pursuant to that certain Restructuring Support Agreement, dated as of September 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), and which will be memorialized in a warrant agreement to be entered into by Reorganized Parent, in favor of the holders of Senior Notes, and a warrant agent to be named therein (the “Warrant Agent”), which warrant agreement shall be in form and substance acceptable to the Required Consenting Creditors and the Debtors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet appended thereto.

THIS TERM SHEET IS NOT (AND WILL NOT BE CONSTRUED AS) AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAW.
THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE ADVISORS OR EXCEPT AS SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY AND THE APPLICABLE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE ADVISORS.
THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RESTRUCTURING. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE ISSUANCE OF THE WARRANTS, AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET.
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UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS TERM SHEET IS INCONSISTENT WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE TERMS OF THIS TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL. THE ISSUANCE OF THE WARRANTS DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED AND EXECUTED DEFINITIVE DOCUMENTS.

Issuer	Reorganized Parent (the “Issuer”).
2

Capitalization of the Issuer
Subject to the terms of the Restructuring Term Sheet, the capital structure of the Issuer upon the Plan Effective Date shall consist of one class of common equity, the New Equity Interests, to be held as follows:
•Holders of Remaining 2018 Credit Facility Claims and holders of Senior Notes Claims who participate in the Noteholder New Common Equity Investment: 88.0% of the New Equity Interests
•Holders of Senior Notes Claims: 12.0% of the New Equity Interests
10% of the New Equity Interests will be reserved for the MIP (determined on a fully-diluted basis, excluding the New Equity Interests issuable upon exercise of the Noteholder Warrants and excluding the New Equity Interests issuable upon exercise of the Equityholder Warrants and subject to adjustment as described below, for awards under the MIP;  as soon as practicable following the issuance of New Equity Interests issued in connection with the exercise of any Noteholder Warrants or Equityholder Warrants (the “Additional New Equity Interests”), the MIP pool will be equitably increased to reflect the dilutive effect of the Additional New Equity Interests, and any awards previously awarded under the MIP will be equitably adjusted to prevent dilution or enlargement with respect to such awards and such adjusted awards will reduce the amount of the MIP pool (as adjusted) that is available for subsequent grant, subject to the terms of the MIP with respect to share usage).
4.9% of the New Equity Interests will be reserved for the Equityholder Warrants (determined on a fully-diluted basis, excluding the MIP but including the New Equity Interests issuable upon exercise of the Noteholder Warrants).
The New Equity Interests issuable pursuant to the MIP and the New Equity Interests issuable pursuant to the Equityholder Warrants will dilute all issued and outstanding New Equity Interests (including New Equity Interests issuable upon exercise of the Noteholder Warrants (as defined below)) on a pro rata basis.

Holders	As referred to herein, prior to the Plan Effective Date, holders of Senior Notes Claims and, on and after the Plan Effective Date, holders of the Noteholder Warrants (the “Holders”).
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Warrants
On the Plan Effective Date, the Issuer will issue to each Holder its pro rata share (based on the principal amount of Senior Notes held by each such Holder) in accordance with the Plan of 5-year warrants (the “Noteholder Warrants”) to purchase 30% of the New Equity Interests, calculated on a fully-diluted basis with such percentage calculated after giving effect to the exercise of the Noteholder Warrants, but not including, and subject to dilution on account of, equity issued under the MIP and New Equity Interests issuable upon exercise of the Equityholder Warrants.[1]

Fees and Expenses	All fees and expenses associated with the issuance of the Noteholder Warrants and incidental administrative matters (including fees and expenses of the Warrant Agent and any Financial Advisor (as defined below)) shall be borne by the Issuer. For the avoidance of doubt, the Issuer shall not be responsible for legal fees and expenses incurred by individual Holders.

[1] The warranty agreement will include a customary blocker provision to apply in the event the Issuer becomes a public company.
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Exercise Price
The exercise price (as the same may be adjusted from time to time in accordance with the terms hereof, the “Exercise Price”) for each New Equity Interest issuable upon exercise of the Noteholder Warrants shall be set based on an equity value of the Issuer that, as of the Plan Effective Date, provides for payment in full of the Allowed amount of the aggregate Remaining 2018 Credit Facility Claims[2], after taking into account dilution from the MIP and accrued but unpaid interest and the value of all distributions on account of such claims on or prior to the Plan Effective Date (including, solely to the extent distributed, Excess Cash (as defined below)), minus all default-rate interest actually paid (i.e., payment of default interest shall be treated as principal recovery for purposes of exercise price calculation) on account of the 2018 Credit Facility Claims, minus all interest and fees of any kind (including original issue discount) paid to the lenders or any other party in connection with any debtor-in-possession financing in excess of the non-default rate interest that would have been payable on an equivalent amount of 2018 Credit Facility Claims from the Petition Date through the Plan Effective Date.
On the Plan Effective Date, each holder of a Remaining 2018 Credit Facility Claim (or its designated affiliate, managed fund or account, or other designee) shall receive (among other things) its pro rata share of Cash in the amount of any Excess Cash, in full and final satisfaction of such Remaining 2018 Credit Facility Claim.
“Excess Cash” means the lesser of (A) the amount by which Effective Date Liquidity exceeds $100 million and (B) the amount by which the aggregate amount of Cash and Cash Equivalents (as defined in the Credit Agreement) (including any Retained Cash Proceeds and excluding Restricted Cash) of the Reorganized Debtors and their direct and indirect non-Debtor subsidiaries on the Plan Effective Date exceeds $25 million.

Expiration Date
The Noteholder Warrants will expire (the date of such expiration, the “Expiration Date”) on the earlier of (i) the fifth (5th) anniversary of the Plan Effective Date and (ii) the consummation of a Liquidity Event (as defined below).
For the avoidance of doubt, Noteholder Warrants that have not been exercised on or prior to the applicable Expiration Date shall automatically expire and terminate, without any action by any party, including the Holder, the Warrant Agent or the Issuer.

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[2] Final Exercise Price to be determined on the Plan Effective Date (subject to applicable post-Plan Effective Date Adjustments). For the avoidance of doubt, the final Exercise Price will take into account the Deferred Consideration to the extent paid.

Liquidity Event
“Liquidity Event” means the first to occur of: the consummation of any transaction or series of related transactions that results in (i) the sale or exchange of at least a majority of all of the voting equity interests of the Issuer, or any successor, to one or more third parties (other than the Holders upon exercise of the Noteholder Warrants) (whether by merger, sale, recapitalization, consolidation, combination or otherwise) and (ii) the sale, directly or indirectly, by the Issuer, or any successor, of at least a majority of all of the assets of the Issuer, or any successor, and its subsidiaries, taken as a whole to one or more third parties. Notwithstanding the foregoing, no transaction or series of related transactions shall be a Liquidity Event if the equityholders of the Issuer prior to any such transaction continue to own or control, directly or indirectly, at least a majority of the issued and outstanding voting equity interests of the Issuer or the acquirer, as applicable, following such transaction or series of related transactions. For the avoidance of doubt, if a Liquidity Event constitutes a New Equity Interests Change Event (as defined below), then, pursuant to the provisions described below, the Noteholder Warrants will become exercisable for the Reference Property of such New Equity Interests Change Event. In connection with a Liquidity Event, any warrants not exercised will expire upon the consummation of such Liquidity Event.

6

Exercisability
The Noteholder Warrants shall be exercisable into New Equity Interests in whole or in part at any time on or prior to the Expiration Date, in cash or, at the option of the holder thereof, by “cashless” exercise on customary terms based on the Fair Market Value (as defined below) of the New Equity Interests at the time of exercise; provided, however, that a cashless exercise shall only be available (i) at any time the New Equity Interests are listed on a nationally recognized securities exchange, quoted on an inter-dealer quotation system or over-the-counter market (a “Trading Market”) or (ii) in connection with a Liquidity Event.

“Fair Market Value” will be determined as follows:
•If the New Equity Interests or other applicable equity interests are traded or quoted on a Trading Market, Fair Market Value shall be based upon the volume weighted average trading prices during the 20 consecutive trading days immediately prior to such date of determination (or, if such volume weighted average price is unavailable, the market value of one New Equity Interest or other applicable equity interest on such trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Issuer selects).
•If the cashless exercise is made in connection with a Liquidity Event, Fair Market Value shall be equal to the per-New Equity Interest value implied by the sale price in such transaction.
•In all other cases, Fair Market Value shall be determined by the Board (as defined in the Governance Term Sheet attached to the Restructuring Support Agreement) in good faith (which determination must include the approval of at least two Independent Directors (as defined in the Governance Term Sheet attached to the Restructuring Support Agreement) serving on such Board); provided that if Required Warrant Holders (as defined herein) disagree with any determination of Fair Market Value by the Board, then such Required Warrant Holders may require that Fair Market Value shall be determined by an independent nationally recognized financial advisor (a “Financial Advisor”) that is mutually acceptable to the Issuer and the Required Warrant Holders (or, if they cannot agree on a Financial Advisor, the Issuer and the Required Warrant Holders shall each designate a bank or firm, who will mutually select a Financial Advisor); provided, further, that the Required Warrant Holders shall not be entitled to require Fair Market Value to be determined by a Financial Advisor in the case of any dividend or distribution (in one or a series of related transactions) that is subject to clause (iii) under “Anti-Dilution Adjustments” with an aggregate value of less than $20,000,000.

“Required Warrant Holders” shall mean Holders holding Noteholder Warrants representing 25% or more in the aggregate of the New Equity Interests subject thereto; provided that if Holders holding Noteholder Warrants representing a majority of the New Equity Interests subject thereto elect to take any action or make any determination on behalf of the Holders, “Required Warrant Holders” shall refer to the Holders holding such Noteholder Warrants.

7

Conditions to Exercise
The issuance of New Equity Interests pursuant to the exercise of Noteholder Warrants (collectively, the “Warrant Equity Interests”) will be subject to delivery to the Issuer of an exercise form to the Warrant Agent and, if applicable, payment in full by the holder of the applicable Exercise Price by delivery to the Issuer of a certified or official bank check or by wire transfer of immediately available funds in the amount of the aggregate Exercise Price for such Warrant Equity Interests.

Voting Rights and Control	Noteholder Warrants will not permit the Holder thereof to any voting rights before exercise of the warrants; upon and after any exercise of the Noteholder Warrants, the Holders will have any voting rights that generally accrue to holders of New Equity Interests, and Holders will be required to join and become party to any applicable governing documents among the Issuer and other holders of New Equity Interests, if any, as described in the Governance Term Sheet.
Information Rights	Holders shall be entitled to the same information rights, if any, as stockholders, subject to customary confidentiality provisions.
Redemption	The Noteholder Warrants will not be subject to redemption by the Issuer or any other person.
Transferability
Noteholder Warrants will be freely transferrable by the Holders thereof, subject to any restrictions under applicable securities laws and customary provisions prohibiting transfers that would result in the Issuer being required to become a public reporting company with the Securities and Exchange Commission; provided that any transfer of Noteholder Warrants to any Competitor (as such term will be defined in the bylaws and/or limited liability company agreement of the Issuer, as applicable) will require the prior written consent of the Board.

Securities Registration	The issuance of the Noteholder Warrants and Warrant Equity Interests will be exempt from registration under the Securities Act, pursuant to, and to the fullest extent under, section 1145 of the Bankruptcy Code or, to the extent section 1145 is not available, section 4(a)(2) of the Securities Act. In addition, certain Holders will have registration rights with respect to the Noteholder Warrants and Warrant Equity Interests issuable upon exercise thereof, as described more fully in the Governance Term Sheet attached to the Restructuring Support Agreement.
8

Anti-Dilution / Adjustments
The Noteholder Warrants will contain mutually agreeable anti-dilution provisions, including, without limitation, adjustments for: (i) dividends or other distributions on the New Equity Interests paid in New Equity Interests; (ii) splits, subdivisions and combinations of the New Equity Interests; (iii) dividends or other distributions of cash or other property (it being understood that for purposes of this adjustment, the value of any property distributed will be the Fair Market Value thereof); (iv) any repurchase of New Equity Interests (including tender offers, exchanges and other similar transactions) at a price that is greater than the then-Fair Market Value thereof; and (v) the issuance or sale of New Equity Interests or other equity-linked securities at an effective price per New Equity Interest that is less than the Fair Market Value thereof; provided, that any such adjustments in respect of clause (v) will be calculated on a weighted average basis and shall not increase the Exercise Price of any Noteholder Warrant as a result thereof.
The Noteholder Warrants will have customary continuity provisions pursuant to which a merger, reclassification or other event (a “New Equity Interests Change Event”) pursuant to which the New Equity Interests are exchanged for, or represent solely the right to receive, other securities or property (the “Reference Property”) will cause the Warrants to become exercisable for such Reference Property. However, if the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property will be deemed to be (i) the weighted average, per New Equity Interest, of the types and amounts of consideration received by the holders of New Equity Interests that affirmatively make such an election; or (ii) if no holders of New Equity Interests affirmatively make such an election, the weighted average of the types and amounts of consideration actually received, per New Equity Interest, by the holders of New Equity Interests.

Administration	The Noteholder Warrants will be issued in book-entry form and administered by the Warrant Agent.
9

Governing Law	The laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
Other Terms	The agreements governing the Noteholder Warrants shall contain terms and conditions consistent with this Term Sheet and, to the extent that such agreements contain terms and conditions that are not expressly contemplated by this Term Sheet, otherwise reasonably acceptable to the Debtors and the Required Consenting Creditors.

10

ANNEX 4

Equityholder Warrant Term Sheet

GTT Communications, Inc.
Equityholder Warrant Agreement Term Sheet

This term sheet (this “Term Sheet”) is a summary of the proposed principal terms and conditions relating to the warrants to be issued to holders of the Existing GTT Equity Interests pursuant to that certain Restructuring Support Agreement, dated as of September 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), and which will be memorialized in a warrant agreement to be entered into by Reorganized Parent, in favor of the holders of the Existing GTT Equity Interests, and a warrant agent to be named therein (the “Warrant Agent”), which warrant agreement shall be in form and substance acceptable to the Required Consenting Creditors, the Debtors and the Required Consenting Equity Holders. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet appended thereto.

THIS TERM SHEET IS NOT (AND WILL NOT BE CONSTRUED AS) AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAW.
THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.
NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY PERSON OTHER THAN THE COMPANY AND THE CONSENTING STAKEHOLDERS AND THEIR RESPECTIVE ADVISORS OR EXCEPT AS SET FORTH IN ANY CONFIDENTIALITY AGREEMENT BETWEEN THE COMPANY AND THE APPLICABLE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE ADVISORS.
THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RESTRUCTURING. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE ISSUANCE OF THE WARRANTS, AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET.
1

UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS TERM SHEET IS INCONSISTENT WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE TERMS OF THIS TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL. THE ISSUANCE OF THE WARRANTS DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED AND EXECUTED DEFINITIVE DOCUMENTS.

Issuer	Reorganized Parent (the “Issuer”).
2

Capitalization of the Issuer
Subject to the terms of the Restructuring Term Sheet, the capital structure of the Issuer upon the Plan Effective Date shall consist of one class of common equity, the New Equity Interests, to be held as follows:
•Holders of Remaining 2018 Credit Facility Claims and holders of Senior Notes Claims who participate in the Noteholder New Common Equity Investment: 88.0% of the New Equity Interests.
•Holders of Senior Notes Claims: 12.0% of the New Equity Interests.
30% of the New Equity Interests will be reserved for the Noteholder Warrants (determined on a fully-diluted basis, excluding New Equity Interests issuable pursuant to the MIP and excluding New Equity Interests issuable upon exercise of the Equityholder Warrants).
10% of the New Equity Interests will be reserved for the MIP (determined on a fully-diluted basis, excluding the New Equity Interests issuable upon exercise of the Noteholder Warrants and excluding the New Equity Interests issuable upon exercise of the Equityholder Warrants and subject to adjustment as described below, for awards under the MIP;  as soon as practicable following the issuance of New Equity Interests issued in connection with the exercise of any Noteholder Warrants or Equityholder Warrants (the “Additional New Equity Interests”), the MIP pool will be equitably increased to reflect the dilutive effect of the Additional New Equity Interests, and any awards previously awarded under the MIP will be equitably adjusted to prevent dilution or enlargement with respect to such awards and such adjusted awards will reduce the amount of the MIP pool (as adjusted) that is available for subsequent grant, subject to the terms of the MIP with respect to share usage).
As discussed below, 4.9% of the New Equity Interests will be reserved for the Equityholder Warrants (determined on a fully-diluted basis, excluding New Equity Interests issuable pursuant to the MIP but including the New Equity Interests issuable upon exercise of the Noteholder Warrants).
The New Equity Interests issuable pursuant to the MIP and the New Equity Interests issuable upon exercise of the Equityholder Warrants will dilute all issued and outstanding New Equity Interests (including New Equity Interests issuable upon exercise of the Noteholder Warrants) on a pro rata basis.

3

Holders	As referred to herein, prior to the Plan Effective Date, holders of the Existing GTT Equity Interests and, on and after the Plan Effective Date, holders of the Equityholder Warrants (the “Holders”).
Warrants
On the Plan Effective Date, the Issuer will issue to each Holder its pro rata share (based on the percentage of the outstanding Existing GTT Equity Interests held by each such Holder) in accordance with the Plan of 5-year warrants (the “Equityholder Warrants”) to purchase 4.9% of the New Equity Interests, calculated on a fully-diluted basis with such percentage calculated after giving effect to the exercise of the Noteholder Warrants and the exercise of the Equityholder Warrants, but not including and subject to dilution on account of, equity issued under the MIP.[1]

Fees and Expenses	All fees and expenses associated with the issuance of the Equityholder Warrants and incidental administrative matters (including fees and expenses of the Warrant Agent and any Financial Advisor (as defined below)) shall be borne by the Issuer. For the avoidance of doubt, the Issuer shall not be responsible for legal fees and expenses incurred by individual Holders.
Exercise Price
The exercise price (as the same may be adjusted from time to time in accordance with the terms hereof, the “Exercise Price”) for the New Equity Interests issuable upon exercise of the Equityholder Warrants shall be the aggregate Exercise Price implied by a $2.8 billion total enterprise value of the Reorganized Parent, as of the Plan Effective Date.

Expiration Date
The Equityholder Warrants will expire (the date of such expiration, the “Expiration Date”) on the earlier of (i) the fifth (5th) anniversary of the Plan Effective Date and (ii) the consummation of a Liquidity Event (as defined below).
For the avoidance of doubt, Equityholder Warrants that have not been exercised on or prior to the applicable Expiration Date shall automatically expire and terminate, without any action by any party, including the Holder, the Warrant Agent or the Issuer.

[1] Note to Draft: The warrant agreement will include a customary blocker provision to apply in the event the Issuer becomes a public company.

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Liquidity Event
“Liquidity Event” means the first to occur of: the consummation of: any transaction or series of related transactions that results in (i) the sale or exchange of at least a majority of all of the voting equity interests of the Issuer, or any successor, to one or more third parties (other than upon exercise of the Noteholder Warrants by the holders thereof) (whether by merger, sale, recapitalization, consolidation, combination or otherwise) and (ii) the sale, directly or indirectly, by the Issuer, or any successor, of at least a majority of all of the assets of the Issuer, or any successor, and its subsidiaries, taken as a whole to one or more third parties. Notwithstanding the foregoing, no transaction or series of related transactions shall be a Liquidity Event if the equityholders of the Issuer prior to any such transaction continue to own or control, directly or indirectly, at least a majority of the issued and outstanding voting equity interests of the Issuer or the acquirer, as applicable, following such transaction or series of related transactions. For the avoidance of doubt, if a Liquidity Event constitutes a New Equity Interests Change Event (as defined below), then, pursuant to the provisions described below, the Equityholder Warrants will become exercisable for the Reference Property of such New Equity Interests Change Event. In connection with a Liquidity Event, any warrants not exercised will expire upon the consummation of such Liquidity Event.

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Exercisability
The Equityholder Warrants shall be exercisable into New Equity Interests in whole or in part at any time on or prior to the Expiration Date, in cash or, at the option of the holder thereof, by “cashless” exercise on customary terms based on the Fair Market Value (as defined below) of the New Equity Interests at the time of exercise; provided, however, that a cashless exercise shall only be available (i) at any time the New Equity Interests are listed on a nationally recognized securities exchange, quoted on an inter-dealer quotation system or over-the-counter market (a “Trading Market”) or (ii) in connection with a Liquidity Event.

“Fair Market Value” will be determined as follows:
•If the New Equity Interests or other applicable equity interests are traded or quoted on a Trading Market, Fair Market Value shall be based upon the volume weighted average trading prices during the 20 consecutive trading days immediately prior to such date of determination (or, if such volume weighted average price is unavailable, the market value of one New Equity Interest or other applicable equity interest on such trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Issuer selects).
•If the cashless exercise is made in connection with a Liquidity Event, Fair Market Value shall be equal to the per-New Equity Interest value implied by the sale price in such transaction.
•In all other cases, Fair Market Value shall be determined by the Board (as defined in the Governance Term Sheet attached to the Restructuring Support Agreement) in good faith (which determination must include the approval of at least two Independent Directors (as defined in the Governance Term Sheet attached to the Restructuring Support Agreement) serving on such Board); provided that if Required Warrant Holders (as defined in the Noteholder Warrant Agreement Term Sheet appended to the Restructuring Term Sheet as Annex 3 thereto) disagree with any determination of Fair Market Value by the Board, then such Required Warrant Holders may require that Fair Market Value shall be determined by an independent nationally recognized financial advisor (a “Financial Advisor”) that is mutually acceptable to the Issuer and the Required Warrant Holders (or, if they cannot agree on a Financial Advisor, the Issuer and the Required Warrant Holders shall each designate a bank or firm, who will mutually select a Financial Advisor); provided, further, that the Required Warrant Holders shall not be entitled to require Fair Market Value to be determined by a Financial Advisor in the case of any dividend or distribution (in one or a series of related transactions) that is subject to clause (iii) under “Anti-Dilution Adjustments” with an aggregate value of less than $20,000,000.

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Conditions to Exercise
The issuance of New Equity Interests pursuant to the exercise of Equityholder Warrants (collectively, the “Warrant Equity Interests”) will be subject to delivery to the Issuer of an exercise form to the Warrant Agent and, if applicable, payment in full by the holder of the applicable Exercise Price by delivery to the Issuer of a certified or official bank check or by wire transfer of immediately available funds in the amount of the aggregate Exercise Price for such Warrant Equity Interests.

Voting Rights and Control	Equityholder Warrants will not permit the Holder thereof to any voting rights before exercise of the warrants; upon and after any exercise of the Equityholder Warrants, the Holders will have any voting rights that generally accrue to holders of New Equity Interests, and Holders will be required to join and become party to any applicable governing documents among the Issuer and other holders of New Equity Interests, if any, as described in the Governance Term Sheet.
Information Rights	Holders shall be entitled to the same information rights, if any, as stockholders, subject to customary confidentiality provisions.
Redemption	The Equityholder Warrants will not be subject to redemption by the Issuer or any other person.
Transferability
Equityholder Warrants will be freely transferrable by the Holders thereof, subject to any restrictions under applicable securities laws and customary provisions prohibiting transfers that would result in the Issuer being required to become a public reporting company with the Securities and Exchange Commission; provided that any transfer of Equityholder Warrants to any Competitor (as such term will be defined in the bylaws and/or limited liability company agreement of the Issuer, as applicable) will require the prior written consent of the Board.

Securities Registration	The issuance of the Equityholder Warrants and Warrant Equity Interests will be exempt from registration under the Securities Act, pursuant to, and to the fullest extent under, section 1145 of the Bankruptcy Code or, to the extent section 1145 is not available, section 4(a)(2) of the Securities Act.
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Anti-Dilution / Adjustments
The Equityholder Warrants will contain mutually agreeable anti-dilution provisions, including, without limitation, adjustments for: (i) dividends or other distributions on the New Equity Interests paid in New Equity Interests; (ii) splits, subdivisions and combinations of the New Equity Interests; (iii) dividends or other distributions of cash or other property (it being understood that for purposes of this adjustment, the value of any property distributed will be the Fair Market Value thereof); (iv) any repurchase of New Equity Interests (including tender offers, exchanges and other similar transactions) at a price that is greater than the then-Fair Market Value thereof; and (v) the issuance or sale of New Equity Interests or other equity-linked securities at an effective price per New Equity Interest that is less than the Fair Market Value thereof; provided, that any such adjustments in respect of clause (v) will be calculated on a weighted average basis and shall not increase the Exercise Price of any Equityholder Warrant as a result thereof.
The Equityholder Warrants will have customary continuity provisions pursuant to which a merger, reclassification or other event (a “New Equity Interests Change Event”) pursuant to which the New Equity Interests are exchanged for, or represent solely the right to receive, other securities or property (the “Reference Property”) will cause the Warrants to become exercisable for such Reference Property. However, if the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property will be deemed to be (i) the weighted average, per New Equity Interest, of the types and amounts of consideration received by the holders of New Equity Interests that affirmatively make such an election; or (ii) if no holders of New Equity Interests affirmatively make such an election, the weighted average of the types and amounts of consideration actually received, per New Equity Interest, by the holders of New Equity Interests.

Administration	The Equityholder Warrants will be issued in book-entry form and administered by the Warrant Agent.
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Governing Law	The laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
Other Terms
The agreements governing the Equityholder Warrants shall contain terms and conditions consistent with this Term Sheet and, to the extent that such agreements contain terms and conditions that are not expressly contemplated by this Term Sheet, otherwise reasonably acceptable to the Debtors, the Required Consenting Creditors and the Consenting Equity Holders.

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ANNEX 5

Governance Term Sheet

Terms of New Corporate Governance Documents of Reorganized Parent (the “Company”)
This term sheet sets forth the principal terms of the proposed governance structure of the Company, which terms shall be included in the new corporate governance documents of the Company (including the charter, bylaws or similar documents, among other governance documents), subject in all respects to the terms of the Restructuring Support Agreement (the “RSA”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the RSA or the Restructuring Term Sheet to which this term sheet is attached.
THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND OTHER APPLICABLE LAW.
UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS TERM SHEET IS INCONSISTENT WITH THE RSA, THE TERMS OF THIS TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL.

Corporate Form:
The Company shall either be a Delaware corporation or a Delaware limited liability company, as determined by the Required Consenting Creditors; provided, that in the event that the Company is a Delaware limited liability company, the Company shall elect to be treated as a corporation for tax purposes.
In connection with the Plan Effective Date, and consistent with section 1123(a)(6) of the Bankruptcy Code, the Company shall adopt customary corporate governance documents, including an amended and restated certificate of incorporation, bylaws and/or a limited liability company agreement, as applicable (the “New Corporate Governance Documents”) in form and substance reasonably acceptable to the Company and the Required Consenting Creditors.

Equity Structure:
The Company will, as of the Plan Effective Date, issue the New Equity Interests as follows:
i.88% of the issued and outstanding New Equity Interests will be issued to (x) the holders of Allowed Remaining 2018 Credit Facility Claims and (y) certain holders of Senior Notes Claims who participate in the Noteholder New Equity Investment; and
ii.12% of the issued and outstanding New Equity Interests will be issued to the holders of Senior Notes Claims.

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Board of Directors:
Initial Board: The Company will be managed by a board of directors (the “Board”). The initial Board will consist of seven directors (each, a “Director”), comprising:
i.the Chief Executive Officer of the Company (the “CEO”);
ii.one Director selected by the Required Consenting Noteholders; and
iii.five Directors selected by the Required Consenting Credit Facility Creditors.
Director Elections and Qualifications: Beginning with the first annual meeting of equityholders, Directors will be elected by a majority of the issued and outstanding New Equity Interests. The Director selected by the Required Consenting Noteholders will be independent from the Company, its equityholders and lenders (including the Consenting Noteholders and Consenting Credit Facility Creditors) (a director meeting the foregoing requirements, an “Independent Director”). In the event that at least three Directors selected by the Required Consenting Credit Facility Creditors are not Independent Directors, then the Board shall establish an independent special committee comprised solely of the Independent Directors of the Company for purposes of evaluating and making decisions regarding any exit transactions (including any transaction that would constitute a Liquidity Event (as defined in the Noteholder Warrant Term Sheet)). Each Director will serve for a one-year term.
Board Committees: The Board will have customary standing committees.
Observer Right: The Board will not have observers unless otherwise agreed by the Required Consenting Creditors.
Board Actions: A majority of the total number of the Directors then in office shall constitute a quorum, and the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board; provided that such majority must include the affirmative vote of at least two Independent Directors in the case of the approval of any Liquidity Event or the determination of Fair Market Value (as defined in the Noteholder Warrant Term Sheet). The Board or any committee thereof may act by written consent executed by all of the Directors then in office or all members of such committee, as applicable, in lieu of a meeting.
Board Fees/Expenses: Each Director who is not an employee of any holder of New Equity Interests shall be entitled to a reasonable fee for serving on the Board and, if approved by the Board, any committee of the Board. Each Director shall also be entitled to reimbursement for all reasonable expenses incurred in connection with any Board or committee meeting. All Director incentive compensation shall be distributed out of the pool of the New Equity Interests reserved for the MIP.

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Indemnification and Limitation on Liability:	The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to the Directors and officers of the Company to the fullest extent permitted under Delaware law.
Transfers/Resales:
The New Equity Interests to be issued by the Company under the Plan will be exempt from registration under the Securities Act, pursuant to, and to the fullest extent under, section 1145 of the Bankruptcy Code or, to the extent section 1145 is not available, section 4(a)(2) of the Securities Act.
The New Equity Interests, the Noteholder Warrants, the Equityholder Warrants (and any New Equity Interests issued upon exercise of the Noteholder Warrants and Equityholder Warrants) will be (i) transferrable without the Company’s consent, subject to compliance with applicable securities laws and customary provisions prohibiting transfers that would result in the Company being required to become a public reporting company with the Securities and Exchange Commission, and (ii) DTC-eligible (other than in the case of restricted securities) and traded on an over-the-counter market acceptable to the Required Consenting Creditors upon emergence (the “OTC”); provided that any transfer of the New Equity Interests to any Competitor (as such term will be defined in the bylaws and/or limited liability company agreement of the Company, as applicable) will require the prior written consent of the Board.
There will not be any ROFO/ROFR applicable to the New Equity Interests.

Provisions required in connection with U.S. and U.K. banking regulations and reasonably acceptable to the Company and the Required Consenting Creditors to be included in the New Corporate Governance Documents.

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Information Rights:
As of the Plan Effective Date, the Company will not be a public reporting company with the Securities and Exchange Commission.

At any time that the Company is not required to file public reports with the SEC, the Company will (i) provide publicly available information sufficient to satisfy the requirements of any applicable qualified interdealer quotation system or broker-dealer review for trading on the OTC; (ii) furnish to all holders of New Equity Interests, Noteholder Warrants, Equityholder Warrants and, upon their request, prospective purchasers thereof (other than to any holder or prospective purchaser that is a Competitor), the information required to be publicly available under Rule 144(c)(2) of the Securities Act or such other information necessary to allow holders to rely on Rule 144 (the “144 Information”); and (iii) hold quarterly telephonic conference calls between management and all equityholders who choose to attend.

Such 144 Information shall include (i) a very brief statement of the nature of the business of the Company and the products and services it offers; and (ii) the Company’s most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements, for such part of the two (2) preceding fiscal years as the Company has been in operation (and such financial statements should be audited to the extent reasonably available).

Termination:	Upon the occurrence of a listing on the NYSE or Nasdaq, the provisions set forth in the foregoing sections entitled “Transfer/Resales” and “Information Rights” shall automatically terminate.
Fiduciary Duties/ Corporate Opportunities:	Governing documents (i) will not include a waiver of Director fiduciary duties to the extent the Company is a limited liability company, and (ii) will include a waiver of the corporate opportunity doctrine.
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Registration Rights:
All New Equity Interests, Noteholder Warrants and New Equity Interests issued upon exercise of Noteholder Warrants will constitute “Registrable Securities” under a registration rights agreement. Such registration rights agreement to provide that the holders of two-thirds of the Registrable Securities (calculated on an as-exercised basis (assuming cashless exercise) with respect to the Noteholder Warrants) can require the Company to use commercially reasonable efforts to cause the Registrable Securities to be listed on Nasdaq or the NYSE in accordance with the applicable Nasdaq or NYSE listing requirements as promptly as practicable following delivery of notice.
In addition, the registration rights agreement will provide for:
•Demand Registration: At any time after an initial public offering, the Company shall register all Registrable Securities requested to be registered by the holders of New Equity Interests if the Company receives a written request from holders of New Equity Interests who beneficially own 10% or more of the New Equity Interests (calculated on an as-exercised basis (assuming cashless exercise) with respect to the Noteholder Warrants) (subject to customary exceptions and limitations), it being understood and agreed that such holders of New Equity Interests shall have the right to make up to three such requests.
•Piggyback Registration: Each holder of New Equity Interests who beneficially owns at least 1% of the outstanding New Equity Interests (calculated on an as-exercised basis (assuming cashless exercise) with respect to the Noteholder Warrants) will have the right to include its Registrable Securities each time the Company proposes for any reason to register any of its Registrable Securities under the Securities Act, including a Form S-3 as described below (subject to customary exceptions and limitations).
•S-3 Registration: Once the Company is eligible to file a shelf registration statement on Form S-3, any holder of New Equity Interests who beneficially owns at least 5% of the outstanding New Equity Interests (calculated on an as-exercised basis (assuming cashless exercise) with respect to the Noteholder Warrants) may request that the Company file a registration statement covering the Registrable Securities held by such holder of New Equity Interests (subject to customary exceptions and limitations).

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Exclusive Forum:	•Delaware will be the exclusive forum for litigation by holders of the equity interests of the Company.
Amendments
•Any amendment, supplement, modification, or waiver to the terms of the New Equity Interests, Noteholder Warrants, Equityholder Warrants or the New Corporate Governance Documents that is disproportionate and materially adverse to one or more equityholder as compared to another equityholder shall require the affirmative consent of such affected equityholder.
•Except as specifically contemplated hereby, all equityholders shall be treated in a pari passu fashion.

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EXHIBIT B

Form of Credit Agreement Forbearance and Consent
See Exhibit 10.5 filed herewith.

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EXHIBIT C

Form of Interim Cash Collateral Order
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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

	)	Chapter 11
In re:	)
	)	Case No. 21-__________ ( )
GTT COMMUNICATIONS, INC., et al.,[3]	)
	)	(Joint Administration Requested)
Debtors.	)
	)	Re: Docket No. ___

INTERIM ORDER (I) AUTHORIZING DEBTORS TO USE
CASH COLLATERAL; (II) GRANTING ADEQUATE PROTECTION TO
PREPETITION SECURED PARTIES; (III) MODIFYING AUTOMATIC STAY;
(IV) SCHEDULING FINAL HEARING; AND (V) GRANTING RELATED RELIEF
Upon the motion (the “Motion”)4 of GTT Communications, Inc. (“GTT”) and its affiliated debtors, as debtors and debtors in possession (collectively with GTT, the “Debtors” and, together with each Debtor’s direct and indirect non-Debtor subsidiaries, the “Company”), in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) for entry of an interim order (this “Interim Order”) and a final order (the “Final Order” and, together with the Interim Order, the “Cash Collateral Orders”), pursuant to sections 105, 361, 362, 363, 503, 506, 507 and 552 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 4001-2 of the
3    The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: GTT Communications, Inc. (6338); Communication Decisions - SNVC, LLC (6338); Core180, LLC (6338); Electra Ltd. (6338); GC Pivotal, LLC (6227); GTT Americas, LLC (1133); GTT Global Telecom Government Services, LLC (6338); GTT RemainCo, LLC (0472); GTT Apollo Holdings, LLC (2300); and GTT Apollo, LLC (8127). The service address for the Debtors is 7900 Tysons One Place, Suite 1450, McLean, VA 22102.
4     Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion.

Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”) seeking, among other things:
(a)authorization for the Debtors, pursuant to Bankruptcy Code sections 105, 361, 362, 363, 503 and 507 to use Cash Collateral (defined below) and all other Prepetition Debtor Collateral (defined below), solely in accordance with the Approved Budget (defined below) (subject to permitted variances as set forth herein) and the terms of this Interim Order, to provide working capital for the Debtors and, subject to the terms of the Cash Management Order (defined below), certain of their non-Debtor affiliates, and for other general corporate purposes, including for payment of adequate protection to the Prepetition Secured Parties (defined below) and the reasonable and documented transaction costs, fees and expenses incurred in connection with any transactions to be implemented through these Chapter 11 Cases;
(b)subject to entry of the Final Order and to the extent set forth therein, the waiver of (i) the Debtors’ ability to surcharge the Collateral (defined below) pursuant to Bankruptcy Code section 506(c) or any other applicable principle of equity or law, (ii) the applicability of the “equities of the case” exception under Bankruptcy Code section 552(b) with respect to the proceeds, products, offspring or profits of any of the Prepetition Debtor Collateral and (iii) the doctrine of “marshaling” and any other similar equitable doctrine with respect to any of the Collateral;
(c)the modification of the automatic stay imposed pursuant to Bankruptcy Code section 362 to the extent necessary to implement and effectuate the terms of this Interim Order;
(d)the scheduling of a final hearing (the “Final Hearing”) to consider the relief requested in the Motion and the entry of the Final Order, and approving the form of notice with respect to the Final Hearing;
(e)the waiver of any applicable stay (including under Bankruptcy Rule 6004) and provision for immediate effectiveness of this Interim Order; and
(f)the granting of related relief;

and notice of the Motion under the circumstances having been given and such notice having been good and sufficient; and the Court having conducted a hearing for interim relief on the Motion on [______], 2021 (the “Interim Hearing”), at which time the Debtors presented and introduced into evidence, among other things, the Declaration of Brian J. Fox in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), the Declaration of Joel Mostrom in Support of Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief (the “Mostrom Declaration”[) and the Declaration of [Matthew Mintzer] / [Todd R. Snyder] in Support of Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief (the “[Mintzer] / [Snyder] Declaration”] and, together with the First Day Declaration [and the Mostrom Declaration], the “Declarations”); and the Court having considered the Motion, the Declarations, the other evidence adduced by the parties, the representations of counsel, and the entire record made at the Interim Hearing; and all objections, if any, to the relief requested in the Motion and to the entry of this Interim Order having been withdrawn, resolved or overruled by the Court; and it appearing to the Court that granting the interim relief sought in the Motion, on the terms and conditions contained herein, is necessary and essential to enable the Debtors to preserve the value of their businesses and assets, prevent immediate and irreparable harm to the

Debtors’ estates, and facilitate the Debtors’ reorganization, and that such relief is fair and reasonable and in the best interests of the Debtors’ estates, their creditors, and all parties in interest, and is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor;
IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:5
1.Petition Date. On [_____], 2021 (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”) commencing these Chapter 11 Cases. On [______], 2021, the Court entered an order approving joint administration of the Chapter 11 Cases.
2.Debtors in Possession. The Debtors continue to manage and operate their businesses and properties as debtors in possession pursuant to Bankruptcy Code sections 1107 and 1108. No trustee or examiner has been appointed in these Chapter 11 Cases.
3.Jurisdiction and Venue. The Court has jurisdiction over these proceedings and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. The Motion and proceedings in connection therewith constitute a core proceeding as defined in 28 U.S.C. §§ 157(b)(2). Venue for these Chapter 11 Cases and the proceedings on the Motion is permissible in this district pursuant to 28 U.S.C. §§ 1408 and 1409. The statutory predicates for
5     The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

the relief sought in the Motion and granted in this Interim Order are Bankruptcy Code sections 105, 361, 362, 363, 503, 506, 507 and 552, Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014 and Local Rule 4001-2.
4.Committee. As of the date hereof, the United States Trustee for the Southern District of New York (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in these Chapter 11 Cases pursuant to Bankruptcy Code section 1102 (any such committee, the “Committee”).
5.Notice. Under the circumstances, the notice given by the Debtors of, and as described in, the Motion, the relief requested therein, and the Interim Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 4001(b) and (d) and the Local Rules, and no further notice of the Motion with respect to the relief sought at the Interim Hearing or the entry of this Interim Order is necessary or required.
6.Debtors’ Stipulations. Without prejudice to the rights of parties in interest, other than the Debtors, but subject to the limitations thereon contained in Paragraphs 16 and 25 of this Interim Order, the Debtors admit, stipulate and agree as follows (Paragraphs 6(a) through 6(f) below are collectively referred to herein as the “Debtors’ Stipulations”):
(a)Prepetition Credit Agreement.
(i)Revolving and Term Loan Credit Facilities. Pursuant to that certain Credit Agreement dated as of May 31, 2018 by and among GTT (in such capacity, the “U.S. Borrower”), GTT Communications B.V. (“GTT B.V.” and, in such capacity, the “EMEA

Borrower”), the lenders from time to time party thereto (the “Prepetition Lenders”)6 and KeyBank National Association, as the administrative agent (the “Prepetition Agent” and, together with the Prepetition Lenders, the “Prepetition Secured Parties”) and an LC Issuer (as defined therein) (such Credit Agreement, as amended, restated, supplemented, waived, or otherwise modified from time to time, including by that certain Amendment No. 1 to Credit Agreement, dated as of August 8, 2019, that certain Amendment No. 2 to Credit Agreement, dated as of February 28, 2020, that certain Amendment No. 3 and Waiver to Credit Agreement, dated as of August 10, 2020, that certain Amendment No. 4 to Credit Agreement and Consent, dated as of December 28, 2020, that certain Third Lender Forbearance Agreement and Amendment No. 5 to Credit Agreement, dated as of March 29, 2021, that certain Fourth Lender Forbearance Agreement and Amendment No. 6 to Credit Agreement, dated as of May 10, 2021 and that certain Amendment No. 7 to Credit Agreement, dated as of September 1, 2021, the “Prepetition Credit Agreement” and, together with the other Loan Documents (as defined therein), the “Prepetition Loan Documents”) the following three credit facilities were established:
(1)a revolving credit facility (the “Revolving Facility”) pursuant to which Prepetition Lenders with Revolving Commitments
6     In addition to the foregoing, solely for the purpose of identifying the Persons (as defined in the Prepetition Credit Agreement) entitled to share in payments and collections from the Prepetition Collateral (defined below) and the benefit of any guarantees of the Prepetition Secured Obligations (defined below), as more fully set forth in the Prepetition Loan Documents (defined below), the term “Prepetition Lender” shall include Prepetition Secured Hedge Providers (defined below) and Cash Management Banks (as defined in the Prepetition Credit Agreement).

(the “Revolving Lenders”) made loans to the U.S. Borrower (such loans, the “Revolving Loans”) and participated in LC Issuances,
(2)a U.S. term facility (the “U.S. Term Facility”) pursuant to which Prepetition Lenders with a U.S. Term Commitment (the “U.S. Term Lenders”) made loans to the U.S. Borrower (such loans, the “U.S. Term Loans”), and
(3)a dual tranche EMEA term facility (the “EMEA Term Facility” and, collectively with the Revolving Facility and the U.S. Term Facility, the “Revolving and Term Loan Credit Facilities”) pursuant to which Prepetition Lenders with a Closing Date EMEA Term Commitment (the “Closing Date EMEA Term Lenders”) made loans to the EMEA Borrower (such loans, the “Closing Date EMEA Term Loans”) and Prepetition Lenders with a 2020 EMEA Term Commitment (the “2020 EMEA Term Lenders” and, together with the Closing Date EMEA Term Lenders, the “EMEA Term Lenders”) made loans to the EMEA Borrower (such loans, the “2020 EMEA Term Loans” and, together with the Closing Date EMEA Term Loans, the “EMEA Term Loans” and, together with the Revolving Loans and U.S. Term Loans, the “Prepetition Loans”).
The obligations of the U.S. Borrower and EMEA Borrower arising under the Revolving and Term Loan Credit Facilities, including any applicable obligations under any Secured Hedge Agreement or Secured Cash Management Agreement (each as defined in the Prepetition Credit Agreement) to which a Credit Party (defined below) or other Restricted Subsidiary (as defined in the Prepetition Credit Agreement) is a party, are, after giving effect to that certain [Partial Release Letter, dated [●] 2021 from the Prepetition Agent to the [Loan Parties (as defined therein)] signatory thereto evidencing the prepayment of certain outstanding obligations of the U.S. Borrower, the EMEA Borrower and the [Loan Parties] under or in connection with the Prepetition Credit Agreement (the “Partial Release Letter”)], guaranteed by each of the other

Debtors (collectively, the “U.S. Guarantors” and, together with GTT, the “U.S. Credit Parties”) pursuant to that certain Subsidiary Guaranty (U.S. Subsidiaries) dated as of May 31, 2018, that certain Subsidiary Guaranty (U.S. Subsidiaries) dated as of June 1, 2018, that certain Subsidiary Guaranty (U.S. Subsidiaries) Supplement dated as of September 25, 2018 and that certain Subsidiary Guaranty (U.S. Subsidiaries) Supplement dated as of March 31, 2021. In addition, the obligations of the EMEA Borrower arising under the EMEA Term Facility, including any applicable obligations under any Secured Hedge Agreement or Secured Cash Management Agreement to which a Non-U.S. EMEA Credit Party (defined below) is a party, are, after giving effect to the [Partial Release Letter], guaranteed by certain of GTT’s non-U.S. direct and indirect subsidiaries (collectively, the “Non-U.S. EMEA Guarantors” and, together with GTT B.V., the “Non-U.S. EMEA Credit Parties” and, collectively with the U.S. Credit Parties, the “Credit Parties”) pursuant to that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) dated as of May 31, 2018, that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) dated as of June 1, 2018, that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) Supplement dated as of October 29, 2018, that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) Supplement dated as of January 15, 2021, that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) Supplement dated as of February 5, 2021, that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) Supplement dated as of April 9, 2021 and that certain Subsidiary Guaranty (Non-U.S. Subsidiaries) Supplement dated as of June 22, 2021.

(ii)Prepetition Secured Obligations. As of the Petition Date, (x) the U.S. Credit Parties were jointly and severally indebted to (1) the Revolving Lenders and the Prepetition Agent in respect of the Revolving Loans in the aggregate principal amount outstanding of [$____]7 (together with all accrued and unpaid interest thereon as of the Petition Date, the “Prepetition Revolving Loan Obligation Amount”) and (2) the U.S. Term Lenders and the Prepetition Agent in respect of the U.S. Term Loans in the aggregate principal amount outstanding of [$____]8 (together with all accrued and unpaid interest thereon as of the Petition Date, the “Prepetition U.S. Term Loan Obligation Amount”), and (y) the Credit Parties were jointly and severally indebted to (1) the Closing Date EMEA Term Lenders and the Prepetition Agent in respect of the Closing Date EMEA Term Loans in the aggregate principal amount outstanding of [€____]9 (together with all accrued and unpaid interest thereon as of the Petition Date, the “Prepetition Closing Date EMEA Term Loan Obligation Amount”) and (2) the 2020 EMEA Term Lenders and the Prepetition Agent in respect of the 2020 EMEA Term Loans in the aggregate principal amount outstanding of [$____]10 (together with all accrued and unpaid interest thereon as of the Petition Date, the “Prepetition 2020 EMEA Term Loan Obligation Amount” and, together with the Prepetition Revolving Loan Obligation Amount, Prepetition U.S. Term Loan Obligation Amount and Prepetition Closing Date EMEA Term Loan Obligation Amount, the “Prepetition Revolving and Term Loan Obligation Amount”), in each case, plus, as
7     [To be updated to account for Infrastructure Sale Paydown.]
8     [To be updated to account for Infrastructure Sale Paydown.]
9     [To be updated to account for Infrastructure Sale Paydown.]
10     [To be updated to account for Infrastructure Sale Paydown.]

applicable, all premiums and other fees, costs, expenses (including any attorneys’, financial advisors’ and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable under or in connection with the Prepetition Loan Documents, and, with respect to the U.S. Credit Parties, inclusive of the approximately [$____] of outstanding Letters of Credit issued pursuant to the Prepetition Credit Agreement (the “Prepetition Letters of Credit”) and the Hedging Obligations (defined below) (collectively, including the Prepetition Revolving and Term Loan Obligation Amount, the “Prepetition Secured Obligations”).
(iii)Prepetition Liens and Prepetition Collateral. The Prepetition Secured Obligations are secured (to the extent provided in the applicable Prepetition Loan Documents), on a first priority basis, by liens (such liens, the “Prepetition Debtor Liens”) on substantially all of the Debtors’ assets (such assets, the “Prepetition Debtor Collateral”). In addition, obligations of the Non-U.S. EMEA Credit Parties in respect of the EMEA Term Facility, including any applicable obligations under any Secured Hedge Agreement and any Secured Cash Management Agreement to which a Non-U.S. EMEA Credit Party is a party, are secured (to the extent provided in the applicable Prepetition Loan Documents) on a first priority basis by liens (such liens, the “Prepetition Non-Debtor Liens” and, together with the Prepetition Debtor Liens, the “Prepetition Liens”) on certain of the Non-U.S. EMEA Credit Parties’ assets and accounts

(such assets and accounts, the “Prepetition Non-Debtor Collateral” and, together with the Prepetition Debtor Collateral, the “Prepetition Collateral”).
(iv)Hedging Obligations. As of the Petition Date, GTT was party to four Secured Hedge Agreements: (a) that certain ISDA 2002 Master Agreement, dated as of March 24, 2016, with SunTrust Bank; (b) that certain ISDA 2002 Master Agreement, dated as of January 30, 2017, with Credit Suisse International; (c) that certain ISDA 2002 Master Agreement, dated as of April 13, 2018, with ING Capital Markets, LLC; and (d) that certain ISDA 2002 Master Agreement, dated as of April 30, 2018, with Citizens Bank, National Association (such agreements, the “Prepetition Secured Hedge Agreements” and, the counterparties thereto, the “Prepetition Secured Hedge Providers”), pursuant to which GTT entered into four interest rate swap transactions. Under the terms of the Prepetition Credit Agreement (and subject to the terms thereof), GTT’s obligations under the Prepetition Secured Hedge Agreements (the “Hedging Obligations”) constitute “U.S. Obligations” under the Prepetition Credit Agreement and are secured on a pari passu basis by the Prepetition Debtor Liens on the Prepetition Debtor Collateral.
(v)CAM Agreement. The Prepetition Lenders and the Prepetition Agent are party to that certain Collection Allocation Mechanism Agreement, dated as of May 31, 2018 (as amended, restated, or otherwise modified from time to time, including by that certain Amendment to Collection Allocation Mechanism Agreement dated as of December 28, 2020 and that certain Second Amendment to Collection Allocation Mechanism Agreement dated as of

September 1, 2021, the “CAM Agreement”), which agreement governs certain allocation and intercreditor matters as between the Prepetition Secured Parties and, as of the Petition Date, remains in full force and effect.
(vi)Intercompany Subordination Agreement. Each of the Credit Parties, several of GTT’s direct and indirect subsidiaries that are not Credit Parties (the “Subordinated Intercompany Lenders”) and the Prepetition Agent, are party to that certain Intercompany Subordination Agreement dated as of May 31, 2018 (together with all supplements and joinders thereto, the “Intercompany Subordination Agreement”), pursuant to which the parties agreed, among other things, that (a) any and all Indebtedness (as defined therein) owed by a Credit Party to a Subordinated Intercompany Lender is subordinated in right of payment to the Prepetition Secured Obligations and (b) upon the occurrence and continuance of an “Event of Default” under the Prepetition Credit Agreement, no Subordinated Intercompany Lender would ask, demand, sue for, take or receive from any Credit Party any amounts then or thereafter owing to such Subordinated Intercompany Lender.
(b)Validity, Perfection and Priority of Prepetition Debtor Liens, Prepetition Non-Debtor Liens and Prepetition Secured Obligations. The Debtors represent, acknowledge and agree that, as of the Petition Date, (1) the Prepetition Debtor Liens on the Prepetition Debtor Collateral were valid, binding, enforceable, non-avoidable and properly perfected and were granted to, or for the benefit of, the Prepetition Secured Parties for fair consideration and reasonably equivalent value; (2) the Prepetition Non-Debtor Liens on the Prepetition Non-Debtor

Collateral were valid, binding, enforceable, non-avoidable and properly perfected and were granted for fair consideration and reasonably equivalent value; (3) the Prepetition Debtor Liens were senior in priority over any and all other liens on the Prepetition Debtor Collateral, subject only to any liens senior by operation of law or permitted by the Prepetition Loan Documents, solely to the extent any such liens were valid, properly perfected, non-avoidable and senior in priority to the Prepetition Debtor Liens as of the Petition Date (the “Prepetition Permitted Prior Liens”); (4) the Prepetition Non-Debtor Liens were senior in priority over any and all other liens on the Prepetition Non-Debtor Collateral, subject only to any liens senior by operation of law or permitted by the Prepetition Loan Documents, solely to the extent any such liens were valid, properly perfected, non-avoidable and senior in priority to the Prepetition Non-Debtor Liens as of the Petition Date; (5) the Prepetition Secured Obligations constitute legal, valid, binding and non-avoidable obligations of the Debtors enforceable in accordance with the terms of the applicable Prepetition Loan Documents; (6) no offsets, recoupments, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition Debtor Liens, Prepetition Non-Debtor Liens or Prepetition Secured Obligations exist, and no portion of the Prepetition Debtor Liens, Prepetition Non-Debtor Liens or Prepetition Secured Obligations is subject to any challenge or defense including, without limitation, avoidance, disallowance, disgorgement, recharacterization or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (7) the Debtors and their estates have no claims, objections, challenges, causes of action and/or choses in action, including, without limitation, avoidance claims under chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Secured Parties, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees arising out of, based upon or related to the Revolving and Term Loan Credit Facilities; and (8) the Debtors have waived, discharged and released any right to challenge any of the Prepetition Secured Obligations and the validity, extent and priority of the Prepetition Debtor Liens.
(c)No Control. None of the Prepetition Secured Parties controls the Debtors or their operations, has authority to determine the manner in which any of the Debtors’ operations are conducted or is a control person or insider of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the Revolving and Term Loan Credit Facilities and/or the Prepetition Loan Documents.
(d)Cash Collateral. All Prepetition Debtor Collateral that constitutes “cash collateral” as defined in Bankruptcy Code section 363(a), including (i) any and all of the Debtors’ funds on deposit in the Designated Securities Account and the Designated Control Account (each as defined and described in the Cash Management Motion (defined below)) as of the Petition Date, (ii) any proceeds of the sale of the Infrastructure Business that constitute Prepetition Debtor Collateral and that remain in any of the Debtors’ deposit or securities accounts (inclusive of the Designated Control Account) as of the Petition Date, (iii) any and all

cash used to collateralize Prepetition Letters of Credit (the “LOC Cash Collateral”), (iv) the proceeds, products, rents or profits thereof and of the other Prepetition Debtor Collateral and (v) any and all cash or cash equivalents subject to the Prepetition Secured Parties’ setoff rights or control (as defined under Article 9 of the New York Uniform Commercial Code), constitutes the Prepetition Secured Parties’ cash collateral (the “Cash Collateral”). For the avoidance of doubt and notwithstanding anything to the contrary herein, no LOC Cash Collateral in the possession of the Revolving Lenders shall be used by any party for any purpose other than to reimburse the Revolving Lenders for any payments made by such Revolving Lenders on account of Prepetition Letters of Credit.
(e)Designated Control Account. In accordance with the terms of the Prepetition Credit Agreement and the RSA (defined below), the Debtors retained $35,000,000.00 in cash proceeds from the sale of the Infrastructure Business that constitute Prepetition Debtor Collateral for the purpose of financing these Chapter 11 Cases (the “Retained Cash Proceeds”), which Retained Cash Proceeds have been deposited into, and are held in, the Designated Control Account and constitute Cash Collateral.
(f)Bank Accounts. The Debtors acknowledge and agree that as of the Petition Date, none of the Debtors has either opened or maintains any deposit or securities accounts other than the accounts listed on Exhibit D to the Cash Management Motion.
7.Findings Regarding the Use of Cash Collateral. Based on the record established and evidence presented at the Interim Hearing, including the Declarations, the proffers presented at the Interim Hearing, and the representations of the parties, the Court makes the following findings:
(a)Good and sufficient cause has been shown for the entry of this Interim Order.
(b)The Debtors have an immediate need to use Cash Collateral to, among other things, preserve and maintain the value of their estates and businesses and maximize value for all stakeholders. An immediate and critical need exists for the Debtors to use Cash Collateral, consistent with the Approved Budget and this Interim Order, for, among other things, working capital, other general corporate purposes, and the satisfaction of the costs and expenses of administering these Chapter 11 Cases. The ability of the Debtors to access sufficient working capital and liquidity through the use of Cash Collateral is vital to the preservation and maintenance of the Debtors’ going concern value and successful reorganization. The Debtors will not have sufficient sources of working capital to operate their businesses or maintain their properties in the ordinary course of business throughout the interim period without the authorized use of Cash Collateral.
(c)The terms of the use of Cash Collateral set forth herein are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.
(d)Each of the Prepetition Secured Parties is entitled, pursuant to Bankruptcy Code sections 105, 361, 362 and 363(e), to adequate protection of their respective interests in the

Prepetition Debtor Collateral, including Cash Collateral, solely to the extent of any Diminution in Value.
(e)Conditioned upon the entry of this Interim Order, the Prepetition Secured Parties have consented to (or not opposed) the Debtors’ use of Cash Collateral on the terms and conditions set forth in this Interim Order. The Prepetition Secured Parties shall have no liability for consenting to (or not opposing) the Debtors’ use of Cash Collateral and other Prepetition Debtor Collateral pursuant to the terms of this Interim Order.
(f)In light of the Prepetition Secured Parties’ agreement (or non-opposition) to (i) the subordination of the Prepetition Debtor Liens, Adequate Protection Liens and Adequate Protection Superpriority Claims to the Carve Out; (ii) the current payment of the Debtors’ prepetition trade payables in the ordinary course of business during the pendency of the Chapter 11 Cases; and (iii) the use of Cash Collateral as set forth herein, subject to entry of the Final Order, the Prepetition Secured Parties will be entitled to the rights and benefits of Bankruptcy Code section 552(b) and a waiver of (x) any “equities of the case” claims under Bankruptcy Code section 552(b), (y) the provisions of Bankruptcy Code section 506(c) and (z) the doctrine of “marshaling” and any other similar equitable doctrine.
(g)Good cause has been shown for entry of this Interim Order, and entry of this Interim Order is in the best interests of the Debtors’ respective estates as its implementation will, among other things, allow for the continued operation of the Debtors’ existing business and enhance the Debtors’ prospects for a successful reorganization. Absent granting the relief sought by this Interim Order, the Debtors’ estates will be immediately and irreparably harmed.
(h)The Prepetition Secured Parties have acted in good faith, and without negligence or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to the use of Cash Collateral and shall be entitled to all the rights, remedies, privileges and benefits afforded in Bankruptcy Code section 363(m).
8.Motion Approved. The Motion is GRANTED on an interim basis as set forth herein, and the use of Cash Collateral on an interim basis is authorized, subject to the terms of this Interim Order.
9.Objections Overruled. Any objections, reservations of rights, or other statements with respect to the Motion and the entry of this Interim Order, to the extent not withdrawn, waived or resolved, are hereby overruled on the merits. This Interim Order shall become effective immediately upon its entry.
10.Authorization to Use Cash Collateral; Approved Budget.
(a)Subject to the terms and conditions of this Interim Order, the Debtors are hereby immediately authorized and empowered to use Cash Collateral during the period through and including the Termination Date (defined below), solely and exclusively in a manner consistent with this Interim Order, the Cash Management Order, Section 7.16(d) of the Prepetition Credit Agreement and the Approved Budget (subject to the Permitted Variances).

(b)As used in this Interim Order: “Approved Budget” means the consolidated budget attached as Annex 1 hereto and incorporated herein by reference, as such budget may be modified from time to time in accordance with this Paragraph 10(b). By no later than 5:00 p.m., New York City time, on the Thursday of each fourth calendar week following the entry of this Interim Order, the Debtors shall, consistent with prepetition practices, provide to the Prepetition Agent, the Prepetition Agent Advisors, the Ad Hoc Lender Group Advisors, the Ad Hoc 2020 EMEA Group Advisors, the Ad Hoc Noteholder Group Advisors (each defined below) and advisors to the Committee (if any) (collectively, the “Budget Notice Parties”) and request that the Prepetition Agent post, and the Prepetition Agent shall post, to the private side of the lender data site maintained by the Prepetition Agent in its capacity as such a budget and 13-week cash flow that is in a form consistent with the then-Approved Budget (a “Proposed Budget”). Unless the Ad Hoc Lender Group Advisors, on behalf of and acting at the direction of the “Required Lenders” under and as defined in the Prepetition Credit Agreement (the “Required Lenders”), object to a Proposed Budget in a writing that specifies the basis for such objection (with an email from the Ad Hoc Lender Group Advisors being sufficient) by 5:00 p.m., New York City time, on the day that is five (5) calendar days after the delivery thereof, the Proposed Budget shall be deemed satisfactory to, and consented to by, the Required Lenders. For the avoidance of doubt, until a Proposed Budget is or is deemed to be satisfactory to, and consented to or not objected to by, the Required Lenders, the then-approved Approved Budget shall continue to be the Approved Budget.

(c)By no later than 5:00 p.m., New York City time, on Thursday of each calendar week (commencing with the first Thursday following the entrance of this Interim Order (each such Thursday, a “Report Date”)), the Debtors shall deliver to the Budget Notice Parties and request that the Prepetition Agent post, and the Prepetition Agent shall post, to the private side of the lender data site maintained by the Prepetition Agent in its capacity as such, a line-item by line-item variance report that is in a form consistent with variance reports that have been provided to the Ad Hoc Lender Group Advisors prior to the Petition Date (each, a “Variance Report”), setting forth, in reasonable detail, descriptions of any material variances between actual amounts for each line-item in the Approved Budget for the cumulative four (4) week period then-ended versus projected amounts set forth in the applicable Approved Budget for each line-item included therein on a cumulative basis for such cumulative four (4) week period; provided that, (i) commencing on the second Saturday following the entry of this Interim Order, and on each second Saturday thereafter, the Debtors shall not permit any negative variance between the actual amounts for aggregate receipts and for all ordinary and non-ordinary course disbursements (other than any amounts included within “German Tax Obligations” and/or “Belgium Tax Obligations” and/or “U.K. Contingent Tax Obligations” (each such type of “Obligation” defined below)) in the Approved Budget for the cumulative four (4) week period then-ended versus the projected amounts set forth in the applicable Approved Budget (or, as applicable, the corresponding projections contained in the prior Approved Budget) for aggregate receipts and for ordinary and non-ordinary course disbursements (other than any amounts included within “German Tax

Obligations,” and/or “Belgium Tax Obligations” and/or “U.K. Contingent Tax Obligations”) included therein on a cumulative basis for such cumulative four (4) week period then-ended to be greater than fifteen percent (15%), in each case, determined based on the Variance Report delivered for the Report Date in the week immediately following such Saturday (the “Permitted Budget Variance”); (ii) commencing on the second Saturday following the entrance of this Interim Order, and on each second Saturday thereafter, the Debtors shall not permit any negative variance between the actual amounts for aggregate disbursements in respect of “Belgium Tax Obligations” and/or “U.K. Contingent Tax Obligations” in the Approved Budget for the cumulative four (4) week period then-ended versus the projected amounts set forth in the applicable Approved Budget (or, as applicable, the corresponding projections contained in the prior Approved Budget) for aggregate disbursements in respect of “Belgium Tax Obligations” and/or “U.K. Contingent Tax Obligations”, as applicable, included therein on a cumulative basis for such cumulative four (4) week period then-ended to be greater than fifteen percent (15%), in each case, determined based on the Variance Report delivered for the Report Date in the week immediately following such Saturday (the “Permitted Tax Variance” and, together with the Permitted Budget Variance, collectively, the “Permitted Variance”); (iii) in the event any Debtor or any of its subsidiaries receives a binding assessment issued by the General Administration of Taxation in respect of the Belgian Tax Obligations or Her Majesty’s Revenue and Customs in respect of the U.K. Contingent Tax Obligations, the Debtors shall, in each case, promptly (and in any event, no later than two (2) business days after receipt thereof) deliver a copy of such assessment to the Ad Hoc Lender Group Advisors and the Prepetition Agent Advisors together with notice of the date on which such binding assessment will be paid; (iv) in no event shall any Debtor or any of its subsidiaries make (or cause to be made) payments in respect of German Tax Obligations (inclusive of interest and penalties) in excess of €10,700,000 in the aggregate and (v) no Debtor shall expend or apply any amounts contained in the line-item “tax (one time)” in the Approved Budget for any other purpose, other than satisfaction and/or payment of the specific liability to which such specified amount relates; provided, further that professional fees, adequate protection payments and other restructuring disbursements (including, without limitation, any fees payable to the U.S. Trustee, but excluding disbursements made pursuant to an order approving the relief requested in the Debtors’ First Day Motions (as defined in the First Day Declaration)) shall be excluded from all disbursement variance tests. In addition, by no later than 5:00 p.m., New York City time, on the last Thursday of each calendar month, the Debtors shall deliver to the Budget Notice Parties and request that the Prepetition Agent post, and the Prepetition Agent shall post, to the private side of the lender data site maintained by the Prepetition Agent in its capacity as such, a report containing the key performance indicators and other information set forth in the KPI reports provided to the Ad Hoc Lender Group Advisors prior to the Petition Date relating to the most recently ended calendar month. As used herein, “German Tax Obligations” means all amounts payable pursuant to one or more assessments by the German tax authorities including by the German Federal Central Tax Office (Bundeszentralamt für Steuern) in respect of the taxation year ended December 31, 2018; and

“U.K. Contingent Tax Obligations” and “Belgian Tax Obligations” each have the meaning assigned thereto in the Approved Budget then in-effect.
11.Adequate Protection for the Prepetition Secured Parties. Subject only to the Carve Out and the terms of this Interim Order, pursuant to Bankruptcy Code sections 361 and 363(e), and in consideration of the stipulations and consents set forth herein, as adequate protection of its interests in the Prepetition Debtor Collateral (including Cash Collateral), solely to the extent of diminution in value of such interests from and after the Petition Date, if any, resulting from the Carve Out, the Debtors’ use of the Prepetition Debtor Collateral (including Cash Collateral) and the imposition of the automatic stay under Bankruptcy Code section 362 (“Diminution in Value”), the Prepetition Agent, for the ratable benefit of itself and the other applicable Prepetition Secured Parties, is hereby granted the following (collectively, the “Adequate Protection Obligations”); provided that nothing herein shall limit the Debtors’ right to seek recharacterization of the adequate protection payments made in accordance with Paragraph 11(b)(i)(2)-(6) below as being applied to principal in the event the RSA is terminated in its entirety and all of the Prepetition Secured Parties’ rights are reserved in connection therewith; provided, however, that the Debtors shall not challenge the Prepetition Secured Parties’ retention of, or otherwise directly or indirectly support another party in seeking to recharacterize, the adequate protection payments made in accordance with Paragraph 11(b)(i)(2)-(6) below in the event that the RSA remains in full force and effect as of the time and date that the Debtors’ plan of reorganization is consummated:

(a)Adequate Protection Liens and Superpriority Claims. Solely to the extent of any Diminution in Value of the Prepetition Secured Parties’ interest in Prepetition Debtor Collateral and subject to Paragraph 6(d) above, upon entry of this Interim Order, the Prepetition Secured Parties are granted the following as adequate protection:
(i)Adequate Protection Liens. Additional and replacement, valid, binding, continuing, enforceable, non-avoidable, and effective and automatically perfected postpetition security interests in and liens as of the date of this Interim Order (the “Adequate Protection Liens”) on (x) all property of the Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected, and non-avoidable liens (or liens perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)) (subject to the Carve Out), including, without limitation, unencumbered cash of the Debtors and their accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor (other than GTT) and each wholly-owned non-Debtor subsidiary of a Debtor, money, investment property, intercompany claims, claims arising on account of transfers of value from a

Debtor to (i) another Debtor or (ii) a non-Debtor affiliate effected on or following the Petition Date (including all Postpetition Intercompany Claims (as defined in the Cash Management Motion)), causes of action, including causes of action arising under Bankruptcy Code section 549 (but excluding all other claims and causes of action arising under Bankruptcy Code sections 502(d), 544, 545, 547, 548 and 550 (collectively, the “Avoidance Actions”) but including, subject to entry of the Final Order and to the extent provided for therein, the proceeds thereof (the “Avoidance Action Proceeds”)), and all products and proceeds of the foregoing; provided that, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, the foregoing collateral shall not include leasehold interests or leases of non-residential real property (in either case, unless otherwise expressly permitted by the terms of such nonresidential leases or if the imposition of a lien thereon would not otherwise constitute a default or event of default under any such lease of non-residential real property or if a default occurred thereunder that would be excused or rendered ineffective by operation of the Bankruptcy Code or applicable non-bankruptcy law), but, in any such case, the foregoing collateral shall include the proceeds, products or offspring thereof and (y) all property of the Debtors that was subject to the Prepetition Debtor Liens, including, without limitation, the Prepetition Debtor Collateral and Cash Collateral (all of the foregoing, the “Adequate Protection Collateral” and, together with the Prepetition Debtor Collateral, the “Collateral”), without the necessity of the execution by the Debtors (or recordation or other filing) of any security agreements, control agreements, pledge agreements, financing statements, mortgages, or other similar documents. Subject to the terms of this Interim Order, the Adequate Protection Liens shall be subordinate only to (A) the Carve Out and (B) the Prepetition Permitted Prior Liens, if any, and shall otherwise be senior to all other security interests in, liens on, or claims against any of the Adequate Protection Collateral (including, for the avoidance of doubt, any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under Bankruptcy Code section 551). The Adequate Protection Liens shall be enforceable against the Debtors, their estates, and any successors thereto, including, without limitation, any trustee or other estate representative appointed in these Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code (“Successor Cases”). Except as expressly provided herein with respect to the Carve Out and the Prepetition Permitted Prior Liens, if any, the Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in these Chapter 11 Cases or any Successor Cases, and the Adequate Protection Liens shall be valid and enforceable upon the dismissal of any of these Chapter 11 Cases or Successor Cases. The Adequate Protection Liens shall not be subject to Bankruptcy Code sections 510, 549, 550 or 551 and, subject to and upon entry of the Final Order, the Adequate Protection Liens shall not be subject to Bankruptcy Code section 506(c) or the “equities of the case” exception of Bankruptcy Code section 552(b). Subject to Paragraph 16 hereof, the Adequate Protection Liens shall be deemed legal, valid, binding, enforceable, and perfected first-priority liens (subject only to the Carve Out and the Prepetition Permitted Prior Liens, if any), not subject to subordination, impairment or avoidance, for all purposes in these Chapter 11 Cases and any Successor Cases.

(ii)Adequate Protection Superpriority Claims. As further adequate protection, solely to the extent of any Diminution in Value, allowed administrative expense claims against each of the Debtors, with recourse to, and payable from, all Adequate Protection Collateral, senior to any and all other administrative expense claims in these Chapter 11 Cases (the “Adequate Protection Superpriority Claims”), but junior to the Carve Out. Subject solely to the Carve Out in all respects, the Adequate Protection Superpriority Claims shall not be junior to any administrative expense claims and shall have priority over all administrative expense claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (upon entry of the Final Order), 507(a), 507(b), 546(d), 726, 1113 and 1114.
(b)Adequate Protection Payments.
(i)As further adequate protection, the Debtors are authorized and directed to (1) pay all reasonable and documented fees and out-of-pocket expenses of (A) Jones Day and Huron Consulting Group, as counsel and financial advisor, respectively, to the Prepetition Agent (together, the “Prepetition Agent Advisors”), (B) Milbank LLP and Houlihan Lokey Capital, Inc., as counsel and financial advisor, respectively, to an ad hoc group of Prepetition Lenders (such ad hoc group, the “Ad Hoc Term Loan Lender Group”), as well as any local counsel(s) and any other attorneys, accountants, other professionals, advisors and consultants for the Ad Hoc Term Loan Lender Group, if any, as may be mutually agreed between the Ad Hoc Term Loan

Lender Group and the Debtors (collectively, such professionals, the “Ad Hoc Lender Group Advisors”) and (C) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to an ad hoc group of 2020 EMEA Term Lenders (such ad hoc group, the “Ad Hoc 2020 Group”), as well as any local counsel(s) and any other attorneys, accountants, other professionals, advisors and consultants for the Ad Hoc 2020 Group, if any, as may be mutually agreed between the Ad Hoc 2020 Group and the Debtors (collectively, such professionals, the “Ad Hoc 2020 EMEA Group Advisors” and, together with the Ad Hoc Lender Group Advisors, the “Ad Hoc Group Advisors”); (2) pay to the Prepetition Agent, for the ratable benefit of the Revolving Lenders, cash payments in an amount equal to the accrued and unpaid interest, whether accruing prior to, on or after the Petition Date, due under the Prepetition Loan Documents on account of the Revolving Loans (calculated at the default contract rate); (3) pay to the Prepetition Agent, for the ratable benefit of the U.S. Term Lenders, cash payments in an amount equal to the accrued and unpaid interest, whether accruing prior to, on or after the Petition Date, due under the Prepetition Loan Documents on account of the U.S. Term Loans (calculated at the default contract rate); (4) pay to the Prepetition Agent, for the ratable benefit of the Closing Date EMEA Term Lenders, cash payments in an amount equal to the accrued and unpaid interest, whether accruing prior to, on or after the Petition Date, due under the Prepetition Loan Documents on account of the Closing Date EMEA Term Loans (calculated at the default contract rate); (5) pay to the Prepetition Agent, for the ratable benefit of the 2020 EMEA Term Lenders, cash payments in an amount equal to the accrued and unpaid interest, whether accruing prior to, on or after the

Petition Date, due under the Prepetition Loan Documents on account of the 2020 EMEA Term Loans (calculated at the default contract rate); and (6) pay to the Prepetition Secured Hedge Providers cash payments in an amount equal to the accrued and unpaid interest, if any, whether accruing prior to, on or after the Petition Date, due under the Prepetition Secured Hedge Agreements on account of the Hedging Obligations (calculated at the default contract rate) (all payments referenced in this sentence, collectively, the “Adequate Protection Payments”). None of the Adequate Protection Payments shall be subject to separate approval by this Court or the Guidelines for Reviewing Applications for Compensation and Reimbursement of Expenses Filed under 11 U.S.C. § 330 by Attorneys in Larger Chapter 11 Cases (the “U.S. Trustee Guidelines”), and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments.
(ii)The Debtors shall pay the reasonable and documented professional fees and out-of-pocket expenses and disbursements of professionals to the extent provided for in Paragraph 11(b)(i) of this Interim Order (collectively, the “Lender Professionals” and, each, a “Lender Professional”) no later than ten (10) calendar days (the “Review Period”) after the receipt by the Debtors (with a copy to Akin Gump Strauss Hauer & Feld LLP and Alvarez & Marsal North America LLC), counsel for the Committee (if any), and the U.S. Trustee of each of the invoices therefor (the “Invoiced Fees”) and without the necessity of filing formal fee applications or complying with the U.S. Trustee Guidelines, including such amounts arising before the Petition Date. Consistent with prepetition practices, Invoiced Fees shall be in the form of an invoice summary for professional fees and categorized expenses incurred during the pendency of the Chapter 11 Cases, and such invoice summary shall not be required to contain time entries, but, except for financial advisors compensated on other than an hourly basis, shall include the total number of hours worked by each timekeeper for the applicable professional and such timekeepers’ hourly rates and a reasonably detailed description of the nature of the matters for which services were performed, and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any work product doctrine, privilege or protection, common interest doctrine privilege or protection, any other evidentiary privilege or protection recognized under applicable law, or any other confidential information, and the provision of which shall not constitute any waiver of the attorney-client privilege, work product doctrine, privilege or protection, common interest doctrine privilege or protection, or any other evidentiary privilege or protection recognized under applicable law; provided that, if requested by the U.S. Trustee prior to the expiration of the Review Period, the applicable Lender Professional, other than a financial advisor excluded from maintaining time records, shall provide reasonable additional support for the Invoiced Fees to the U.S. Trustee on a confidential basis. The Debtors, the Committee (if any) or the U.S. Trustee may dispute the payment of any portion of the Invoiced Fees (such portion, the “Disputed Invoiced Fees”) if, within the Review Period, a Debtor, the Committee or the U.S. Trustee notifies the submitting party in writing setting forth the specific objections to the Disputed Invoiced Fees (to be followed by the filing with the Court, if necessary, of a motion or other pleading, with at least ten

(10) days’ prior written notice to the submitting party of any hearing on such motion or other pleading); provided that the applicable parties shall endeavor in good faith to consensually resolve any such dispute prior to the filing of any such motion or pleading. If, however, such dispute is not consensually resolved within ten (10) days of the objection, the objecting party may file a motion or other pleading with the Court seeking resolution. For the avoidance of doubt, if no written objection to the Invoiced Fees is received by 12:00 p.m. prevailing Eastern Time on the end date of the Review Period, the Debtors shall pay in full, or if a written objection is timely received, the undisputed portion of, all Invoiced Fees within five (5) business days thereafter. If a written objection to any portion of the Invoiced Fees is timely received, the Debtors shall pay the applicable portion of such Invoiced Fees, if any, promptly after the resolution of such objection.
(c)Reporting Requirements. The Debtors shall continue to provide the Prepetition Agent, the Prepetition Agent Advisors and the Ad Hoc Group Advisors with financial and other reporting substantially in compliance with the Prepetition Loan Documents consistent with prepetition practices, including promptly providing documents, reports or analyses as may be reasonably requested by the Prepetition Agent, the Prepetition Agent Advisors or the Ad Hoc Group Advisors in connection with analyzing the Approved Budget or proposed budgets, evaluating compliance with the Approved Budget or any approval or consent thereof, as well as any financial or other reporting described in this Interim Order.

(d)Access to Records. Upon reasonable advance notice to Debtors’ counsel (email being sufficient), at reasonable times during normal business hours, the Debtors shall permit advisors, representatives, agents, and employees of the Prepetition Secured Parties (including the Prepetition Agent and the Prepetition Agent Advisors), the Ad Hoc Group Advisors, the advisors to the Ad Hoc Noteholder Group (the “Ad Hoc Noteholder Group Advisors”) and Cube Telecom Bidco Limited (the “Infrastructure Business Buyer”), a company controlled by funds managed and/or advised by I Squared Capital Advisors (US) LLC, to have reasonable access to (i) inspect the Debtors’ books and records and (ii) information (including historical information and the Debtors’ books and records) that the Prepetition Secured Parties (including the Prepetition Agent), the Prepetition Agent Advisors, the Ad Hoc Group Advisors, the Ad Hoc Noteholder Group Advisors and/or the Infrastructure Business Buyer may reasonably request, but excluding (A) any information subject to attorney client, any work product doctrine privilege or similar protection, (B) information constituting trade secrets or proprietary information or (C) where such disclosure would not be permitted by any applicable requirements of law or confidentiality obligations owing by the Debtors to a third party.
(e)Management Calls. Consistent with prepetition practice and subject to the applicable parties executing mutually acceptable confidentiality agreements with the Debtors, the Debtors shall hold conference calls at a time to be agreed between the U.S. Borrower and the Prepetition Agent every three (3) weeks with members of the Ad Hoc Term Loan Lender Group, members of the Ad Hoc 2020 Group, members of the Ad Hoc Noteholder Group, the Prepetition

Agent, the Prepetition Agent Advisors, the Ad Hoc Group Advisors, the Ad Hoc Noteholder Group Advisors and the Infrastructure Business Buyer, which call shall include a reasonable amount of time for questions from the foregoing, to discuss cash flows, operations, status of the Chapter 11 Cases, historic tax liabilities and accounting review; provided that the Debtors shall not be required to disclose any information which, in good faith determination of the Debtors, if disclosed, may result in a waiver of attorney-client privilege or violation of any confidentiality agreement, non-disclosure agreement or similar agreement.
(f)Reservation of Rights. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request. Subject to the Carve Out, nothing herein shall impair or modify the application of Bankruptcy Code section 507(b) in the event that the adequate protection provided to the Prepetition Secured Parties is insufficient to compensate for Diminution in Value, if any, of their respective interests in the Prepetition Debtor Collateral during the Chapter 11 Cases. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition Secured Parties that the adequate protection granted herein does in fact adequately protect any of the Prepetition Secured Parties against Diminution in Value, if any, of their respective interests in the Prepetition Debtor Collateral (including the Cash Collateral).

(g)Cash Management. The Debtors shall maintain their cash management arrangements in a manner consistent with this Court’s interim or final order, as applicable, approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to Continue, in the Ordinary Course, (A) Using Existing Cash Management System, Bank Accounts, and Business Forms; (B) Entering into Intercompany Transactions and Granting Postpetition Intercompany Claims Administrative Expense Status; (C) Depositing and Withdrawing Funds; (II) Waiving Investment Guidelines Set Forth in Bankruptcy Code Section 345(b); and (III) Granting Related Relief (such motion, the “Cash Management Motion” and, the applicable interim or final order approving such motion or otherwise authorizing the Debtors to continue to use their existing cash management system, the “Cash Management Order”), including with respect to all disbursements authorized thereunder.
12.Carve Out.
(a)Priority of Carve Out. Subject to the terms and conditions contained in this Paragraph 12, each of the Prepetition Debtor Liens, Prepetition Secured Obligations, Adequate Protection Liens and Adequate Protection Superpriority Claims shall be subject and subordinate to payment of the Carve Out. The Carve Out shall have such priority over all assets of the Debtors, including the Adequate Protection Collateral and Prepetition Debtor Collateral.
(b)Definition of Carve Out. As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code, together with interest, if any, under section

3717 of title 31 of the United States Code (without regard to the notice set forth in clause (iii) below); (ii) all reasonable fees and expenses up to $75,000.00 incurred by a trustee under Bankruptcy Code section 726(b) (without regard to the notice set forth in clause (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to Bankruptcy Code sections 327, 328 or 363 (the “Debtor Professionals”) and the Committee (if any) pursuant to Bankruptcy Code sections 328 or 1103 (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Prepetition Agent (acting at the direction of the Required Lenders) of a Carve Out Trigger Notice (defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice and without regard to whether such fees and expenses are provided for in the Approved Budget; and (iv) Allowed Professional Fees of Debtor Professionals, in an aggregate amount not to exceed $11,000,000.00 (provided that if a Committee is appointed and this Court approves the retention of at least one professional advisor to such Committee, such aggregate amount shall be increased to $13,000,000.00 to be available to satisfy the Allowed Professional Fees of all Professional Persons) plus the amount of any transaction or similar fee approved by the Court in connection with an order authorizing the Debtors’ retention of Piper Sandler & Co. as their investment banker, incurred after the first business day following delivery by the Prepetition Agent (acting at the direction of the Required Lenders) of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order or otherwise (the amount set forth in this clause (iv), the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Prepetition Agent (acting at the direction of the Required Lenders) to the Debtors, their lead restructuring counsel, the U.S. Trustee and the lead restructuring counsel to the Committee (if any), which notice may be delivered following the occurrence and during the continuation of a Termination Event (defined below), stating that the Post-Carve Out Trigger Notice Cap has been invoked.
(c)Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the Prepetition Agent (acting at the direction of the Required Lenders) to the Debtors with a copy to counsel to the Committee (if any) (the “Carve Out Trigger Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a segregated account of the Debtors not subject to the control of the Prepetition Secured Parties (the “Carve Out Account”) with cash in an amount equal to the then unpaid amounts of the Allowed Professional Fees of Professional Persons. The Debtors shall deposit and hold such amounts in the Carve Out Account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Carve Out Trigger Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out

Trigger Notice Reserve, to fund the Carve Out Account in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in the Carve Out Account in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “PostCarve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to paying any and all other claims. Notwithstanding anything to the contrary in this Interim Order, following delivery of a Carve Out Trigger Notice, the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded; provided that the remaining Carve Out Reserves, if any, after all Allowed Professional Fees that are subject to the Carve Out have been paid in full pursuant to a final order, constitute Cash Collateral of the Prepetition Secured Parties. Further, notwithstanding anything to the contrary in this Interim Order, (i) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out and (ii) in no way shall the Approved Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Account, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or in any Prepetition Loan Documents, (x) funds transferred to the Carve Out Account shall not be subject to any liens or claims granted to the Prepetition Secured Parties and shall not constitute Cash Collateral, Adequate Protection Collateral or Prepetition Debtor Collateral and (y) the

Carve Out shall be senior to all liens and claims securing the Adequate Protection Obligations, Prepetition Secured Obligations and the Adequate Protection Superpriority Claims, as well as any and all other forms of adequate protection, liens, or claims securing the Prepetition Secured Obligations; provided that the amounts remaining in the Carve Out Account, if any, after all Allowed Professional Fees that are subject to the Carve Out have been paid in full pursuant to a final order, constitute Cash Collateral of the Prepetition Secured Parties (subject to the terms of, and priorities under, this Interim Order and the Prepetition Loan Documents).
(d)Payment of Allowed Professional Fees Prior to the Carve Out Trigger Declaration Date. So long as the Carve Out Trigger Notice has not been delivered in accordance with this Interim Order, the Debtors shall be permitted to pay administrative expenses of Professional Persons allowed by an order of the Court (including any order approving interim compensation procedures), payable under the Bankruptcy Code and any applicable orders, as the same may become due and payable, including on an interim basis, consistent and in accordance with such applicable orders. Any payment or reimbursement made prior to the occurrence of the Carve Out Trigger Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.
(e)No Direct Obligation to Pay Allowed Professional Fees. None of the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases. Nothing in this Interim Order shall be construed to obligate the Prepetition

Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(f)Payment of Carve Out On or After the Carve Out Trigger Declaration Date. Any payment or reimbursement made on or after the occurrence of the Carve Out Trigger Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be entitled to the protections granted under this Interim Order, the Bankruptcy Code and applicable law.
13.Termination. The Debtors’ right to use Cash Collateral pursuant to this Interim Order shall automatically terminate (the date of any such termination, the “Termination Date”) without further notice or court proceedings on the earliest to occur of (a) the date that is forty-five (45) days after the date this Interim Order is entered if the Final Order has not been entered by this Court on or before such date (unless such period is extended by mutual agreement of the Debtors and the Prepetition Agent (acting at the direction of the Required Lenders) and (b) five (5) business days (any such five (5) business-day period of time, the “Default Notice Period”) following delivery of a written notice (any such notice, a “Default Notice”) by the Prepetition Agent (acting at the direction of the Required Lenders) to the Debtors, the U.S. Trustee, the Ad Hoc Noteholder Group Advisors and the Committee (if any) (together, the “Default Notice Parties”), of the occurrence of any of the events set forth in clauses (a) through (m) below (unless waived in writing by the Prepetition Agent (acting at the direction of the Required Lenders), which direction and waiver may each be documented by e-mail) (the events set forth in clauses (a) through (m) below are collectively referred to herein as the “Termination Events”):
(a)failure of the Debtors to make any payment under this Interim Order to the Prepetition Agent or other Prepetition Secured Parties within three (3) business days of the date such payment becomes due;
(b)the use of the Prepetition Debtor Collateral, including Cash Collateral, for any purpose not authorized by this Interim Order (including in excess of the Approved Budget, subject to the Permitted Variance), or the failure of the Debtors to comply with any material provision of this Interim Order and such failure to comply continuing unremedied for three (3) business days following notice by the Prepetition Agent (acting at the direction of the Required Lenders) of such failure;
(c)except in connection with a motion for debtor in possession financing or any order entered in connection therewith, in each case, on terms acceptable to the Required Lenders (an “Acceptable DIP”), the Debtors shall or shall seek to create, incur or suffer to exist any postpetition liens or security interests on the Prepetition Debtor Collateral or Adequate Protection Collateral which is pari passu with or senior to other than those granted pursuant to this Interim Order;
(d)an order shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying this Interim Order without the consent of, or that is not in form and substance reasonably acceptable to, the Required Lenders which direction and consent may each be documented by e-mail;
(e)except in connection with an Acceptable DIP, the Court shall have entered an order permitting the Debtors to create, incur or suffer any other claim which is pari passu with or senior to the Adequate Protection Superpriority Claims (other than the Carve Out);
(f)the Court shall have entered an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code without, in each case, the consent of the Prepetition Agent (acting at the direction of the Required Lenders), which direction and consent may each be documented by e-mail;
(g)the Court shall have entered an order appointing a chapter 11 trustee, responsible officer or any examiner with enlarged powers relating to the operation of the Debtors’ businesses in these Chapter 11 Cases, unless consented to in writing by the Prepetition Agent (acting at the direction of the Required Lenders), which direction and consent may each be documented by e-mail;
(h)a filing by any Debtor or any wholly-owned (directly or indirectly) non-Debtor subsidiary of a Debtor of any motion, pleading, application or adversary proceeding challenging the validity, enforceability, perfection or priority of the liens securing the Prepetition Secured Obligations or asserting any other cause of action against and/or with respect to the Prepetition Secured Obligations, the Prepetition Debtor Collateral, the Prepetition Agent or the other Prepetition Secured Parties (or if the Debtors support any such motion, pleading, application or adversary proceeding commenced by any third party; provided that if the Debtors provide any response to any discovery request, or make a witness available for deposition, such action shall not be a violation of this clause (h));
(i)the entry of an order in the Chapter 11 Cases charging any of the Prepetition Debtor Collateral or Adequate Protection Collateral under Bankruptcy Code sections 552(b) or 506(c);
(j)the entry of an order granting relief from the automatic stay imposed by Bankruptcy Code section 362 authorizing any party to proceed against any of the Debtors’ assets having a fair market value of at least [$500,000.00] or that would materially and adversely affect the Debtors’ ability to operate their business in the ordinary course;
(k)the termination of that certain Non-U.S. EMEA Credit Party Forbearance Agreement, dated as of September 1, 2021, by and among the EMEA Borrower, the Non-U.S. EMEA Guarantors party thereto, the Prepetition Lenders party thereto and the Prepetition Agent (as may be amended, restated, supplemented, waived, or otherwise modified from time to time) pursuant to the occurrence of a “Termination Event” (as defined therein);
(l)the termination of that certain Restructuring Support Agreement dated as of September 1, 2021 (the “RSA”) in accordance with its terms as to all parties; provided that any termination of the RSA by an individual Consenting Stakeholder (as defined in the RSA) pursuant to [Section 11.05] thereof shall not result in a Termination Event under this Interim Order; or

(m)the filing by any Debtor of any plan of reorganization or liquidation that is materially inconsistent with the RSA.
14.Rights and Remedies Upon Termination Event.
(a)Upon the occurrence of a Termination Event and delivery of a Default Notice to the Default Notice Parties, (i) the Adequate Protection Obligations, if any, shall become due and payable and (ii) subject to the Carve Out and the applicable Prepetition Permitted Prior Liens (if any), the Prepetition Agent (acting at the direction of the Required Lenders) shall be entitled to exercise any rights and remedies available to them under this Interim Order, the Prepetition Loan Documents and applicable non-bankruptcy law against the Collateral, including (A) to set off amounts in any accounts of the Debtors held by the Prepetition Agent to the extent necessary for payment of the Adequate Protection Obligations, if any, and (B) upon the expiration of the Default Notice Period solely from the date of this Interim Order through the date the Final Order is entered, the Prepetition Agent (acting at the direction of the Required Lenders) shall seek a prompt expedited hearing at which the Court will determine an appropriate remedy (if any) as a consequence of the Termination Event. Notwithstanding anything to the contrary herein, during the Default Notice Period, the Debtors, the Committee (if any) and/or any party in interest shall be entitled to seek an emergency hearing within the Default Notice Period with the Court for the sole purpose of (x) contesting whether an Termination Event has occurred or is continuing or (y) seeking non-consensual use of Cash Collateral; provided that if a hearing to consider the foregoing is requested to be heard before the end of the Default Notice Period but is scheduled for a later date by the Court, the Default Notice Period shall be automatically extended to the date of such hearing, but in no event later than five (5) business days after delivery of the Default Notice or at such other date that may be agreed to by the parties after good faith negotiations. Except as set forth in this Paragraph 14 or otherwise ordered by the Court prior to the expiration of the Default Notice Period, after the Default Notice Period, the Debtors shall be deemed to have waived their right to and shall not be entitled to seek any relief, including, without limitation, under Bankruptcy Code section 105, to the extent such relief would in any way impair or restrict the rights and remedies of the Prepetition Secured Parties under this Interim Order. During the Default Notice Period, the Debtors shall be entitled to continue to use the Prepetition Debtor Collateral, including Cash Collateral, in accordance with the terms of the Approved Budget and this Interim Order.
(b)For the avoidance of doubt, subject to (and without waiver of) the rights of the Prepetition Agent (acting at the direction of the Required Lenders) and the other Prepetition Secured Parties under applicable nonbankruptcy law, notwithstanding anything to the contrary herein, the Prepetition Agent (acting at the direction of the Required Lenders) can only enter upon any leased premises after a Termination Event in accordance with (i) a separate agreement with the landlord at the applicable leased premises, or (ii) upon entry of an order of this Court obtained by motion of the Prepetition Agent (acting at the direction of the Required Lenders), as applicable, on such notice to the landlord as shall be required by this Court; provided that unless otherwise agreed to by the applicable landlord and the Prepetition Secured Parties, the

Prepetition Secured Parties shall be obligated only to pay rent of the Debtors that first accrues after the written notice referenced above and that is payable during the period of such occupancy by the Prepetition Agent (acting at the direction of the Required Lenders), calculated on a daily per diem basis; provided, further that nothing herein shall require the Prepetition Agent or the other Prepetition Secured Parties to assume any lease as a condition to the rights afforded in this Paragraph.
15.Reservation of Rights of the Prepetition Secured Parties. Subject in all cases to the Carve Out, notwithstanding any other provision in this Interim Order to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair: (a) any of the rights of any of the Prepetition Secured Parties to seek any other or supplemental relief in respect of the Debtors; provided that any such further or different adequate protection shall at all times be subordinate and junior to the Carve Out and, in the event any of the Prepetition Secured Parties seek additional adequate protection all parties’ rights to oppose such relief are fully reserved; (b) any of the rights of the Prepetition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, the right of any of the Prepetition Secured Parties to (i) request modification of the automatic stay under Bankruptcy Code section 362, (ii) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers in any of the Chapter 11 Cases, (iii) seek to propose, subject to the provisions of Bankruptcy Code section 1121, a chapter 11 plan or plans;

or (c) any other rights, claims or privileges (whether legal, equitable or otherwise) of any of the Prepetition Secured Parties. The delay in or failure of the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies shall not constitute a waiver of any of the Prepetition Secured Parties’ rights and remedies.
16.Reservation of Certain Committee and Third Party Rights and Bar of Challenges and Claims. Except as set forth in this Paragraph 16, the stipulations, admissions, waivers, and releases contained in this Interim Order, including the Debtors’ Stipulations, shall be binding upon the Debtors, their estates and any of their respective successors in all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (defined below) as of the Petition Date. The stipulations, admissions, and waivers contained in this Interim Order, including, the Debtors’ Stipulations, shall be binding upon all other parties in interest, including any Committee and any other person acting on behalf of the Debtors’ estates, unless and to the extent that a party in interest with proper standing granted by order of the Court (or another court of competent jurisdiction) has, before the earlier of (i) except as to any Committee, seventy-five (75) calendar days after entry of the Interim Order, (ii) in the case of any Committee, sixty (60) calendar days after the appointment of such Committee, or (iii) any such later date as has been ordered by the Court for cause upon a motion filed and served prior to the expiration of the deadline to commence a Challenge, subject to further extension by written agreement of the Debtors and the Prepetition Agent (acting at the direction of the Required Lenders) (in each case, a “Challenge Period” and, the date of expiration of the

Challenge Period being a “Challenge Period Termination Date”), filed an adversary proceeding or contested matter seeking to avoid, object to, or otherwise challenge the Court’s findings or the Debtors’ Stipulations regarding: (i) the validity, enforceability, extent, priority, or perfection of the mortgages, security interests, and liens of the Prepetition Agent and the other Prepetition Secured Parties or (ii) the validity, enforceability, allowability, priority, secured status, or amount of the Prepetition Secured Obligations (any such claim, a “Challenge”), in which the Court enters a final order in favor of the plaintiff sustaining any such Challenge; provided that if, prior to the end of the Challenge Period, (x) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code, or (y) if a chapter 11 trustee is appointed, then, in each such case, the Challenge Period shall be extended solely with respect to the chapter 7 or chapter 11 trustee, as applicable, for a period of ten (10) days commencing on the occurrence of either of the events described in the foregoing clauses (x) and (y). The timely filing of a motion (a) to extend the Challenge Period (an “Extension Motion”) or (b) seeking standing to file a Challenge (a “Standing Motion”) before the termination of the Challenge Period, which attaches a form of draft complaint or draft claim objection with respect to any such Challenge, shall toll the Challenge Period Termination Date only as to the party that timely filed such Extension Motion or Standing Motion until such motion is resolved or adjudicated by the Court and only with respect to the Challenges set forth in such draft complaint or draft claim objection. Upon the expiration of the Challenge Period Termination Date without the filing of a Challenge (or if any Challenge is filed and overruled): (a) any and all Challenges by any party (including the

Committee, any chapter 11 trustee and/or any examiner or other estate representative appointed or elected in these Chapter 11 Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed or elected in any Successor Cases) shall be deemed to be forever barred; (b) the Prepetition Secured Obligations shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance for all purposes in these Chapter 11 Cases and any Successor Cases; (c) the Prepetition Debtor Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected liens, not subject to recharacterization, subordination, or avoidance; and (d) all of the stipulations and admissions of the Debtors contained in this Interim Order, including the Debtors’ Stipulations, and all waivers, releases, admissions, affirmations, and other statements as to the priority, extent, and validity of the Prepetition Secured Parties’ claims, liens, and interests contained in this Interim Order shall be in full force and effect and forever binding upon the Debtors, the Debtors’ estates and all creditors, interest holders, and other parties in interest in these Chapter 11 Cases and any Successor Cases. If any Challenge is timely and properly filed and remains pending at the time the Chapter 11 Cases are converted to chapter 7 cases, the chapter 7 trustee may continue to prosecute such Challenge on behalf of the Debtors’ estates. However, if any Challenge is timely and properly filed, the stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive on any Committee and any other person or entity except to the extent that any such stipulation or admission was expressly challenged in such Challenge prior to the

Challenge Period Termination Date. Nothing in this Interim Order vests or confers on any person (as defined in the Bankruptcy Code), including, without limitation, any Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any Challenge. In the event that a timely Challenge brought pursuant to this Paragraph 16 is successful, the Court shall retain jurisdiction to fashion an appropriate remedy.
17.No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect or incidental beneficiary.
18.Modification of Automatic Stay. The automatic stay imposed under Bankruptcy Code section 362(a) is modified to the extent necessary to effectuate all of the terms of this Interim Order, including, without limitation, to: (i) permit the Debtors to grant and allow the Adequate Protection Liens and the Adequate Protection Superpriority Claims; (ii) permit the Debtors to perform such acts as the Prepetition Agent or the Required Lenders, as applicable, may request in their respective reasonable discretions to assure the perfection and priority of the liens granted herein; (iii) permit the Debtors to incur all liabilities and obligations to the Prepetition Secured Parties under this Interim Order; (iv) permit any Revolving Lender to retain and apply the LOC Cash Collateral in its possession to reimburse such Revolving Lender for payments made by that Revolving Lender on account of any Prepetition Letter of Credit; (v) permit the Prepetition Secured Parties to enforce all rights and remedies provided in, and otherwise take all actions necessary to effectuate the terms and provisions of, this Interim Order and the Prepetition Loan Documents; and (vi) subject to the Carve Out, authorize the Debtors to make, and the Prepetition Secured Parties to retain and apply, payments made in accordance with the terms of this Interim Order; provided that, during the Default Notice Period (defined below), the automatic stay under Bankruptcy Code section 362 (to the extent applicable) shall remain in effect.
19.Insurance. Until the Prepetition Secured Obligations have been indefeasibly paid in full, at all times the Debtors shall maintain casualty and loss insurance coverage for the Prepetition Debtor Collateral and Adequate Protection Collateral on substantially the same basis as maintained prior to the Petition Date and the Debtors shall name the Prepetition Agent as a loss payee under each policy providing for such coverage.
20.No Waiver for Failure to Seek Relief. The failure or delay of the Prepetition Secured Parties to exercise rights and remedies under this Interim Order or applicable law, as the case may be, shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise.
21.Perfection of the Adequate Protection Liens.
(a)The Prepetition Agent (acting at the direction of the Required Lenders) is hereby authorized, but not required, to file or record financing statements (including continuation statements), intellectual property filings, mortgages, depository account control agreements, notices of lien, or similar instruments (collectively, “Perfection Documents”) in any jurisdiction in order to validate and perfect the liens and security interests granted hereunder. Whether or not the Prepetition Agent (acting at the direction of the Required Lenders) shall choose to file such Perfection Documents, such liens and security interests shall be deemed created, valid, perfected, allowed, enforceable, non-avoidable, and not, subject to the Challenge Period, subject to challenge, dispute, or subordination as of the date of entry of this Interim Order. If the Prepetition Agent (acting at the direction of the Required Lenders) determines to execute, file or record any Perfection Documents, the Debtors shall use commercially reasonable efforts to cooperate and assist in any such execution, filings and/or recordation as reasonably requested by the Prepetition Agent (acting at the direction of the Required Lenders) and the automatic stay shall be modified to allow such executions, filings and/or recordations.
(b)A certified copy of this Interim Order may be filed with or recorded in filing or recording offices by the Prepetition Agent (acting at the direction of the Required Lenders) in addition to or in lieu of such Perfection Documents, and all filing and recording offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording; provided that notwithstanding the date of any such filing, the date of such perfection shall be the date of this Interim Order.
(c)To the fullest extent permitted by the Bankruptcy Code or other applicable law, any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any proceeds of such leasehold interest or other non-leasehold collateral related thereto, shall have no force and effect with respect to the granting of the Adequate Protection Liens on the proceeds of any assignment and/or sale of a leasehold interest by any Debtor in accordance with the terms of this Interim Order and subject to applicable law.
22.Release. Subject to the rights and limitations set forth in Paragraph 16 of this Interim Order, effective upon entry of this Interim Order, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of each of their predecessors, successors and assigns, shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the Prepetition Secured Parties (in their capacities as such), and each of their respective affiliates, former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, assigns, and predecessors in interest, each in their capacity as such (collectively, the “Releasees”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description that exist on the Petition Date with respect to or relating to the Prepetition Secured Obligations, the Prepetition Debtor Liens or the Prepetition Loan Documents, as applicable, including, without limitation, any and all (a) so-called “lender liability” claims, (b) equitable subordination claims or defenses, (c) claims and causes of action arising under the Bankruptcy Code and (d) claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the Prepetition Secured Parties; provided that the foregoing shall not release any claims resulting from the gross negligence or willful misconduct of any Releasee as determined by a final order of a court of competent jurisdiction.
23.Credit Bidding. To the extent permitted by Bankruptcy Code section 363(k) and subject to Paragraph 16 hereof and entry of the Final Order, the Prepetition Agent (acting at the direction of the Required Lenders) shall have the right to credit bid (either directly or through one or more acquisition vehicles or designees), up to the full amount of the Prepetition Secured Obligations in any sale of all or any portion of the Prepetition Debtor Collateral or Adequate Protection Collateral (as applicable), including, without limitation, sales pursuant to Bankruptcy Code section 363 or included as part of any chapter 11 plan.
24.Preservation of Rights Granted Under this Interim Order.
(a)In the event this Interim Order or any provision hereof is vacated, reversed, or modified on appeal or otherwise, all liens, claims and rights granted to the Prepetition Secured Parties hereunder arising prior to the effective date of any such vacatur, reversal, or modification of this Interim Order shall be governed in all respects by the original provisions of this Interim

Order, and the Prepetition Secured Parties shall be entitled to all the rights, remedies, privileges, and benefits afforded in Bankruptcy Code section 363(m).
(b)Notwithstanding any order dismissing any of the Chapter 11 Cases, (x) the Adequate Protection Liens, the Adequate Protection Superpriority Claims and any other administrative claims granted pursuant to this Interim Order, shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all Adequate Protection Obligations, if any, are indefeasibly paid in full, in cash (and the Adequate Protection Liens, Adequate Protection Superpriority Claims and the other administrative claims granted pursuant to this Interim Order, shall, notwithstanding such dismissal, remain binding on all parties in interest); and (y) the Court shall retain jurisdiction for the purposes of enforcing the claims, liens, and security interests referred to in clause (x) above.
(c)Except as expressly provided in this Interim Order, the Adequate Protection Liens, Adequate Protection Superpriority Claims and all other rights and remedies of the Prepetition Secured Parties (including with respect to the Adequate Protection Payments) granted by this Interim Order shall survive and shall not be modified, impaired, or discharged by (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7, dismissing any of the Chapter 11 Cases, terminating the joint administration of these Chapter 11 Cases or by any other act or omission, (ii) the entry of an order approving the sale of any Prepetition Debtor Collateral pursuant to Bankruptcy Code section 363(b) or (iii) the entry of an order confirming a chapter 11 plan in any of the Chapter 11 Cases and, pursuant to Bankruptcy Code section

1141(d)(4), the Debtors have waived any discharge as to any Adequate Protection Obligations remaining unsatisfied on the effective date of any such plan. The terms and provisions of this Interim Order shall continue in these Chapter 11 Cases and any Successor Cases if these Chapter 11 Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code. The Adequate Protection Liens, Adequate Protection Superpriority Claims and all other rights and remedies of the Prepetition Secured Parties (including with respect to the Adequate Protection Payments) granted by this Interim Order shall continue in full force and effect until the Adequate Protection Obligations, if any, are indefeasibly paid in full, in cash.
(d)Other than as set forth in this Interim Order or any order approving an Acceptable DIP and subject to the Carve Out, none of the Adequate Protection Liens shall be made subordinate to or pari passu with any lien or security interest granted in any of the Chapter 11 Cases or arising after the Petition Date, and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.
(e)Notwithstanding anything herein to the contrary, in the event of the termination of the RSA prior to consummation of the Plan (as defined in and in accordance with the terms of the RSA) all rights, claims and objections of the holders of the 2024 Notes and/or the Indenture Trustee are reserved, and shall not be prejudiced by the findings or relief granted herein, with respect to any liens, security interests or claims that are the subject of this Interim Order. The rights, claims and defenses of the Prepetition Secured Parties with respect to any such rights, claims or objections of the holders of the 2024 Notes and/or the Indenture Trustee are similarly fully reserved.
25.Limitation on Use of Cash Collateral. The Debtors shall use the proceeds of the Prepetition Debtor Collateral solely as provided in this Interim Order. Notwithstanding anything to the contrary set forth in this Interim Order, none of the Prepetition Debtor Collateral, including Cash Collateral, or the Carve Out or proceeds thereof may be used: (a) to investigate (including by way of examinations or discovery proceedings), initiate, assert, prosecute, join, commence, support, or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other litigation of any type (i) against any of the Prepetition Secured Parties (each in their capacities as such), and each of their respective affiliates, officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action, or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, any so-called “lender liability” claims and causes of action, or seeking relief that would impair the rights and remedies of the Prepetition Secured Parties (each in their capacities as such) under the Prepetition Loan Documents or this Interim Order, including, without limitation, for the payment of any services rendered by Professional Persons in connection with the assertion of or joinder in any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the Prepetition Secured Parties (each in their capacities as such) to recover on any of the Prepetition Debtor Collateral or seeking affirmative relief against any of the Prepetition Secured Parties related to the Prepetition Secured Obligations; (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the Prepetition Secured Obligations, or the Prepetition Secured Parties’ liens on or security interests in the Prepetition Debtor Collateral, as applicable; or (iii) for monetary, injunctive, or other affirmative relief against the Prepetition Secured Parties, or the Prepetition Secured Parties’ respective liens on or security interests in the Prepetition Debtor Collateral that would impair the ability of any of the Prepetition Secured Parties, as applicable, to assert or enforce any lien, claim, right, or security interest or to realize or recover on the Prepetition Secured Obligations, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, priorities, or interests (including the Prepetition Debtor Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Obligations; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever, including, without limitation, any Avoidance Actions related to the Prepetition Secured Obligations or the Prepetition Debtor Liens; or (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Prepetition Debtor Liens or any other rights or interests of any of the Prepetition Secured Parties related to the Prepetition Secured Obligations or the Prepetition Debtor Liens; provided that, subject to Paragraph 6(d) above, no more than $100,000.00 of the proceeds of the Prepetition Debtor Collateral, including the Cash Collateral, in the aggregate (the “Investigation Cap”), may be used by the Committee, if any, solely to investigate, within the Challenge Period, the claims and causes of action against the Prepetition Secured Parties solely concerning the legality, validity, priority, perfection, enforceability or extent of the claims, liens, or interests (including the Prepetition Debtor Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Obligations. To the extent that any party incurs costs investigating or prosecuting any claims or causes of action against the Prepetition Secured Parties in excess of the Investigation Cap, such costs shall not be paid from the proceeds of the Prepetition Debtor Collateral, including the Cash Collateral, and such non-payment shall not preclude the confirmation of a chapter 11 plan by any of the Debtors.
26.Binding Effect; Successors and Assigns. The provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in these Chapter 11 Cases, including without limitation, the Prepetition Secured Parties, any Committee, the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to Bankruptcy Code section 1104, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the Prepetition Secured Parties; provided that, except to the extent expressly set forth in this Interim Order, the Prepetition Secured Parties shall have no obligation to permit the use of Cash Collateral by any chapter 7 trustee or similar responsible person appointed for the estate of any Debtor.
27.Limitation of Liability. In determining to permit (or not oppose) the use of Cash Collateral, or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, the Prepetition Secured Parties shall not, solely by reason thereof, (a) be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute) or (b) owe any fiduciary duty to the Debtors, their respective creditors, shareholders or estates. Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or post-petition activities of any of the Debtors.
28.No Impact on Certain Contracts or Transactions. Except with respect to the Prepetition Secured Hedge Providers, the rights of any entity in connection with a contract or transaction of the kind listed in Bankruptcy Code sections 555, 556, 559, 560 and 561 are not affected by the provisions of this Interim Order.

29.No Requirement to File Proofs of Claim for Prepetition Secured Obligations. Neither the Prepetition Agent nor any of the other Prepetition Secured Parties shall be required to file any proof of claim in any of the Chapter 11 Cases or Successor Cases, and the Debtors’ Stipulations shall be deemed to constitute a timely filed proof of claim. Any order entered by this Court in relation to the establishment of a bar date for any claim (including administrative claims) in any of the Chapter 11 Cases or Successor Cases shall not apply to the Prepetition Agent or the other Prepetition Secured Parties with respect to the Prepetition Secured Obligations. Notwithstanding the foregoing, the Prepetition Agent (acting at the direction of the Required Lenders) is hereby authorized and entitled, but not required, to file (and amend and/or supplement, as it sees fit) in the Debtors’ lead case—GTT Communications, Inc.—a single master proof of claim for any claims of the Prepetition Secured Parties arising from the Prepetition Loan Documents (a “Master Proof of Claim”); provided that nothing herein shall waive the right of the Prepetition Agent or any other Prepetition Secured Party to file its own proofs of claim against the Debtors. Any Master Proof of Claim, if filed, shall be deemed to be in addition and not in lieu of any other proof of claim that may be filed by any of the other Prepetition Secured Parties. Any Master Proof of Claim, if filed, shall not be required to identify whether any of the Prepetition Secured Parties acquired its claim from another party and the identity of any such party or be amended to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. Any Master Proof of Claim, if filed, shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the Prepetition Secured Parties, which instruments, agreements or other documents will be provided upon written request to counsel to the Prepetition Agent. The provisions of this Paragraph 29 and the Master Proof of Claim are intended solely for the purpose of administrative convenience.
30.Limitation on Charging Expenses Against Prepetition Debtor Collateral. Subject to entry of the Final Order, except to the extent of the Carve Out, no costs or expenses of administration of these Chapter 11 Cases or any Successor Cases shall at any time be charged against or recovered from the Prepetition Debtor Collateral, the Adequate Protection Collateral or the Prepetition Secured Parties pursuant to Bankruptcy Code sections 506(c) or 105(a), or any similar principle of law or equity, without the prior written consent of the Prepetition Secured Parties, as applicable, and no such consent shall be implied from any action, inaction or acquiescence by the Prepetition Secured Parties.
31.Payments Free and Clear. Subject to Paragraphs 11 and 16 of this Interim Order and subordinate solely to the Carve Out, any and all payments or proceeds remitted to or on behalf of the Prepetition Secured Parties, pursuant to the provisions of this Interim Order or any subsequent order of this Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability.

32.No Marshaling. Subject to entry of the Final Order and to the extent set forth therein, the Prepetition Secured Parties shall not be subject to the doctrine of “marshaling” or any other similar equitable doctrine with respect to any of the Collateral.
33.Equities of the Case. The Prepetition Secured Parties shall each be entitled to all of the rights and benefits of Bankruptcy Code section 552(b), and subject to and upon entry of the Final Order, the “equities of the case” exception under Bankruptcy Code section 552(b) shall not apply to the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits of any of the Prepetition Debtor Collateral or Adequate Protection Collateral.
34.Effect of this Interim Order. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 7062 or 9024, any other Bankruptcy Rule or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.
35.Headings. The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.
36.Retention of Jurisdiction. The Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation of this Interim Order.

37.Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.
38.Final Hearing. The Final Hearing is scheduled for _________, 2021 at __:__ a.m./p.m. prevailing Eastern Time, before this Court. The Debtors shall promptly transmit copies of this Interim Order (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed. Any party in interest objecting to the relief sought at the Final Hearing must file a written objection thereto with the Clerk of the United States Bankruptcy Court for the Southern District of New York by no later than _______, 2021 at 4:00 p.m. prevailing Eastern Time and served on or before such date upon: (a) the Debtors, Attn: Douglass Maynard, Esq.; (b) proposed counsel to the Debtors, Akin Gump Strauss Hauer & Feld LLP, Attn: Ira S. Dizengoff, Esq., Philip C. Dublin, Esq., David H. Botter, Esq. and Naomi Moss, Esq.; (c) counsel to any statutory committee appointed in these Chapter 11 Cases; (d) Jones Day, counsel to KeyBank National Association as Prepetition Agent, Attn: Thomas A. Wilson, Esq.; (e) Reed Smith LLP, counsel to Wilmington Trust, National Association, as indenture trustee for the 2024 Notes, Attn: Kurt F. Gwynne, Esq.; (f) Milbank LLP, counsel to the Ad Hoc Term Loan Lender Group, Attn: Evan R. Fleck, Esq., Lauren C. Doyle, Esq. and Brian J. Zucco, Esq.; (g) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Ad Hoc

2020 Group, Attn: Robert Britton, Esq., Karen R. Zeituni, Esq. and Joseph M. Graham, Esq.; (h) Latham & Watkins, LLP, counsel to the Ad Hoc Noteholder Group, Attn: Richard A. Levy, Esq., Ted A. Dillman, Esq. and Ebba Gebisa, Esq.; (i) Kirkland & Ellis LLP, counsel to the Infrastructure Business Buyer and I Squared Capital Advisors (US) LLC, Attn: Steven N. Serajeddini, Esq. and Kevin McClelland, Esq.; and (j) the Office of the United States Trustee for the Southern District of New York, Attn: Greg M. Zipes, Esq and Richard C. Morrissey, Esq.
Dated:    __________, 2021

UNITED STATES BANKRUPTCY JUDGE

Annex 1
Approved Budget

EXHIBIT D

Form of I Squared Infrastructure Sale Agreement Amendment
See Exhibit 2.1 filed herewith.

EXHIBIT E

Form of Joinder Agreement
The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 1, 2021 (the “Agreement”),1 by and among GTT Communications, Inc. and certain of its direct and indirect subsidiaries bound thereto, the Consenting Creditors and the other Parties thereto, and agrees to be bound as and deemed a “Consenting Creditor” and a “Party” by the terms and conditions thereof binding on such “Consenting Creditor.”
The undersigned specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.
This joinder agreement shall be governed by the governing law set forth in the Agreement.
Date Executed:

CONSENTING CREDITOR
______________________________________
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Revolving Claims (if any)	$
Letter of Credit Claims (if any)	$
Hedging Claims (if any)	$
Priming Facility Claims (if any)	$
2020 EMEA Term Loan Claims (if any)	$
Original EMEA Term Loan Claims (if any)	€
U.S. Term Loan Claims (if any)	$
Senior Notes Claims (if any)	$
Existing GTT Equity Interests (if any)

1Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT F

Form of Priming Facility Credit Agreement Amendment
See Exhibit 10.3 filed herewith.

EXHIBIT G

Form of Senior Noteholder Forbearance Agreement
See Exhibit 10.4 filed herewith.

EXHIBIT H

Form of Stock Transfer Agreement
See Exhibit 10.2 filed herewith

EXHIBIT I
Form of Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 1, 2021 (the “Agreement”),1 by and among GTT Communications, Inc. and certain of its direct and indirect subsidiaries bound thereto, the Consenting Creditors and the other Parties thereto, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a “Party” under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.
This transfer agreement shall be governed by the governing law set forth in the Agreement.
Date Executed:

CONSENTING CREDITOR

______________________________________
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Revolving Claims (if any)	$
Letter of Credit Claims (if any)	$
Hedging Claims (if any)	$
Priming Facility Claims (if any)	$
2020 EMEA Term Loan Claims (if any)	$
Original EMEA Term Loan Claims (if any)	€
U.S. Term Loan Claims (if any)	$
Senior Notes Claims (if any)	$
Existing GTT Equity Interests (if any)
1Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT J

Form of Second Amended and Restated Strategic Planning Committee Charter

GTT COMMUNICATIONS, INC.
SECOND AMENDED AND RESTATED
STRATEGIC PLANNING COMMITTEE CHARTER
This Second Amended and Restated Strategic Planning Committee Charter (this “Charter”) was adopted by the Board of Directors (the “Board”) of GTT Communications, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”), as of September [ ], 2021.
Purpose
The purpose of the Strategic Planning Committee (the “Committee”) shall be, subject only to the Exceptions (as defined herein), to consider, develop, evaluate, negotiate, authorize, approve or reject strategic and/or financial alternatives with respect to the Company and its subsidiaries and their respective businesses, assets and properties, including one or more alternative debt or equity financings, amendments or modifications to the Company’s debt instruments, or a sale, merger, consolidation, restructuring, reorganization, recapitalization or other transaction or related financing or refinancing involving the Company and/or one or more of its subsidiaries and any of its assets (a “Transaction”), and to take such other actions as shall be authorized in this Charter.
Composition
The Committee currently consists of four members, and shall consist of no more than five members (after giving effect to the changes required under Section 6.16(c) of that certain Priming Facility Credit Agreement, dated as of December 28, 2020, among the Company, the lenders from time to time party thereto, and Delaware Trust Company, as administrative agent (the “Priming Facility Credit Agreement”)). Each member of, and observer to, the Committee shall be determined by the Board to be “independent” under the rules of the New York Stock Exchange.
The Committee may appoint observers (the “Committee Observers”), who shall be non-voting observers on the Committee and entitled to attend all Committee meetings and receive all materials distributed to the Committee, subject to customary exclusions for attorney-client privilege considerations.
Appointment and Removal
The members of the Committee shall be appointed by the Board. Each member of the Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may only be removed for cause by a majority vote of the Board. Until the Board determines that the constitution or reconstitution of the Committee is no longer necessary, appropriate or advisable, all vacancies on the Committee shall be filled by a majority vote of the Board subject to the requirements set forth in Section 6.16(c) of the Priming Facility Credit Agreement.
Chairperson
The members of the Committee may designate a Chairperson by majority vote of the full Committee membership. The Chairperson of the Committee, if any, shall be responsible for leadership of the Committee, including approving the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time as requested by the Board.
Meetings
The Committee shall meet at such times as may be appropriate in the discharge of its responsibilities under this Charter and otherwise as frequently as circumstances dictate. Notwithstanding anything to the contrary in the Amended and Restated By-Laws of the Company (as the same may be amended from time to time, the “By-Laws”), meetings of the Committee may be called on any notice by facsimile, by email or by any other form of electronic transmission approved by the person(s) calling such meeting (a “Specified Transmission”), which shall be sent to all members of the Committee. Any one or more of the members of the Committee may participate in a meeting of the Committee by means of conference call or similar communication device by means of which all persons participating in the meeting can hear each other. A majority of the members of the Committee shall constitute a quorum, which majority must include at least one Additional Director (as defined in the Priming Facility Credit Agreement); provided that if at any meeting of the Committee a quorum is not present because no Additional Director is present, then at any meeting of the Committee called for the same or related purposes at least 12 hours after such original meeting, a majority of the members of the Committee shall constitute a quorum. The Committee shall act by vote of a majority of the Committee members present at a meeting at which a quorum is present.
Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing or by Specified Transmission and the writing or Specified Transmission is filed with the minutes of proceedings of the Committee.
Minutes or other records of meetings and activities of the Committee, including any significant issues considered by the Committee, shall be maintained and reported to the Board as determined by the Committee to be appropriate in connection with the discharge of its duties, including with respect to restricting access thereto for purposes of maintaining privilege. The Committee may invite such members of management and other persons, including other Board members, employees, outside counsel, independent auditors, internal auditors or others whose advice and counsel of the Company or otherwise are relevant to the issues then being considered by the Committee, to its meetings as it may deem desirable or appropriate. The Committee, in its good faith determination, may also exclude from its meetings any person it deems reasonably appropriate in order to enable it to carry out its duties (including a member of the Committee if the matter at a hand involves such person or the person’s presence presents an appearance of a conflict of interest or could constitute a waiver of any privilege).

Responsibility and Authority
The Committee shall carry out the responsibilities, and shall have the authority, set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be necessary or appropriate in light of changing business, legislative, financial, liquidity regulatory, legal, or other conditions so that it can fulfill its responsibilities. The Committee shall also carry out any other responsibilities, and have such additional authority, as may be delegated to it by the Board from time to time.
In addition to such other responsibilities as the Board may from time to time assign to the Committee, the Committee shall have the exclusive (or concurrent, in the case of clause 6 below, to the extent that the Board has previously delegated such responsibility and authority to the Compensation Committee of the Board) responsibility and authority to act on behalf of the Board and shall have the authority to make any determination on behalf of the Company in respect of the below, including, without limitation but subject to the Exceptions (as defined herein), to:
1.Review, evaluate and negotiate the terms and conditions of any Transaction and consider whether or not the Company should proceed with any Transaction;
2.Enter into discussions and negotiations with relevant counterparties or other persons regarding the terms and conditions of any Transaction or potential Transaction and participate in other communications regarding any Transaction or potential Transaction;
3.Establish, modify, monitor and direct the process and procedures related to the review and evaluation of any Transaction or potential Transaction;
4.Approve any Transaction;

5.Reject any Transaction;
6.Approve any bonuses, retention or incentive plans or other equity or equity-linked or cash compensation plans or awards to or for officers, employees or other service providers or consultants of the Company that may be related to or arising from any Transaction, any potential Transaction, the Company’s current situation or that the Committee determines are necessary and appropriate to retain and/or incentivize performance by such persons; and
7.Consider such other matters as the Committee may deem to be necessary and appropriate for the Committee to fulfill its duties and responsibilities as are authorized in this Charter.
Additionally, (i) the Committee shall, subject to the Exceptions, have the exclusive responsibility and authority to exercise the duties of the Board with respect to the Restructuring (as defined in that certain Restructuring Support Agreement, dated as of September 1, 2021, by and among the Company, certain of its direct and indirect subsidiaries, certain creditors and securityholders of the Company party thereto and I Squared Capital Advisors (US) LLC (the “RSA”)) and the implementation thereof, including with respect to any actions to be taken by, or consents to be granted by, the Company, and any acts or omissions of the Company or any of its subsidiaries governed by or relating to the terms or conditions of the RSA; (ii) after the entry of the Confirmation Order (as defined in the RSA), if requested by the Ad Hoc Lender Group (as defined in the RSA), (A) the Board shall cause Anthony M. Abate and/or Sherman Edmiston III to resign from the Board and this Committee pursuant to the RSA and (B) the Board shall cause up to two additional directors selected by the Ad Hoc Lender Group and who have been designated to serve on the New Board (as defined in the RSA) by the Ad Hoc Lender Group, as set forth in the Plan Supplement (as defined in the RSA), to be appointed to the Board and this Committee to replace Anthony M. Abate and/or Sherman Edmiston III, as applicable; provided that, if the Ad Hoc Noteholder Group (as defined in the RSA) selects Sherman Edmiston III to serve on the New Board as set forth in the Plan Supplement, then the Ad Hoc Lender Group shall not be able to request the removal of Sherman Edmiston III without the consent of the Ad Hoc Noteholder Group; and (iii) if Eugene Davis ceases to serve on the Committee for any reason, he shall not be replaced by an individual who has a material relationship with any holders of Company Claims/Interests (as defined in the RSA).
The Committee shall have the authority to retain special legal, accounting or other consultants, including investment bankers and financial advisors, to advise and assist the Committee in its sole discretion and at the Company’s expense. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain and rely upon in carrying out its duties, at the expense of the Company, legal counsel, financial or operational advisors, or other consultants necessary to assist the Committee in any such investigations or studies (the “Advisors”). The Committee shall have authority to negotiate, approve and/or modify the fees and retention terms of the Advisors and any advisors to any stakeholders of the Company or potential Transaction counterparties. The Committee shall have the authority, on behalf of the Company or otherwise, to enter into such contracts or other arrangements providing for the retention, compensation, reimbursement of expenses and indemnification of such Advisors or advisors as the Committee determines to be necessary, appropriate or advisable, thereby obligating any member of the Company to pay all fees, expenses and disbursements (upon instruction from the Committee) and to honor all other obligations of the Committee or the Company under such contracts or other arrangements. The Committee will have unrestricted access to and will have the ability to otherwise utilize the services of the Company’s independent public accountants, internal auditors, internal and outside legal counsel, officers, employees and financial and other advisors.
Brian Fox of Alvarez & Marsal shall serve as chief restructuring officer (the “CRO”) of the Company, and (i) prior to any bankruptcy or insolvency filing by the Company, the CRO shall provide regular reporting to the Committee, and (ii) after any such bankruptcy or insolvency filing, the CRO shall report to the Committee and the Committee shall supervise the services performed by the CRO.
To the fullest extent permitted by law, each member of the Committee, in fulfilling such member’s responsibilities as described in this Charter, shall be entitled to rely in good faith on the accuracy and completeness of the information, reports, opinions and statements provided to the Committee by officers and employees of the Company, and by outside professionals, including any Advisors retained by the Company and/or the Committee.
Notwithstanding anything in this Charter to the contrary, any of the following shall also require action by the Board (collectively, the “Exceptions”): (i) any action or matter expressly required by the Delaware General Corporation Law to be approved by the Board; (ii) any amendments, waivers or other modifications to that certain Sale and Purchase Agreement dated as of October 16, 2020 by and among the Company and Cube Telecom Bidco Limited (as amended as of the date hereof); or (iii) a bankruptcy filing by the Company.
Compensation
Each member of the Committee shall receive cash compensation for service on the Committee, which shall be in accordance with market practice for committees such as the Committee. The Committee Observers shall be entitled to the same compensation as members of the Committee. Any member who has served on the Committee since its creation but resigns from the Committee in accordance with the Company’s Priming Facility Credit Agreement shall be compensated as if he/she continued to serve on the Committee for the duration of the

Committee’s existence (provided that such compensation shall not be paid for more than six months after his/her resignation).
Miscellaneous
Each member of the Committee, in fulfilling such member’s responsibilities as described in this Charter, shall be entitled to indemnification for any and all actions performed in connection with his or her services on the Committee, as provided to the Company’s directors by the Certificate of Incorporation of the Company (as the same may be amended from time to time, the “Certificate of Incorporation”), the By-Laws, the Company’s insurance policies and any indemnification agreements between the Company and such director, in each case to the maximum extent provided by law.
Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter shall not be exclusive of any additional power or authority granted by the Board to the Committee or such additional governance procedures (not inconsistent with the terms hereof, the Certificate of Incorporation, the By-Laws or applicable law) adopted from time to time by the Committee in performing its duties and fulfilling its responsibilities.